IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE

In re: WAG! GROUP CO., et al.,[1] Debtors.	Chapter 11 Case No. 25- ( ) IMPORTANT: No chapter 11 case has been commenced as of the distribution of this Disclosure Statement and Plan

DISCLOSURE STATEMENT WITH RESPECT TO JOINT PREPACKAGED PLAN OF REORGANIZATION OF WAG! GROUP CO. AND CERTAIN OF ITS AFFILIATES

Dated: July 20, 2025
YOUNG CONAWAY STARGATT & TAYLOR, LLP
Michael R. Nestor (No. 3526) Kara Hammond Coyle (No. 4410) Shella Borovinskaya (No. 6758) Kristin L. McElroy (No. 6871) Rodney Square
1000 North King Street Wilmington, DE 19801
Telephone:    (302) 571-6600 Email:    mnestor@ycst.com
kcoyle@ycst.com sborovinskaya@ycst.com kmcelroy@ycst.com

Proposed Counsel to the Debtors and Debtors in Possession

1 The Debtors in these Chapter 11 Cases, along with the last four digits of their federal tax identification numbers, to the extent applicable, are Wag! Group Co. (0180), Wag Labs, Inc. (4381), Wag Wellness, LLC (N/A), Pawsome, LLC (2404), Compare Pet Insurance Services, Inc. (4657), We Compare, Inc. (5054), and Furmacy, Inc. (9977). The Debtors’ headquarters is located at 2261 Market Street, Suite 86056, San Francisco, California 94114.

THIS IS A SOLICITATION OF VOTES TO ACCEPT OR REJECT THE JOINT PLAN OF REORGANIZATION OF WAG! GROUP CO. AND CERTAIN OF ITS DEBTOR AFFILIATES (THE “PLAN”)2 IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND WITHIN THE MEANING OF SECTION 1126 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”).
BECAUSE THE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT (THIS “DISCLOSURE STATEMENT”) HAS NOT BEEN APPROVED BY THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE (THE “BANKRUPTCY COURT”) AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(A) OF THE BANKRUPTCY CODE. THE DEBTORS INTEND TO SEEK ENTRY OF AN ORDER OF THE BANKRUPTY COURT APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING “ADEQUATE INFORMATION,” APPROVING THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(B) OF THE BANKRUPTCY CODE, AND CONFIRMING THE PLAN.

FOLLOWING COMMENCEMENT OF SOLICITATION AND THE DEBTORS’ FILING FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.
UNLESS EXTENDED BY THE DEBTORS, THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 11:59 P.M. (PREVAILING EASTERN TIME) ON JULY 20, 2025 (THE “VOTING DEADLINE”). THE VOTING RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS MAY VOTE ON THE PLAN IS JULY 20, 2025 (THE “VOTING RECORD DATE”).

This Disclosure Statement contains only a summary of the Plan. The Disclosure Statement is not intended to replace careful and detailed review and analysis of the Plan, but to aid and supplement such review. This Disclosure Statement is qualified in its entirety by reference to the more detailed provisions set forth in the Plan (which is included as Exhibit A to this Disclosure Statement). In the event of a conflict between the Plan and this Disclosure Statement, the provisions of the Plan will govern. All Holders of Claims and Interests are encouraged to review the full text of the Plan and to read carefully this entire Disclosure Statement, including all exhibits annexed hereto, before deciding whether to vote to accept or reject the Plan.
The statements contained in this Disclosure Statement are made as of the date hereof, and the delivery of this Disclosure Statement will not, under any circumstances, create any implication that the information contained herein is correct at any time after the date hereof.

2    Capitalized terms used but not otherwise defined in this Disclosure Statement have the meaning given to such terms in the Plan.

SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS THE BANKRUPTCY COURT HAS NOT YET REVIEWED THIS DISCLOSURE
STATEMENT OR THE PLAN, AND THE SECURITIES TO BE ISSUED ON OR AFTER THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH THE SEC UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER ANY STATE SECURITIES LAW (“BLUE SKY LAWS”). THE PLAN, THIS DISCLOSURE STATEMENT AND THE SECURITIES ISSUED PURSUANT TO THE PLAN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
NEITHER THE SOLICITATION NOR THIS DISCLOSURE STATEMENT CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

This Disclosure Statement has been prepared in accordance with section 1125 of the Bankruptcy Code and Rule 3016(b) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”). Dissemination of this Disclosure Statement is controlled by Bankruptcy Rule 3017. This Disclosure Statement was prepared to provide parties in interest in the Chapter 11 Cases with “adequate information” (as defined in section 1125 of the Bankruptcy Code) so that those creditors who are entitled to vote with respect to the Plan can make an informed judgment regarding such vote on the Plan.
Holders of Claims and Interests should not construe the contents of this Disclosure Statement as providing any legal, business, financial, or tax advice. Each such Holder should, therefore, consult with his or her own legal, business, financial and tax advisors as to any such matters concerning the Solicitation, the Plan and the transactions contemplated thereby.
Under the Bankruptcy Code, each Holder of Allowed Financing Agreement Claims is entitled to its pro rata share of (i) 100% of the New Common Stock to be issued and outstanding on the Effective Date, and (ii) $5,000,000 principal amount of New Notes. In accordance with the Plan, all Financing Agreement Claims shall be deemed Allowed in an amount not less than $16,252,926.88 in accordance with the terms of the Financing Agreement and the Loan Document and shall not be subject to defense, offset, counterclaim or reduction. No New Common Stock or securities convertible into, exchangeable for, or exercisable for shares of common stock or other equity of Reorganized Wag! shall be issued or outstanding as of the Effective Date.
Holders of Allowed General Unsecured Claims will not be impaired by the Plan and, as a result, the right to receive payment in full on account of existing obligations is not altered by the Plan. During the Chapter 11 Cases, the Debtors intend to operate their businesses in the ordinary course and will seek authorization from the Bankruptcy Court to make payment in full in the ordinary course of business to all trade creditors, customers, and employees of all undisputed amounts due before and during the Chapter 11 Cases.
Each Non-Go Forward Claim shall be cancelled, discharged, and extinguished without any distribution on account of such Non-Go Forward Claims. Holders of Allowed Non-Go Forward Claim are impaired and conclusively deemed to reject the Plan, and are therefore not entitled to vote to accept or reject the Plan.
Information contained herein is subject to completion or amendment. The Debtors reserve the right to file an amended Plan and related Disclosure Statement from time to time, subject to the terms of the Plan.
The effectiveness of the Plan is subject to several conditions precedent. There is no assurance that these conditions will be satisfied or waived.
No person has been authorized by the Debtors in connection with the Plan or the solicitation to give any information or to make any representation other than as contained in this Disclosure Statement, the Plan and the Exhibits, notices and schedules attached to or incorporated by reference or referred to in this Disclosure Statement and/or the Plan, and,

if given or made, such information or representation may not be relied upon as having been authorized by the Debtors.
Except where specifically noted, the financial information contained herein has not been audited by a certified public accountant and has not been prepared in accordance with generally accepted accounting principles.
The Financial Projections (as defined below), while presented with numerical specificity, necessarily were based on a variety of estimates and assumptions that are inherently uncertain and may be beyond the control of the Debtors’ management. Important factors that may affect actual results and cause the management forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to the Debtors’ businesses (including their ability to achieve strategic goals, objectives, and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions, and other factors. The Debtors caution that no representations can be made as to the accuracy of these projections or to their ultimate performance compared to the information contained in the forecasts or that the forecasted results will be achieved. Therefore, the Financial Projections may not be relied upon as a guarantee or other assurance that the actual results will occur.
This Disclosure Statement includes “forward-looking statements,” all of which are based on various estimates and assumptions. When used in this Disclosure Statement, the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “aim” and similar expressions generally identify forward-looking statements. The Debtors have based these forward-looking statements on their current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. Although the Debtors believe that their plans, intentions, and expectations reflected in the forward-looking statements are reasonable, they cannot be sure that they will be achieved. These statements are only predictions and are not guarantees of future performance or results. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results and performance to differ materially from any future results or performance contemplated by a forward-looking statement, including under the heading “Risk Factors” below and other factors described in the Debtors’ SEC filings. Accordingly, the Debtors cannot give any assurance that their expectations will in fact occur and caution that actual results may differ materially from those in the forward-looking statements. All forward-looking statements attributable to the Debtors or persons or Entities acting on their behalf are expressly qualified in their entirety by the cautionary statements set forth in this Disclosure Statement. Forward-looking statements speak only as of the date on which they are made. Except as required by law, the Debtors expressly disclaim any obligation to revise or update any forward-looking statement, or to make any other forward- looking statements, whether as a result of new information, future events, or otherwise.
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TABLE OF CONTENTS
Page
I.INTRODUCTION    1
A.Purpose of this Disclosure Statement    1
II.THE DEBTORS’ BUSINESS OPERATIONS AND CAPITAL STRUCTURE    3
A.General Background, Corporate History, and Key Services    3
B.Existing Capital Structure    7
III.KEY EVENTS LEADING TO RESTRUCTURING and the prepetition marketing process    9
IV.SUMMARY OF THE PLAN    10
A.The Plan    10
B.Acceptance of the Plan    11
C.The Debtors’ First-Day Motions and Certain Related Relief    11
V.SUMMARY OF CERTAIN ISSUES RELATING TO THE CHAPTER 11 CASES, THE PLAN, and VOTING PROCEDURES    12
A.Voting on the Plan    13
B.The Combined Hearing    14
C.Summary of Classification and Treatment Under the Plan    14
VI.SECURITIES LAWS MATTERS    25
VII.ALTERNATIVES TO CONSUMMATION OF THE PLAN    26
A.Liquidation Under the Bankruptcy Code    26
B.Alternative Plan of Reorganization    27
VIII.RISK FACTORS    28
A.Risks Associated with the Debtors’ Business    28
B.Certain Bankruptcy Considerations    31
C.Certain Tax Consequences of the Plan Raise Unsettled and Complex Legal Issues and Involve Factual Determinations    36
D.Risks Relating to the New Common Stock    36
E.Risks Relating to the New Notes    37
F.Other Risks    39
IX.DESCRIPTION OF NEW COMMON STOCK AND NEW NOTES TO BE ISSUED IN CONNECTION WITH THE PLAN    42
A.New Common Stock.    42
B.New Notes    42
X.CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES    42

A.Characterization of the Plan    43
B.Tax Consequences of Payment of Allowed Claims    43
C.Cancellation of Debt    45
D.Limitation on NOLs and Other Tax Attributes    46
XI.IMPLEMENTATION OF THE PLAN    47
A.Plan Distributions and Transactions    47
B.General Settlement of Claims and Interests    48
C.Corporate and Organizational Existence and Revesting of Assets    48
D.Sources of Cash for Distribution    49
E.Investment Agreement; Issuance of New Common Stock    49
F.Exit Facility; Issuance of New Notes    49
G.Section 1145 Exemption    49
H.Corporate Action; Restructuring Transactions    50
I.Preservation of Causes of Action    50
J.Effectuating Documents and Further Transactions    51
K.Exemption from Certain Transfer Taxes and Recording Fees    51
L.Further Authorizations    51
M.Dissolution of Creditors’ Committee    51
N.Cancellation of Certain Existing Security Interests    51
O.Deregistration    52
P.Release of Liens, Claims and Interests in Wag!    52
Q.Cancellation of Stock, Certificates, Instruments and Agreements    52
R.Officers and Directors of Reorganized Debtors    52
XII.EFFECT OF CONFIRMATION OF THE PLAN ON CLAIMS AND INTERESTS
.    53
A.Binding Effect    53
B.Discharge    53
C.Exculpation and Limitation of Liability    54
D.Release of Claims    55
E.Protection Against Discriminatory Treatment    57
XIII.EXECUTORY CONTRACTS UNDER THE PLAN    57
A.Assumption of Executory Contracts and Unexpired Leases    57
B.Cure of Defaults for Assumed Executory Contracts or Unexpired Leases    59
C.Assumption of Insurance Policies and Benefit Plans    60
D.Indemnification    60
XIV.CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN    61
A.Conditions to Effective Date    61
B.Waiver of Conditions    61
C.Substantial Consummation    62
D.Effect of Non-Occurrence of Conditions to Consummation    62

XV.CONFIRMATION OF THE PLAN    62
A.Confirmation Generally    62
B.Voting Procedures and Standards    62
C.Acceptance    65
D.Confirmation and Consummation    65
XVI.ADDITIONAL INFORMATION    69
XVII.CONCLUSION    70

INDEX OF EXHIBITS
EXHIBIT A Plan of Reorganization EXHIBIT B Liquidation Analysis EXHIBIT C Financial Projections

I.INTRODUCTION
A.Purpose of this Disclosure Statement
The Debtors jointly submit this Disclosure Statement with Respect to the Joint Prepackaged Plan of Reorganization of Wag! Group Co. and Certain of Its Affiliates (the “Disclosure Statement”), pursuant to section 1125 of the Bankruptcy Code, in connection with the solicitation of acceptances or rejections from certain Holders of Claims against the Debtors of the Joint Prepackaged Plan of Reorganization of Wag! Group Co. and Certain of Its Affiliates, annexed hereto as Exhibit A (as may be modified, amended or supplemented from time to time, the “Plan”).
On July 20, 2025, Wag! Group Co., (“Wag!”), Wag Labs, Inc., Wag Wellness, LLC, Pawsome, LLC, Compare Pet Insurance Services, Inc., We Compare, Inc., and Furmacy, Inc. (collectively, the “Company” or the “Debtors”) commenced solicitation of votes on the Plan by distributing a solicitation package containing the Disclosure Statement, the Plan and all exhibits thereto, and one or more ballots, as applicable, to the Holder of impaired Claims entitled to vote on the Plan.
Following the commencement of solicitation of votes to accept or reject the Plan, the Debtors each intend to file a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and shall file this Disclosure Statement and the Plan with the Bankruptcy Court.
All capitalized terms used in this Disclosure Statement that are not otherwise defined herein shall have the meanings ascribed to them in the Plan. To the extent that a definition of a term in the text of this Disclosure Statement and the definition of such term in the Plan are inconsistent, the definition included in the Plan will control and govern.
The Debtors urge all parties in interest to read this Disclosure Statement and the Plan carefully. This Disclosure Statement does not include a description of each and every term of the Plan. Accordingly, the description of the Plan set forth herein is qualified by the entirety of the Plan, which is incorporated by reference into this Disclosure Statement.
The overall purpose of the Plan is to provide for the restructuring of the Debtors’ liabilities in a manner designed to maximize recoveries to all stakeholders and to enhance the ongoing financial viability of the Debtors.
Generally, the Plan provides for the following treatment of Claims and Interests:
•Holders of Financing Agreement Claims will receive, in full and final satisfaction, release, and discharge of, and in exchange for, such Allowed Financing Agreement Claims, its pro rata share of (i) 100% of the New Common Stock to be issued and outstanding on the Effective Date, and
(ii) $5,000,000 principal amount of New Notes. In accordance with the Plan, all Financing Agreement Claims shall be deemed Allowed in an amount not less than $16,252,926.88 in accordance with the terms of the

Financing Agreement and the Loan Document and shall not be subject to defense, offset, counterclaim or reduction. No New Common Stock or securities convertible into, exchangeable for, or exercisable for shares of common stock or other equity of Reorganized Wag! shall be issued or outstanding as of the Effective Date.
•All Allowed General Unsecured Claims will be paid in full in the ordinary course or otherwise Unimpaired;
•Payment in full of all Allowed Administrative Claims, Professional Fee Claims, Priority Tax Claims, U.S. Trustee Fees, and Non-Tax Priority Claims;
•At the election of the DIP Lender, DIP Claims shall be either (i) paid in full in Cash or (ii) the DIP Lender shall receive New Notes in a principal amount equal to the Allowed DIP Claims.
•Holders of Allowed Other Secured Claims shall, at the option of the applicable Debtor or Reorganized Debtor, as applicable, be entitled to the treatment set forth in Section 3.3(b) of the Plan and are deemed Unimpaired. The applicable Debtor shall be deemed to have elected option A (the applicable Debtor elects that the Allowed Other Secured Claim is Reinstated) with respect to all Allowed Other Secured Claims except those with respect to which the applicable Debtor elects another option in writing prior to the Combined Hearing, which election shall be established in the Plan Supplement;
•The Non-Go Forward Claim shall be cancelled, discharged, and extinguished without any distribution as of the Effective Date and is deemed Impaired.
•Holders of Interests in Subsidiary Debtors shall have such Interests Reinstated on the Effective Date and are deemed Unimpaired; and
•Holder of Interests in Wag! shall have all such Interests cancelled and released without any distribution as of the Effective Date and are deemed Impaired.
Importantly, as noted above, the Plan provides for no recovery to Holders of the Non-Go Forward Claim and Holders of Interests in Wag!. Based on an application of the Bankruptcy Code’s priority scheme, the Non-Go Forward Claim and Interests in Wag!, which are junior in priority to approximately $16 million in funded indebtedness alone, are not entitled to any recovery in the Chapter 11 Cases. The Liquidation Analysis (as defined below), annexed hereto as Exhibit B, demonstrates that Holders of the Non-Go Forward Claim and Holders of Interests in Wag! would not receive any recovery in a hypothetical liquidation scenario.

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THE SECURED LENDER AND HOLDER OF FINANCING AGREEMENT CLAIMS, THE ONLY CLASS ENTITLED TO VOTE ON THE PLAN, HAS ALREADY AGREED TO CONSENT TO THE PLAN.
THE DEBTORS BELIEVE THAT THE COMPROMISES AND SETTLEMENTS CONTEMPLATED BY THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE VALUE OF THE DEBTORS’ ESTATES, AND MAXIMIZE RECOVERIES TO HOLDERS OF CLAIMS. THE DEBTORS BELIEVE THE PLAN IS THE BEST AVAILABLE ALTERNATIVE FOR IMPLEMENTING A RESTRUCTURING OF THE DEBTORS’ BALANCE SHEET AND RECOMMEND THAT THE HOLDER OF CLAIMS ENTITLED TO VOTE, VOTE TO ACCEPT THE PLAN AND RETURN ITS BALLOT BY THE VOTING DEADLINE.
Additional copies of this Disclosure Statement (including its Exhibits) are available upon request made to the office of the Solicitation Agent:
WagLabs, c/o Epiq Corporate Restructuring 10300 SW Allen Boulevard
Beaverton, Oregon 97005
Telephone:    (888) 863-7647 (U.S./Canada, toll-free) or
+1 (503) 217-2704 (international, toll) Email: WaglabsInc@epicglobal.com
Online to view or download: https://dm.epiq11.com/WagGroupCo

If you have any questions concerning the procedures for voting on the Plan (including the Plan), please contact the Solicitation Agent.
WHERE TO FIND ADDITIONAL INFORMATION: The Company currently files quarterly and annual reports with, and furnishes other information to, the SEC. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link.
II.THE DEBTORS’ BUSINESS OPERATIONS AND CAPITAL STRUCTURE3
A.General Background, Corporate History, and Key Services
1.General Background
Wag Labs, Inc. (“Wag Labs”) was founded in 2014 with the goal of simplifying the logistics of pet care. Consistent with that goal, in 2015, Wag Labs developed, and continues to develop and support, a proprietary marketplace technology platform available as a website and mobile app (the “Wag! Platform”) that is designed to address the basic service, product, and wellness needs of a pet owner (the “Pet Parents”).

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3    The term “Company” used in this Section II. means Wag! Group Co. and each of its subsidiaries.

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The Wag! Platform has evolved over time, starting out as the first on-demand dog walking service, launched in Los Angeles, California and expanding into approximately 5,300 cities nationwide. Through various acquisitions, discussed below, the Company has grown into a one stop shop for pet care through the Company’s expansions into the pet food and treat, pet wellness, and pet apparel markets and has expanded to other online platforms, including, but not limited to, Petted.com, WeCompare.com, DogFoodAdvisor.com, CatFoodAdvisor.com, and Maxbone.com.
Today, the Company, through the Wag! Platform and other online platforms, enables over 1 million Pet Parents to connect with over 500,000 independent nationwide pet caregivers (the “Pet Caregivers”), pet experts, and third-party services and product partners with respect to a multitude of pet care services.
2.Corporate Structure
Wag! is a public corporation incorporated in Delaware with headquarters in San Francisco, California. Shares of Wag!’s common stock and warrants are listed on The Nasdaq Global Market (“NASDAQ”) and have been traded under the ticker symbols “PET” and “PETWW” since August 10, 2022. Wag! went public after CHW Acquisition Corporation (“CHW”), a Cayman Islands special purpose entity formed on or around January 21, 2021 for the purpose of effectuating a de-SPAC transaction (the “de-SPAC”), had its initial public offering (“IPO”) on September 1, 2021. In connection with the IPO, CHW issued 12,500,000 units at
$10.00 per unit, generating $125,000,000 in gross proceeds. On August 9, 2022, CHW, CHW Merger Sub, Inc. (“CHW Merger Sub”), and Wag Labs consummated the de-SPAC and Wag Labs merged with CHW Merger Sub, with Wag Labs surviving the de-SPAC as a wholly owned subsidiary of CHW, which changed its name to Wag! Group. Co., in a deal valued at $350 million. All of the Company entities are wholly owned by Wag Labs, with the exception of We Compare, Inc. (“We Compare”), which is wholly owned by Compare Pet Insurance Services, Inc. (“CPIS”). Pawsome, LLC (“Pawsome”) and Wag Wellness, LLC (“Wag Wellness”) are Delaware limited liability companies, and the other entities are Delaware corporations.
3.Corporate History
Between 2014–2017, the Company’s co-founders held several funding rounds and raised approximately $68 million in total funding from investors to launch and grow the Company’s then start-up business. In January 2018, a Series D investor invested $300 million in exchange for approximately 45% of equity in Wag Labs, which the investor later sold back to the Company in December 2019 as part of the Company’s efforts to right-size their capital base. Subsequently, as set forth above, in 2021, CHW was created for the purpose of effectuating the de-SPAC and, upon completion of the de-SPAC, CHW changed its name to Wag! Group Co. and Wag Labs became its wholly owned subsidiary.
Wag Labs acquired CPIS in the third quarter of 2021 to expand into the pet insurance comparison marketplace and created We Compare in the second quarter of 2024 to

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leverage the Company’s insurance expertise and technology to further expand into the insurance comparison space by offering insurance comparisons that initially focus on pet and auto insurance

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companies but are intended to expand into other insurance verticals, such as home, travel, and life, to continue to meet the demands of the Company’s partners’ audiences.
Wag Wellness was formed in 2021 as a Delaware corporation when the Company first entered the wellness space and was thereafter converted to a Delaware limited liability company in the fourth quarter of 2024. Wag Wellness provides Pet Parents with a suite of Wag! Wellness Services (as defined below), such as the Wag! Wellness Plans and Vet Chat services (each as defined below).
Pawsome was formed in 2022 as a Delaware corporation in connection with the Company’s acquisition of the Dog Food Advisor assets from Clicks and Traffic LLC and thereafter converted to a Delaware limited liability company in the fourth quarter of 2024. Through Pawsome, the Company offers Pet Parents services from Dog Food Advisor and Cat Food Advisor, which research and review various dog and cat food products to offer Pet Parents knowledge on food and treat safety.
In the second quarter of 2023, in connection with the Company’s expansion into the pet apparel space, the Company acquired Maxbone, Inc., a premium pet apparel retailer, which merged into Wag Labs. In the first quarter of 2024, the Debtors acquired Rowlo Woof Ltd, the maker of social media space WoofWoofTV, which merged into Wag Labs, thereby marking the Company’s entrance into the media space.
In the fourth quarter of 2022, the Company acquired Furmacy, Inc. (“Furmacy”), through which the Company provided prescription management software for business-to-business partners in the veterinary space. On July 14, 2025, Wag Labs entered into that certain Asset Purchase Agreement with MWI Veterinary Supply Co. (“Purchaser”), pursuant to which Wag Labs sold to the Purchaser assets related to the Company’s prescription management and digital e-scribing software (the “Furscription Sale”) for an aggregate sale price of $5,000,000 (the “Furscription Sale Proceeds), approximately $3,500,000 of which was used to pay down the Prepetition Financing Agreement Obligations (as defined below), less approximately $70,000 in bonus payments that were made to employees of the Company who were retained by the Purchaser in connection with the Furscription Sale.4
4.The Company’s Key Services
(a)Pet Care Services and Wag! Premium
Through the Wag! Platform, Pet Parents can connect directly with Pet Caregivers nationwide to schedule appointments for desired personalized services, including pre-scheduled and on demand dog walking, drop-in visits at the Pet Parent’s home, pet boarding at a Pet Caregiver’s home, in-home pet sitting, and both in-home one-on-one dog training, as well as remote dog training (the “Pet Care Services”). The Wag! Platform allows Pet Parents to connect directly with Pet Caregivers to specify parameters and instructions for Pet Care Services, receive
4 The Prepetition Secured Creditor required the Debtors to apply the Furscription Sale Proceeds to pay down the Prepetition Financing Obligations but permitted the Debtors to retain $1,000,000 of the Furscription Sale

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Proceeds as a form of bridge financing to provide the Debtors with breathing room until the filing of these Chapter 11 Cases.

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real-time updates, and, following the completion of the service, receive a report card. After a service, Pet Parents can provide written reviews of the Pet Caregivers, helping the Pet Caregivers build their profile and personal business. Pet Caregivers can subscribe to Wag! Pro, a premium lifetime subscription with a price ranging from $129.00-$199.00, which is subject to change, through which Pet Caregivers may receive various benefits, including priority approvals and profile promotions. Pet Parents have the option to subscribe to the Debtors’ premium subscription (“Wag! Premium”), which offers Pet Parents a discount ranging from 5-10% off all Pet Care Services, as well as other features, such as waived booking fees, free advice from licensed pet experts, priority access to top-rated Pet Caregivers, and VIP Pet Parent support, which connects Pet Parents with the Company’s top customer service team members for around the clock assistance with Pet Care Services and subscription management.
(b)Wag! Wellness Services
The Company provides Pet Parents with a suite of wellness services, including around the clock access to licensed pet experts and access to the nation’s largest pet insurance comparison resources (“Wag! Wellness Services”) that are accessible through the Wag! Platform. Pet Parents can connect and speak with licensed pet experts about their pets’ behavior, health, and other needs around the clock on the Wag! Platform (“Vet Chat”) as an alternative to in-office veterinary visits for a fee of $30.00, or for Pet Parents subscribed to Wag! Premium, free of charge.
CPIS, a licensed insurance broker, which assists Pet Parents with finding and comparing pet insurance plans through certain third-party affiliates, the Wag! Platform, Petted.com, one of the nation’s largest pet insurance comparison marketplaces, PetInsurer.com and WeCompare.com.5 Pet Parents are able to instantly compare insurance quotes and coverage from top-rated pet insurance providers and to purchase insurance policies directly from the insurance providers. We Compare hosts the WeCompare.com domain, one of the domains on which CPIS and We Compare provide their services. In addition to the pet insurance comparison services offered by CPIS, We Compare also offers Pet Parents automobile insurance comparison services, with intentions to expand into other parallel markets to continue to serve Pet Parents’ needs.
In addition to Vet Chat and the Company’s insurance comparison services, for a monthly fee, which are subject to change, Pet Parents can select a desired twelve-month pet care plan under which the Pet Parent is reimbursed by the Company for various routine qualifying veterinary services that are generally not covered by pet insurance (the “Wag! Wellness Plans”),6 such as, among other things, physical wellness exams, annual shots and boosters, blood and diagnostic testing, and deworming. Pet Parents also have the option to add on additional benefits for an additional fee depending on the service, inclusive of flea, tick, and heartworm medications, grooming, dental cleaning, and spay and neutering procedures.

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5 CPIS is not an underwriter of insurance, nor does it act in the capacity of an insurance company. CPIS refers Pet Parents to different options for pet insurance plans provided and sold through unaffiliated third parties, including insurance carriers, and receives click-through fees or referral fees in connection therewith.
6    Wag! Wellness Plans are not insurance products.

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(c)Pet Food and Treat Services
Through Pawsome, the Company offers Pet Parents access to DogFoodAdvisor.com, one of the nation’s most visited and trusted dog food marketplaces for dog food and treat advice, and CatFoodAdvisor.com, which was launched in the third quarter of 2023 and provides Pet Parents with cat food and treat advice.
(d)Pet Apparel
Pet Parents can also shop for dog apparel and other essentials on the Debtors’ domain, Maxbone.com, where they can purchase, among other things, functional accessories, toys, dog beds, leashes and other dog-walking necessities, stylish clothing, grooming supplies, and freeze-dried food.
5.Revenue
The Company derives revenue from the services described above, including
(i) service fees charged to Pet Caregivers, (ii) subscription fees for Wag! Premium and other fees paid by Pet Parents, (iii) fees charged to Pet Caregivers in connection with applying for access to the Wag! Platform, (iv) wellness revenue through commission fees paid by third-party service partners, (v) pet food and treat revenue through affiliate fees, and (vi) pet apparel revenue through Maxbone.com.
For the year ending December 31, 2024, the Company generated approximately
$70.5 million in revenue, representing a decrease of $13.4 million, or approximately 16%, from the year ended December 31, 2023. Revenue from three Wag! Wellness customers accounted for an aggregate of approximately 38% of the Debtors’ total revenue in 2024.
B.Existing Capital Structure
1.Prepetition Financing Agreement
In connection with the de-SPAC, to obtain debt financing, the Debtors entered into that certain Financing Agreement, dated as of August 9, 2022 (as amended, restated, amended and restated, or otherwise modified from time to time, the “Prepetition Financing Agreement”), by and among Wag! as parent guarantor, Wag Labs, as borrower, and the other Debtors, as guarantors, Blue Torch Finance, LLC (“Blue Torch”) as collateral agent, and the lender parties thereto, pursuant to which Blue Torch and the lenders agreed to extend approximately $32.2 million in the form of a senior secured term loan to the Debtors. The Prepetition Financing Agreement is secured by a first priority security interest in substantially all of the Debtors’ assets and matures in August 2025, at which time the remaining principal balance of approximately
$16.3 million, plus interest, fees, and costs (the “Prepetition Financing Agreement Obligations”) will be due and payable. The Prepetition Financing Agreement bears interest at a floating rate of

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interest equal to the Secured Overnight Financing Rate plus 10.00% per annum or the reference rate plus 9.00% per annum, at the Debtors’ option, as further described therein.7
On April 11, 2025, pursuant to that certain Assignment and Acceptance Agreement, Retriever LLC (the “Prepetition Secured Creditor”) acquired the debt and obligations outstanding under the Prepetition Financing Agreement from Blue Torch and, on July 7, 2025, appointed Alter Domus (US) LLC as collateral agent and as administrative agent under the Prepetition Financing Agreement (the “Administrative Agent”).
In the spring and summer of 2025, the Debtors’ minimum liquidity amount fell below the amount required to be maintained under the Prepetition Financing Agreement—a specified event of default under the Prepetition Financing Agreement. As a result, the Debtors, the Prepetition Secured Creditor, and the Administrative Agent amended the Prepetition Financing Agreement on April 4, 2025 (the “First Amendment”) and July 8, 2025 (the “Third Amendment”).8
Under the First Amendment, the Prepetition Secured Creditor agreed to amend the minimum liquidity covenant level required under section 7.03 of the Prepetition Financing Agreement from $5 million (the “Minimum Liquidity Covenant”) to $4.5 million until April 18, 2025, and to grant the Debtors’ a limited waiver of the event of default arising from their non-compliance with the Minimum Liquidity Covenant. The Third Amendment further amended the Minimum Liquidity Covenant to $1 million between June 4, 2025 and August 9, 2025 while the Debtors and the Prepetition Secured Creditor implemented a restructuring as contemplated by the Plan and granted the Debtors’ a further limited waiver of the event of default arising from their non-compliance with the Minimum Liquidity Covenant implemented under the First Amendment.
2.The PPP Loan
On August 5, 2020, the Debtors received loan proceeds of approximately $5.1 million pursuant to the Paycheck Protection Program (the “PPP Loan”) established by the Coronavirus Aid, Relief, and Economic Security Act, of which $3.5 million was subsequently forgiven. The PPP Loan matures on August 5, 2025 and bears interest at a fixed rate of 1.00%. The Debtors pay principal and interest payments monthly, and the amount outstanding under the PPP Loan as of the Petition Date is approximately $40,000.

7 Upon the closing of the Prepetition Financing Agreement, the Debtors also entered into the Lender Warrant Agreement with Vstock Transfer, LLC as warrant agent, pursuant to which affiliates of Blue Torch received 1,896,177 warrants to acquire Wag! common stock, par value $0.0001 per share for $11.50 per whole share (such warrants, the “Lender Warrants”). At the date of issuance, the Debtors classified the Lender Warrants as equity.
8 The Debtors, the Prepetition Secured Creditor, and the Administrative Agent also amended the Prepetition Financing Agreement on July 7, 2025 (the “Second Amendment”). The effective date of the Second Amendment is April 4, 2025. The Second Amendment appointed the Administrative Agent as the successor

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collateral agent and administrative agent under the Prepetition Financing Agreement and made other technical changes to the Prepetition Financing Agreement to reflect the Assignment.

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III.KEY EVENTS LEADING TO RESTRUCTURING AND THE PREPETITION MARKETING PROCESS
Since their inception, the Debtors have incurred net losses, and the Debtors’ monthly revenues declined rapidly after March 2020 as a result of the COVID-19 pandemic. Specifically, the Debtors incurred net losses of $17.6 million, $13.3 million, and $38.6 million for the years ended December 31, 2024, 2023, and 2022, respectively.
To help alleviate the Debtors’ liquidity concerns, in July 2024, the Debtors completed a registered public offering of 7.4 million shares of common stock. This financing raised net proceeds of approximately $8.6 million and was used to pay down the Prepetition Financing Obligations but was insufficient to address the Debtors’ overall liquidity situation.
Additionally, in the year preceding the Petition Date, the Debtors’ board of directors (the “Board”) was actively seeking strategic transactions or a refinancing of the Prepetition Financing Agreement to alleviate the Debtors’ liquidity issues. To that end, the Board retained BofA Securities, Inc. (“BofA”) in August 2024 as the Debtors’ financial advisor to assist with any potential transaction, which the Board contemplated as a business combination with an unaffiliated third-party purchaser or the sale of substantially all of the Debtors’ assets to an unaffiliated third-party purchaser (a “Transaction”).
Between September 2024 and May 2025, BofA contacted sixteen (16) different potentially interested parties to explore their interest in a Transaction. Seven (7) parties signed non-disclosure agreements and were provided with access to a data room containing extensive information about the Debtors’ operations. Four (4) of those parties held meetings with the Debtors’ management, and ultimately the Debtors received three (3) non-binding indications of interest (“IOIs”). Following diligence, all parties who submitted IOIs determined not to pursue a Transaction with the Debtors. One party explored various financing options to fund a whole-company sale of the Debtors but was unsuccessful in securing financing. Another party indicated that they would only pursue a Transaction of a sale of substantially all of the Debtors’ assets free of any liabilities. The last party who submitted an IOI chose not to pursue a Transaction due to their limited interest in several of the Debtors’ businesses.
Separate from the BofA marketing process, at the start of 2024, the Board also began a financing process (the “Financing Process”) in an effort to refinance the Prepetition Financing Obligations. To assist with running the Financing Process, the Board engaged Arc Capital Markets (“Arc”). The Board, with Arc’s assistance, contacted twenty-six (26) different parties, including new and existing banking partners, to gauge interest in providing the Debtors with refinancing terms or other strategic alternatives. The Financing Process continued throughout 2024.
Unfortunately, after a nearly year-long marketing process, the Debtors were unable to find any potential purchasers for the Debtors’ business as a whole or for a sale of substantially all of the Debtors’ assets. The Board was also unable to refinance the Prepetition Financing Agreement despite the fulsome Financing Process.

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Moreover, Wag!’s common stock has been trading at below $1.00 per share since August 2024 and has not closed above $0.20 since March 2025. As reported on Wag!’s Form 8-K filed with the Securities and Exchange Commission on March 28, 2025, Wag! has received two delisting notices from NASDAQ.
As of July 21, 2025, the Debtors had cash and cash equivalents of approximately
$1.7 million and accounts payable of $2.2 million. In light of the Prepetition Financing Agreement Obligations coming to maturity in August 2025, without an actionable third-party proposal or refinancing, the Debtors were facing a dire liquidity crisis and determined that a restructuring transaction was necessary to continue their operations as a going concern.
To that end, the Board began discussing a consensual restructuring transaction with the Prepetition Secured Creditor. In connection therewith, the Board retained Young Conaway Stargatt & Taylor, LLP as their restructuring counsel on or about May 27, 2025 and Triple P RTS, LLC (“Portage Point”) as their restructuring advisors on or about June 16, 2025. After discussing various options, the parties determined that the best path for addressing the Debtors’ liquidity issues was an expeditious plan of reorganization that would minimize any disruption to operations and any impact on the Debtors’ essential vendor and customer relationships.
IV.SUMMARY OF THE PLAN
A.The Plan
The Debtors are soliciting acceptances, subject to the conditions set forth in this Disclosure Statement, from the Voting Class under the Plan consistent with sections 1125 and 1126 of the Bankruptcy Code, Rules 3017 and 3018 of the Federal Rules of Bankruptcy Procedure, and applicable non-bankruptcy law (the “Solicitation”). Pursuant to the Plan, among other things, the treatment of Claims and Interests shall be as follows:
•On the Effective Date, each Holder of an Allowed Financing Agreement Claim shall receive, in full and final satisfaction, release, and discharge of, and in exchange for, such Allowed Financing Agreement Claim, its pro rata share of (i) 100% of the New Common Stock to be issued and outstanding on the Effective Date, and (ii) $5,000,000 principal amount of New Notes. Distributions on account of Financing Agreement Claims shall be made on the Effective Date to each Holder of an Allowed Financing Agreement Claim in accordance with Section 6.2 of the Plan. All Class 3 Financing Agreement Claim Claims shall be deemed Allowed in an amount not less than
$16,252,926.88 in accordance with the terms of the Financing Agreement and the Loan Document and shall not be subject to defense, offset, counterclaim or reduction.

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•On the Effective Date, the Non-Go Forward Claim shall be cancelled, discharged, and extinguished without any distribution on account of such Non-Go Forward Claim.
•On the Effective Date, all Holders of Class 6 Interests in Subsidiary Debtors shall have such interests Reinstated.

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•On the Effective Date, all Interests in Wag! will be cancelled, released, and extinguished and will be of no further force and effect. Holders of Interests in Wag! shall not receive or retain any property on account of such Interests.
In addition to the foregoing, the Plan shall provide as follows:
•All Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Non-Tax Priority Claims, Allowed Other Secured Claims, and DIP Claims shall be paid in full in Cash or receive such other treatment that renders such Claims Unimpaired.
•All outstanding and undisputed General Unsecured Claims will be Unimpaired by the restructuring unless otherwise agreed to by the Holder of such General Unsecured Claim.
B.Acceptance of the Plan
An acceptance of the Plan will constitute an acceptance and consent to all of the terms and provisions in the Plan, including, without limitation, the releases, exculpations, and injunction provisions included therein.
The Voting Class is urged to read this Disclosure Statement and the documents attached hereto and enclosed herewith in full. The Debtors believe that the Plan is in the best interests of the Debtors, their Estates, and all of their stakeholders, including the Voting Class. Accordingly, the Voting Class is urged to vote in favor of the Plan.
No person has been authorized to give any information or make any representation about the Plan not contained in this Disclosure Statement. The statements in this Disclosure Statement are made as of the date hereof. Neither this Disclosure Statement’s distribution nor the consummation of Plan will, under any circumstance, create any implication that the information herein is correct as of any time after the date hereof. All summaries herein are qualified by reference to the actual terms of each of the documents attached to this Disclosure Statement. In any contested matter or adversary proceeding, this Disclosure Statement shall not constitute an admission of any fact or liability, but shall be deemed a statement made in settlement negotiations. Unless otherwise indicated, the Debtors have provided the factual information in this Disclosure Statement.
C.The Debtors’ First-Day Motions and Certain Related Relief
1.Operational First-Day Pleadings
To minimize disruption to the Debtors’ operations and effectuate the terms of the Plan, upon the commencement of the Chapter 11 Cases, the Debtors intend to file various first-day motions seeking authority to, among other things, (i) continue using the Debtors’ existing

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cash management system; (ii) pay prepetition claims owed to employees and on account of employee benefit programs and to continue offering employee benefit programs postpetition; (iii) pay prepetition claims related to maintaining insurance and continue maintaining the Debtors’ insurance; (iv) pay prepetition claims owed to taxing authorities and continue paying taxes in the

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ordinary course of business; (v) pay trade claims in the ordinary course of business; and (vi) honor customer obligations and otherwise continue prepetition customer programs in the ordinary course of business.
2.DIP Facility and Cash Collateral
To provide the Debtors with liquidity to commence and administer the Chapter 11 Cases, the Secured Lender agreed to provide the Debtors with debtor-in-possession financing (the “DIP Financing”) and the consensual use of prepetition cash collateral (the “Cash Collateral”). Access to the DIP Financing and Cash Collateral will provide the Debtors with the necessary liquidity to fund their business operations and administrative expenses during the Chapter 11 Cases, which will minimize potential disruptions and preserve enterprise value.
Pursuant to the Debtors’ Motion for Entry of Interim and Final Orders
(I) Granting Expedited Relief, (II) Approving Postpetition Financing, (III) Granting Liens and Providing Superpriority Administrative Expense Status, (IV) Authorizing Use of Cash Collateral,
(V) Granting Adequate Protection, (VI) Modifying Automatic Stay, and (VII) Granting Related Relief (the “DIP Motion”), the Debtors intend to seek approval of the DIP Financing to be provided by the Prepetition Secured Creditor (in such capacity, the “DIP Lender”), consisting of a super-priority senior secured term loan facility (the “DIP Facility”) in an aggregate principal amount up to $6,500,000. The DIP Financing will be secured by a valid, enforceable, fully perfected, and automatic first priority priming lien on all property and assets (or interests therein) of the Debtors’ estates (whether tangible, intangible, real, personal or mixed and wherever located) as of the date of filing these Chapter 11 Cases. Subject to Court approval, $4,000,000 of proceeds from the DIP Financing will be made available to the Debtors on an interim basis.
Additionally, after good faith negotiations between the Debtors and the Prepetition Secured Creditor and in exchange for the Prepetition Secured Creditor’s consent to the Debtors’ use of its cash collateral (the “Cash Collateral”) and access to the DIP Facility, the Debtors propose to provide an adequate protection package to the DIP Lender, consisting of replacement liens that will secure the obligations owing to the DIP Lender to the extent of any diminution in value, superpriority claims, and reporting obligations.
Without access to the DIP Financing and the Cash Collateral, the Debtors would be unable to operate their business and administer their estates, and their stakeholders would be immediately and irreparably harmed as a result. Authorization to enter into the DIP Facility and to use Cash Collateral consistent with the terms of the DIP Motion through the duration of the Chapter 11 Cases will provide the Debtors with sufficient liquidity to continue operating as a going-concern and to maintain relationships with key vendors and personnel, continue to provide services to their customers, and pay wages and provide benefit programs to employees.
V.SUMMARY OF CERTAIN ISSUES RELATING TO THE CHAPTER 11 CASES, THE PLAN, AND VOTING PROCEDURES

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As described herein, the Debtors anticipate filing the Chapter 11 Cases in the Bankruptcy Court and seeking approval of the Plan. This Section details certain issues in connection with the Chapter 11 Cases and the Plan.

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A.Voting on the Plan
As described herein, the Holder of Financing Agreement Claims is the member of the only Class that is “Impaired” and entitled to vote to accept or reject the Plan. Any Holder of a Claim whose legal, contractual or equitable rights are altered, modified or changed by the proposed treatment under the Plan, or whose treatment under the Plan is not provided for in section 1124 of the Bankruptcy Code, is considered “Impaired.” Each Holder of a Claim or Interest of a Class that is deemed to accept or reject the Plan will receive a notice of non-voting status after the Petition Date, but will not have received a Ballot relating to such Claim or Interest because they are not eligible to vote on the Plan. All Holders of Claims or Interests may receive a copy of these documents and/or the Plan Supplement, if applicable, by mailing a written request to the Solicitation Agent.

- Claims and Interests in Classes 1, 2, 4, and 6 are Unimpaired under the Plan, are deemed to have accepted the Plan and are not entitled to vote on the Plan.

- Claims and Interests in Classes 5 and 7 are Impaired and deemed to have rejected the Plan and are not entitled to vote on the Plan.

For a description of the Classes of Claims and Interests and their treatment under the Plan, see Section V.C., below.
Under the Bankruptcy Code, a Class of Claims shall have accepted the Plan if it is accepted or deemed accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of holders of the Allowed Claims in such Class that have voted on the Plan. The votes in favor of the Plan must be obtained from one impaired accepting Class excluding the votes of any insiders.
Although the solicitation of votes on the Plan relates to the Chapter 11 Cases and voluntary petitions for relief under chapter 11 of the Bankruptcy Code, no filing has yet occurred and may never occur.

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B.The Combined Hearing
Pursuant to the Disclosure Statement Motion,9 the Debtors intend to request that the Bankruptcy Court schedule, as promptly as practicable, a hearing to approve this Disclosure Statement as containing adequate information within the meaning of section 1125(a) of the Bankruptcy Code and the solicitation of votes on the Plan as being in compliance with section 1126(b) of the Bankruptcy Code, and to consider confirmation of the Plan. Even if the Debtors do not receive the requisite votes in favor of the Plan prior to filing the petitions, the Debtors may decide to file for chapter 11 relief and seek confirmation of the Plan or a modified plan.
Section 1128(a) of the Bankruptcy Code requires that the Bankruptcy Court, after notice, hold a hearing to confirm a plan. Section 1128(b) provides that a party-in-interest may object to confirmation of a plan. Objections to confirmation and final approval of this Disclosure Statement must be filed with the Bankruptcy Court and served on the Debtors as well as the other parties set forth in the notice of the Combined Hearing (the “Notice of Combined Hearing”) by the objection deadline, as set forth in the Notice of Combined Hearing. The Notice of Combined Hearing will be mailed to parties at a later date, after the filing of the Chapter 11 Cases.
At the Combined Hearing, the Bankruptcy Court will, among other things:
•determine whether this Disclosure Statement contains “adequate information” as required by section 1125 of the Bankruptcy Code;
•determine whether the solicitation of votes on the Plan was in compliance with section 1126 of the Bankruptcy Code;
•determine whether the Plan has been accepted by a sufficient number of holders and amount of claims entitled to vote on the Plan;
•hear and determine objections, if any, to the Plan and to this Disclosure Statement and to confirmation of the Plan that have not been previously disposed of;
•determine whether the Plan meets the confirmation requirements of the Bankruptcy Code; and
•determine whether to confirm the Plan.
C.Summary of Classification and Treatment Under the Plan
The following table and description summarize the classification and treatment of Claims and Interests and the consideration contemplated to be distributed to the Holders of Allowed Claims and Interests under the Plan. Unless otherwise noted, these estimates are as of

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9    “Disclosure Statement Motion” means the motion seeking (i) the scheduling of the Combined Hearing, and
(ii) approval of the solicitation procedures.

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the date hereof. For an explanation of the assumptions and uncertainties regarding these calculations, see Section VII.
Note on Numerical Information. The numerical information in this Disclosure Statement, including the Financial Projections annexed as Exhibit C hereto and the estimated Allowed amounts, has been prepared by the Debtors, with the assistance of their financial advisor, Portage Point. The assumptions used in preparing such Financial Projections and estimates are inherently subject to significant uncertainties and actual results may differ from such Financial Projections and estimates, as further described in Section XV.
1.Summary of Classification and Treatment of Claims

Class	Treatment	Impairment and Entitlement to Vote	Estimated Amount of Claims in Class[10]	Estimated Recovery (%)
Class 1: Non-Tax Priority Claims
Except to the extent that the Holder of an Allowed Non-Tax Priority Claim has agreed to a less favorable treatment of such Claim, on, or as soon as reasonably practicable after the latest of (a) the Effective Date
(b) the date on which such Non- Tax Priority Claim becomes an Allowed Non-Tax Priority Claim, (c) the date on which such Allowed Non-Tax Priority Claim is otherwise due and payable, and
(d) such other date as mutually may be agreed to by and between the Debtors, the Reorganized Debtors, and the Holder of such Non-Tax Priority Claim, each Holder of an Allowed Non-Tax Priority Claim shall receive, in full and final satisfaction, release, and discharge of, and in exchange for, such Allowed Non-Tax Priority Claim, Cash equal to the unpaid portion of such Allowed Non-Tax Priority Claim.
		Unimpaired; Not entitled to vote (presumed to accept)	N/A	N/A

10 Statements regarding projected amounts of Claims and Interests or distributions are estimates by the Debtors based on current information and are not representations as to the accuracy of these amounts. Except as otherwise indicated, these statements are made as of the date hereof, and the delivery of this Disclosure Statement will not, under any circumstances, imply that the information contained in this Disclosure Statement

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is correct at any other time. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts of Claims or Interests allowed by the Bankruptcy Court.

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Class	Treatment	Impairment and Entitlement to Vote	Estimated Amount of Claims in Class[10]	Estimated Recovery (%)
Class 2: Other Secured Claims
On the Effective Date, or as soon thereafter as is reasonably practicable, each Holder of an Allowed Class 2 Other Secured Claim shall, at the option of the applicable    Debtor    or Reorganized Debtor, as applicable, be entitled to the treatment set forth below in option A, B, C, or D. The Debtors and the Reorganized Debtors specifically reserve the right to challenge the validity, nature and perfection of, and to avoid pursuant to the provisions of the Bankruptcy Code and other applicable law, any purported Liens relating to the Other Secured Claims.

Option A: Allowed Other Secured Claims with respect to which the applicable Debtor elects option A shall be Reinstated. The failure of the Debtors to file an objection, prior to the Effective Date, with respect to any Other Secured Claim that is Reinstated hereunder shall be without prejudice to the rights of the Reorganized Debtors to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court in accordance with Article X of the Plan) when and if such Claim is sought to be enforced. Any Cure Claim that the Debtors may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such Reinstated Other Secured Claim shall be paid on, or as soon as practicable after, the latest of (a) the Effective Date,
(b) the date on which such Other Secured Claim becomes Allowed, or (c) such other date as mutually may be agreed to by and
		Unimpaired; Not entitled to vote (presumed to accept)	N/A	N/A

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Class	Treatment	Impairment and Entitlement to Vote	Estimated Amount of Claims in Class[10]	Estimated Recovery (%)

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between such Holder and the Debtors or Reorganized Debtors.

Option B: Allowed Other Secured Claims with respect to which the applicable Debtor elects option B shall be paid in Cash, in full, including any amounts owed under section 506 of the Bankruptcy Code, on, or as soon as reasonably practicable after, the latest of (a) the Effective Date, (b) the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, (c) the date on which such Other Secured Claim is otherwise due and payable, and
(d) such other date as mutually may be agreed to by and between such Holder and the Debtors or Reorganized Debtors.

Option C: Allowed Other Secured Claims with respect to which the applicable Debtor elects option C shall be satisfied by the surrender to the Holder of the Claim of the collateral securing the applicable Other Secured Claim.

Option D: Allowed Other Secured Claims with respect to which the applicable Debtor elects option D shall be satisfied in accordance with such other terms and conditions as may be agreed upon by the applicable Debtor or Reorganized Debtor and the Holder of such Allowed Secured Claim.

The applicable Debtor shall be deemed to have elected option A with respect to all Allowed Other Secured Claims except those with respect to which the applicable Debtor elects another option in writing prior to the
Combined Hearing, which

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Class	Treatment	Impairment and Entitlement to Vote	Estimated Amount of Claims in Class[10]	Estimated Recovery (%)
	election shall be established in the Plan Supplement.
Class 3: Financing Agreement Claims
Each Holder of an Allowed Financing Agreement Claim shall receive, in full and final satisfaction, release, and discharge of, and in exchange for, such Allowed Financing Agreement Claim, its pro rata share of (i) 100% of the New Common Stock to be issued and outstanding on the Effective Date, and (ii) $5,000,000 principal amount of New Notes. Distributions on account of Financing Agreement Claims shall be made on the Effective Date to each Holder of an Allowed Financing Agreement Claim in accordance with Section 6.2 of the Plan. For the purpose of the Plan, all Class 3 Claims shall be deemed Allowed in an amount not less than
$16,252,926.88 in accordance with the terms of the Financing Agreement and the Loan Document and shall not be subject to defense, offset, counterclaim or reduction.

All fees, costs and expenses of the Administrative Agent as well as reasonable professional fees and expenses for the Administrative Agent shall be paid in full and in Cash on the Effective Date or as soon thereafter as is practicable.
		Impaired – Entitled to Vote	$16,252,926.88	To Be Determined

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Class	Treatment	Impairment and Entitlement to Vote	Estimated Amount of Claims in Class[10]	Estimated Recovery (%)
Class 4: General Unsecured Claims
On the latest of (a) the Effective Date, (b) the date on which such General Unsecured Claim becomes Allowed, and (c) such other date as mutually may be agreed to by and between the Debtors or Reorganized Debtors, as applicable, and the Holder of such General Unsecured Claim, or, in each case, as soon thereafter as practicable, each Holder of an Allowed General Unsecured Claim in Class 4 shall be paid in Cash the amount of such Allowed General Unsecured Claim, in full and final satisfaction of such Holder's Allowed General Unsecured Claim; provided, however, a General Unsecured Claim that is not due and payable on or before the Effective Date shall be paid thereafter (i) in the ordinary course of business in accordance with the terms of any agreement governing, or other documents relating to, such General Unsecured Claim or (ii) in accordance with the course of practice between the Debtors and such Holder with respect to such General Unsecured Claim.
		Unimpaired; Not entitled to vote (presumed to accept)	$6,955,043.23	100%
Class 5: Non- Go Forward Claim[11]	Each Non-Go Forward Claim shall be cancelled, discharged, and extinguished without any distribution on account of such Non-Go Forward Claim.	Impaired; Not entitled to vote (deemed to reject)	$2,598,633.89	0%
Class 6: Interests in Subsidiary Debtors	Holders of Class 5 Interests in Subsidiary Debtors shall have such Interests Reinstated on the Effective Date.	Unimpaired; Not entitled to vote (presumed to accept)	N/A	N/A

11 The claim included herein is as set forth in the complaint of Marketplace Operations, Inc. (the “Complaint”) against Compare Pet Insurance Services, Inc. in the Superior Court of the State of California, County of Los

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Angeles [Case No. 24STCV30249]. The Debtors dispute the assertions in the Complaint and believe they have strong counterclaims and defenses to the claims asserted.

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Class	Treatment	Impairment and Entitlement to Vote	Estimated Amount of Claims in Class[10]	Estimated Recovery (%)
Class 7: Interests in Wag!	All Interests in Wag! shall be cancelled and the Holders thereof shall not receive or retain any property on account thereof.	Impaired; Not entitled to vote (deemed to reject)	N/A	0%
2.Summary of Treatment Under the Plan
The following section describes more fully the treatment to be provided to each Class of Claims and Interests under the Plan. This description is only a summary of certain important provisions of the Plan and should not replace careful review of the Plan. Each Holder of a Claim or Interest should read the Plan carefully. Please refer particularly to Articles III and IV of the Plan, this Section V.C.2, and the Liquidation Analysis annexed as Exhibit B hereto for a more detailed description of the classification and treatment of Claims and Interests provided under the Plan.
In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, Professional Fee Claims, Claims arising under the DIP Orders and
U.S. Trustee Fees have not been classified and are not entitled to vote on the Plan.
Administrative Claims. Subject to subparagraph (i) below, on or as soon as reasonably practicable after, the latest of (a) the Effective Date, (b) the date on which an Administrative Claim becomes an Allowed Administrative Claim, or (c) the date on which an Allowed Administrative Claim becomes payable under any agreement relating thereto, each Holder of such Allowed Administrative Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Administrative Claim, Cash equal to the unpaid portion of such Allowed Administrative Claim. Notwithstanding the foregoing, (i) any Allowed Administrative Claim based on a liability incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases may be paid in the ordinary course of business in accordance with the terms and conditions of any agreement relating thereto and
(ii) any Allowed Administrative Claim may be paid on such other terms as may be agreed to between the Holder of such Claim and the Debtors or the Reorganized Debtors. Nothing in the foregoing or otherwise in the Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted Administrative Claim.
(i)Professional Fee Claims. Each Professional requesting compensation pursuant to sections 330, 331 or 503(b) of the Bankruptcy Code for services rendered in connection with the Chapter 11 Cases prior to the Effective Date shall file with the Bankruptcy Court an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before the 30th day following the Effective Date. Without limiting the foregoing, the Reorganized Debtors may pay the

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charges incurred by the Reorganized Debtors on and after the Effective Date for any Professional's fees, disbursements, expenses or related

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support services, without application to or approval by the Bankruptcy Court. Any such objections that are not consensually resolved may be set for a hearing on twenty-one (21) days’ notice.
(ii)Professional Fee Escrow Account. On the Effective Date, the Debtors shall establish the Professional Fee Escrow Account and fund such account with Cash equal to the Professional Fee Reserve Amount (less any amounts previously funded into the Carve Out Trigger Notice Reserve (as defined in the DIP Order)). The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Each Holder of an Allowed Professional Fee Claim will be paid by the Reorganized Debtors in Cash from the Professional Fee Escrow Account within five (5) Business Days of entry of the order approving such Allowed Professional Fee Claim. If the Professional Fee Escrow Account is depleted, each Holder of an Allowed Professional Fee Claim will be paid the full amount of such Allowed Professional Fee Claim by the Reorganized Debtors in Cash within five (5) Business Days of entry of the order approving such Allowed Professional Fee Claim without any further action of the Bankruptcy Court. All amounts remaining in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been paid shall revert to the Reorganized Debtors.
Priority Tax Claims. On, or as soon as reasonably practicable after, the later of
(a) the Effective Date or (b) the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Priority Tax Claim, in the sole discretion of the Debtors, (i) Cash equal to the unpaid portion of such Holder's Allowed Priority Tax Claim, (ii) treatment in any other manner such that such Holder's Allowed Priority Tax Claim shall be paid in accordance with the provisions of section 1129(a)(9)(C) of the Bankruptcy Code over a period not ending later than five years from the Petition Date, or (iii) such other treatment as to which the Debtors or the Reorganized Debtors and such Holder shall have agreed upon in writing.
U.S. Trustee Fees. Notwithstanding anything herein to the contrary, on the Effective Date or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, shall pay, in full, in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation pursuant to 28 U.S.C. § 1930(a)(6). On and after the Effective Date, to the extent the Chapter 11 Cases remain open, and for so long as the Reorganized Debtors remain obligated to pay U.S. Trustee Fees, the Reorganized Debtors shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. The Debtors or the Reorganized Debtors, as applicable, shall remain obligated to pay quarterly fees to the U.S. Trustee under the Chapter 11 Cases are closed.
DIP Claims. On the Effective Date, at the election of the DIP Lender, DIP Claims shall be either (i) paid in full in Cash or (ii) the DIP Lender shall receive New Notes in a principal amount equal to the Allowed DIP Claims.

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Non-Tax Priority Claims – Class 1
Classification: Class 1 consists of Non-Tax Priority Claims against each Debtor.
Treatment: Except to the extent that the Holder of an Allowed Non-Tax Priority Claim has agreed to a less favorable treatment of such Claim, on, or as soon as reasonably practicable after the latest of (a) the Effective Date (b) the date on which such Non-Tax Priority Claim becomes an Allowed Non-Tax Priority Claim, (c) the date on which such Allowed Non-Tax Priority Claim is otherwise due and payable, and (d) such other date as mutually may be agreed to by and between the Debtors, the Reorganized Debtors, and the Holder of such Non-Tax Priority Claim, each Holder of an Allowed Non-Tax Priority Claim shall receive, in full and final satisfaction, release, and discharge of, and in exchange for, such Allowed Non-Tax Priority Claim, Cash equal to the unpaid portion of such Allowed Non-Tax Priority Claim.
Impairment and Voting: Class 1 is Unimpaired by the Plan. Each Holder of a Non-Tax Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Non-Tax Priority Claim is not entitled to vote to accept or reject the Plan.
Other Secured Claims – Class 2
Classification: Class 2 consists of Other Secured Claims against each Debtor.
Treatment: On the Effective Date, or as soon thereafter as is reasonably practicable, each Holder of an Allowed Class 2 Other Secured Claim shall, at the option of the applicable Debtor or Reorganized Debtor, as applicable, be entitled to the treatment set forth below in option A, B, C, or D. The Debtors and the Reorganized Debtors specifically reserve the right to challenge the validity, nature and perfection of, and to avoid pursuant to the provisions of the Bankruptcy Code and other applicable law, any purported Liens relating to the Other Secured Claims.
Option A: Allowed Other Secured Claims with respect to which the applicable Debtor elects option A shall be Reinstated. The failure of the Debtors to file an objection, prior to the Effective Date, with respect to any Other Secured Claim that is Reinstated hereunder shall be without prejudice to the rights of the Reorganized Debtors to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court in accordance with Article X of the Plan) when and if such Claim is sought to be enforced. Any Cure Claim that the Debtors may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such Reinstated Other Secured Claim shall be paid on, or as soon as practicable after, the latest of (a) the Effective Date, (b) the date on which such Other Secured Claim becomes Allowed, or (c) such other date as mutually may be agreed to by and between such Holder and the Debtors or Reorganized Debtors.

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Option B: Allowed Other Secured Claims with respect to which the applicable Debtor elects option B shall be paid in Cash, in full, including any amounts owed under section 506 of the Bankruptcy Code, on, or as soon as reasonably practicable after, the latest of (a) the

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Effective Date, (b) the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, (c) the date on which such Other Secured Claim is otherwise due and payable, and (d) such other date as mutually may be agreed to by and between such Holder and the Debtors or Reorganized Debtors.
Option C: Allowed Other Secured Claims with respect to which the applicable Debtor elects option C shall be satisfied by the surrender to the Holder of the Claim of the collateral securing the applicable Other Secured Claim.
Option D: Allowed Other Secured Claims with respect to which the applicable Debtor elects option D shall be satisfied in accordance with such other terms and conditions as may be agreed upon by the applicable Debtor or Reorganized Debtor and the Holder of such Allowed Secured Claim.
The applicable Debtor shall be deemed to have elected option A with respect to all Allowed Other Secured Claims except those with respect to which the applicable Debtor elects another option in writing prior to the Combined Hearing, which election shall be established in the Plan Supplement.
Impairment and Voting: Class 2 is Unimpaired by the Plan. Each Holder of an Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Priority Claim is not entitled to vote to accept or reject the Plan.
Financing Agreement Claims – Class 3
Classification: Class 3 consists of Financing Agreement Claims against each of the Debtors.
Treatment: Each Holder of an Allowed Financing Agreement Claim shall receive, in full and final satisfaction, release, and discharge of, and in exchange for, such Allowed Financing Agreement Claim, its pro rata share of (i) 100% of the New Common Stock to be issued and outstanding on the Effective Date, and (ii) $5,000,000 principal amount of New Notes. Distributions on account of Financing Agreement Claims shall be made on the Effective Date to each Holder of an Allowed Financing Agreement Claim in accordance with Section 6.2 of the Plan. For the purpose of the Plan, all Class 3 Claims shall be deemed Allowed in an amount not less than $16,252,926.88 in accordance with the terms of the

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Financing Agreement and the Loan Document and shall not be subject to defense, offset, counterclaim or reduction.
All fees, costs and expenses of the Administrative Agent as well as reasonable professional fees and expenses for the Administrative Agent shall be paid in full and in Cash on the Effective Date or as soon thereafter as is practicable.
Impairment and Voting: Class 3 is Impaired by the Plan. Pursuant to section 1126 of the Bankruptcy Code, each Holder of an Allowed Class 3 Financing Agreement Claim is entitled to vote to accept or reject this Plan.
General Unsecured Claims – Class 4
Classification: Class 4 consists of General Unsecured Claims against each Debtor.
Treatment: On the latest of (a) the Effective Date, (b) the date on which such General Unsecured Claim becomes Allowed, and (c) such other date as mutually may be agreed to by and between the Debtors or Reorganized Debtors, as applicable, and the Holder of such General Unsecured Claim, or, in each case, as soon thereafter as practicable, each Holder of an Allowed General Unsecured Claim in Class 4 shall be paid in Cash the amount of such Allowed General Unsecured Claim, in full and final satisfaction of such Holder's Allowed General Unsecured Claim; provided, however, a General Unsecured Claim that is not due and payable on or before the Effective Date shall be paid thereafter (i) in the ordinary course of business in accordance with the terms of any agreement governing, or other documents relating to, such General Unsecured Claim or (ii) in accordance with the course of practice between the Debtors and such Holder with respect to such General Unsecured Claim.
Impairment and Voting: Class 4 is Unimpaired by the Plan. Each Holder of a General Unsecured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed General Unsecured Claim is not entitled to vote to accept or reject the Plan.
Non-Go Forward Claim – Class 5 Classification: Class 5 consists of the Non-Go Forward Claim.
Treatment: Each Non-Go Forward Claim shall be cancelled, discharged, and extinguished without any distribution on account of such Non-Go Forward Claim.
Impairment and Voting: Class 5 is Impaired, and the Holders of Allowed Class 5 Claims are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Class 5 Claims are not entitled to vote to accept or reject this Plan.

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Interests in Subsidiary Debtors – Class 6 Classification: Class 6 consists of Interests in Subsidiary Debtors.
Treatment: Holders of Class 6 Interests in Subsidiary Debtors shall have such Interests Reinstated on the Effective Date.
Impairment and Voting: Class 6 is Unimpaired by the Plan. Each Holder of an Interest in Subsidiary Debtors is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Interest in Subsidiary Debtors is not entitled to vote to accept or reject the Plan.
Interests in Wag! – Class 7
Classification: Class 7 consists of Interests in Wag! and all Claims arising from or related to Interests in Wag! that are subject to subordination under section 510(b) of the Bankruptcy Code.
Treatment: All Interests in Wag! shall be cancelled and the Holders thereof shall not receive or retain any property on account thereof.
Impairment and Voting: Class 7 is Impaired by the Plan. Each Holder of an Interest in Wag! is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of an Interest in Wag! is not entitled to vote to accept or reject the Plan.
VI.SECURITIES LAWS MATTERS
BECAUSE OF HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE, NONE OF THE DEBTORS OR THE REORGANIZED

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DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE

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PLAN. ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH SECURITIES.
Pursuant to section 1145 of the Bankruptcy Code, the issuance and allocation of shares of the New Common Stock to Holders of Financing Agreement Claims pursuant to the Plan shall be exempt from registration under the Securities Act and any state or local law requiring registration for offer or sale of a security. To the extent that the offering, issuance, and distributions of any shares of New Common Stock or New Notes pursuant to the Plan is in reliance upon section 1145 of the Bankruptcy Code, it is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities. All shares of New Common stock, New Notes, or other securities issued pursuant to the Plan that are not issued in reliance on section 1145 of the Bankruptcy Code will be issued without registration under the Securities Act or any similar, federal, state, or local law.
VII.ALTERNATIVES TO CONSUMMATION OF THE PLAN

If the Plan is not consummated, the Debtors’ capital structure will remain over-leveraged and the Debtors may be unable to service their debt obligations. Accordingly, if the Plan is not consummated, the alternatives include:
A.Liquidation Under the Bankruptcy Code

The Debtors could be liquidated under chapter 7 of the Bankruptcy Code. A discussion of how a chapter 7 liquidation would affect the recoveries of the Holders of Claims is set forth in this Section of this Disclosure Statement. The Debtors believe that liquidation would result in lower aggregate distributions being made to creditors than those provided for in the Plan, which is demonstrated by the Liquidation Analysis set forth in attached Exhibit B to this Disclosure Statement.
Specifically, as noted in the Liquidation Analysis, in the event of a chapter 7 liquidation, the Holder of Financing Agreement Claims would receive no recovery. In contrast, under the Plan, the Holders of Financing Agreement Claims would receive their Pro Rata share of (i) 100% of the New Common Stock to be issued and outstanding on the Effective Date, and
(ii) $5,000,000 principal amount of New Notes. Accordingly, such holders would receive greater value under the Plan than such Holders would receive in a chapter 7 liquidation.
As noted in the Liquidation Analysis, in the event of a chapter 7 liquidation, the Holders of Non-Tax Priority Claims would receive no recovery. Under the Plan, Holders of Non-Tax Priority Claims are Unimpaired and, accordingly, such holders will receive at least as much value under the Plan as they would receive in a chapter 7 liquidation.

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As noted in the Liquidation Analysis, in the event of a chapter 7 liquidation, the Holders of Other Secured Claims would receive nothing. Under the Plan, Holders of Other

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Secured Claims are Unimpaired and, accordingly, such holders will receive at least as much value under the Plan as they would receive in a chapter 7 liquidation.
As noted in the Liquidation Analysis, in the event of a chapter 7 liquidation, the Holders of the Non-Go Forward Claim would receive no recovery. Under the Plan, Holders of the Non-Go Forward Claim are Impaired and will receive no distribution, and accordingly, such holders will receive at least as much value under the Plan as they would receive in a chapter 7 liquidation.
As noted in the Liquidation Analysis, in the event of a chapter 7 liquidation, the Holders of General Unsecured Claims would receive no recovery. Under the Plan, Holders of go-forward General Unsecured Claims are Unimpaired and, accordingly, such holders will receive at least as much value under the Plan as they would receive in a chapter 7 liquidation.
Additionally, as noted in the Liquidation Analysis, in the event of a chapter 7 liquidation, the Holders of Interests in Subsidiary Debtors would receive no recovery. Under the Bankruptcy Code’s priority scheme, the Holders of Financing Agreement Claims are entitled to 100% of the New Common Stock. Under the Plan, Holders of Interests in Subsidiary Debtors shall have such interests Reinstated on the Effective Date.

Finally, Holders of Interests in Wag!, in the event of a chapter 7 liquidation, would receive no recovery, and accordingly, such holders will receive at least as much value under the Plan as they would receive in a chapter 7 liquidation.
B.Alternative Plan of Reorganization
In formulating and developing the Plan, the Debtors explored other alternatives, and engaged in a negotiating process with the Secured Lender. The Debtors believe that the Plan fairly adjusts the rights of various Classes of Claims, and also provides superior recoveries to Classes 1, 2, 3, and 4 over any likely alternative (such as a chapter 7 liquidation), thus enabling stakeholders to maximize their returns.
THE DEBTORS BELIEVE THAT THE PLAN IS PREFERABLE TO ANY ALTERNATIVE PLAN OR TRANSACTION BECAUSE THE PLAN MAXIMIZES THE AMOUNT OF DISTRIBUTIONS TO ALL HOLDERS OF CLAIMS AND ANY ALTERNATIVE TO THE PLAN WILL RESULT IN SUBSTANTIAL DELAYS IN THE DISTRIBUTION OF ANY RECOVERIES. THEREFORE, THE DEBTORS RECOMMEND THAT ALL HOLDERS OF FINANCING AGREEMENT CLAIMS CONSENT TO ACCEPT THE PLAN.

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VIII.RISK FACTORS

Important Risks to Be Considered

Holders of Claims against and Interests in the Debtors should read and consider carefully the following risk factors and the other information in this Disclosure Statement, the Plan, the Plan Supplement and the other documents delivered or incorporated by reference in this Disclosure Statement and the Plan before voting to accept or reject the Plan. Documents filed with the SEC may also contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein and are a part of the Disclosure Statement. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

These risk factors should not, however, be regarded as constituting the only risks involved in connection with the implementation of the Plan.

A.Risks Associated with the Debtors’ Business
1.A failure to continue to retain and grow the Debtors’ customer base could adversely affect the Debtors’ results of operations and business
Pet Parents and Pet Caregivers who use the Wag! Platform, and third-party partnerships with respect to the Wag! Wellness Services, are the predominant portion of the Debtors’ revenue, and the Debtors’ future growth depends upon their ability to retain and grow their subscriber base and partnerships. To do so will require the Debtors to continue to evolve their technology platform model and user experience; address changing consumer demands and developments in the pet parenthood industry; and improve the Debtors’ services and products while continuing to provide the Debtors’ customers with personalized services, compelling benefits, and a one-stop shop for pet care. The Debtors have invested, and will continue to invest, significant resources in these efforts, but there is no assurance that the Debtors will be able to successfully maintain and increase their customer base or that they will be able to do so without taking steps such as reducing pricing that would affect their revenues, margin and/or profitability.
2.The Debtors may not be able to successfully execute their business plan to be a leader in the rapidly evolving and increasingly competitive pet parenthood market
The pet parenthood market is rapidly evolving and increasingly competitive. The potential growth and scope of, and future investments in, this market is unknown and it may not

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reach the market size or generate the related revenues that the Debtors anticipate. The Debtors’ future financial performance depends in part on growth in this market, the Debtors’ ability to

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market effectively and in a cost-efficient manner to customers who are seeking a technology-based solution for accessing various pet parenthood and caregiving needs, and the Debtors’ ability to adapt to emerging demands of existing and potential customers. The Debtors’ online platforms, including the Wag! Platform, may be unable to achieve and sustain high levels of demand, consumer acceptance, and market adoption. If the Debtors’ online platforms are unable to drive recruitment and retention, their customer base may not grow, or may grow more slowly than the Debtors expect. The Debtors’ success will depend to a substantial extent on the willingness of their customers to access the Debtors’ online platforms for various pet related services, as well as on their ability to continue to demonstrate the value of such services.
3.The Debtors may not be able to successfully implement their strategic initiatives
The Debtors are continually evaluating the changing consumer environment and the competitive environment of the pet parenthood marketplaces and seeking out opportunities to improve their performance through the implementation of selected strategic initiatives. The goal of these efforts is to develop and implement a comprehensive and competitive business strategy that addresses those changes. Over the past several years, the Debtors have expanded their pet parenthood offerings, including introducing their pet insurance comparison services and by expanding into the pet apparel and food and treat markets. The Debtors may not be able to successfully implement the Debtors’ strategic initiatives and realize the intended business opportunities, growth prospects, including new business channels, and competitive advantages. The Debtors’ efforts to capitalize on business opportunities may not bring the intended results. Assumptions underlying expected financial results or consumer demand and receptivity may not be met or economic or consumer conditions may deteriorate. The Debtors also may be unable to attract and retain highly qualified and skilled personnel, or engage with partners of choice, to implement their strategic initiatives. If these or other factors limit the Debtors’ ability to successfully execute the Debtors’ strategic initiatives, the Debtors’ business activities, financial condition or results of operations may be adversely affected.
4.Loss of key personnel, strategic partners or consultants or failure to effectively manage and motivate the Debtors’ workforce could negatively impact their sales of services and products, business, financial condition and results of operations
The Debtors depend on senior management and other key personnel and consultants, and their loss could result in the loss of management continuity and institutional knowledge and negatively affect the Debtors’ operations, brand image and goodwill. The Debtors have made, and may continue to make, significant strategic and organizational changes, such as changing the composition of the Debtors’ leadership team. Such changes could be disruptive to the Debtors’ daily operations or relationships with customers, partners, suppliers, and employees, make it more difficult to hire and retain key employees, impact the Debtors’ public or market perception or result in a loss of institutional knowledge, any of which could have a negative impact on the Debtors’ business.

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5.The Debtors’ business may decline as a result of, or uncertainties related to, a downturn in general economic conditions or consumer confidence, including as a result of the existing inflationary environment, changes in tariffs and escalating trade tensions, rising interest rates, the potential impact of political and social unrest and increased volatility in the credit and capital markets
A downturn in general economic conditions, including inflationary environments, or consumer confidence in any of the Debtors’ markets could result in people curtailing or reallocating their discretionary spending which, in turn, could reduce demand for the Debtors’ services. Macroeconomic factors have adversely affected, and could continue to adversely affect, the economies and financial markets in which the Debtors operate, resulting in an economic downturn, including rising inflation, tariffs, and interest rates, that could affect consumer demand for the Debtors’ products and services. The Debtors’ customer purchasing patterns can be influenced by economic factors. The precise impact, and extent thereof, on the Debtors’ business from the disruption of financial markets and the weakening of overall economic conditions cannot be predicted with certainty. Uncertainties regarding the global economic environment, political and social stability, and increased volatility in the credit and capital markets have resulted in, and are likely to continue to result in, sustained impact on the economy at the macro and local levels. The Debtors’ business is particularly sensitive to reductions in discretionary consumer spending, which may be adversely impacted by a recession or fears of a recession, volatility and declines in the stock market and increasingly pessimistic consumer sentiment due to perceived or actual economic risks. Consumers may shift purchases to lower-priced or other perceived value offerings during economic downturns. Prolonged unfavorable economic conditions and any resulting recession or slowed economic growth may have an adverse effect on the Debtors’ financial condition and results of operations.
6.Any event that impedes accessing resources or discourages or impedes people from gathering with others, whether at a gathering place, work or otherwise, could adversely affect the Debtors’ business
The Debtors’ business is subject to conditions beyond their control, including health epidemics (such as the COVID-19 pandemic), extreme weather and climate conditions (which may become more frequent and more severe with the increasing effects of climate change), war, terrorism, loss of resources such as electricity and internet connections, national disasters and other extraordinary events, that may prevent or impede access to their services. These conditions could also impact the ability of the Debtors’ suppliers and other third-party partners to meet their obligations to the Debtors and negatively impact the Debtors’ ability to provide their products and services to customers. The occurrence of any event that discourages people from gathering with others or impedes their ability to access the Debtors’ services and products could adversely impact the Debtors’ business, financial condition or results of operations.

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7.A cybersecurity incident could negatively impact the Debtors’ business
The Debtors use computers and cloud software in substantially all aspects of their business operations, along with mobile devices and other online activities to connect with their employees and customers. Such uses give rise to cybersecurity risks, including security breach, espionage, system disruption, theft and inadvertent release of information. If the Debtors fail to assess and identify cybersecurity risks, they may become increasingly vulnerable to such risks. The theft, destruction, loss, misappropriation, or release of sensitive and/or confidential information or intellectual property, or interference with information technology systems or the technology systems of third parties on which the Debtors rely, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers, potential liability and competitive disadvantage. While the Debtors have implemented measures to prevent security breaches and cyber incidents, such preventative measures and incident response efforts may not be entirely effective.
B.Certain Bankruptcy Considerations
1.General
While the Debtors believe that the Chapter 11 Cases (if any), commenced in order to implement the Plan, will be of short duration and will not be materially disruptive to their business, the Debtors cannot be certain that this will be the case. Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy or to assure parties-in-interest that the Plan will be confirmed.
Even if the Plan is confirmed on a timely basis, the Chapter 11 Cases could have an adverse effect on the Debtors’ business. Among other things, it is possible that the Chapter 11 Cases could adversely affect the Debtors’ relationships with their key vendors and suppliers, customers, employees, and agents. The Chapter 11 Cases also will involve additional expenses and may divert the attention of the Debtors’ management away from the operation of the business.
The extent to which the Chapter 11 Cases disrupt the Debtors’ business will likely be directly related to the length of time it takes to complete the proceedings. If the Debtors are unable to obtain confirmation of the Plan on a timely basis because of a challenge to confirmation of the Plan or a failure to satisfy the conditions to consummation of the Plan, they may be forced to operate in bankruptcy for an extended period while they try to develop a different reorganization plan that can be confirmed. That would increase both the probability and the magnitude of the potentially adverse effects described herein.
2.Failure to receive adequate acceptances

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The Debtors believe they will receive the requisite amount of votes in favor of the Plan in light of the fact that, as set forth herein, the Secured Lender who is the Holder of Financing Agreement Claims has agreed to vote for, support and not object to the Plan. However, if for some reason the Debtors do not receive, with respect to each Debtor, votes from holders of at least

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two-thirds in dollar amount and a majority in number of holders (the “Requisite Acceptances”) with respect to at least one Class of Claims that is Impaired and entitled to vote (excluding insiders), the Debtors will not be able to seek confirmation of the Plan. Further, if the Requisite Acceptances are not received, the Debtors may seek to accomplish an alternative restructuring of their capitalization and obligations to creditors and obtain acceptances to an alternative plan of reorganization for the Debtors, or otherwise, that may not have the support of the Secured Lender and/or the Debtors may be required to sell their business under chapter 7 or 11 of the Bankruptcy Code. There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to or as favorable to the Debtors’ creditors as those proposed in the Plan.
3.Failure to confirm the Plan
Even if the Requisite Acceptances are received, there is some risk that the Bankruptcy Court, which, as a court of equity, may exercise substantial discretion and may deny confirmation of the Plan. A non-accepting (or deemed rejecting) creditor or equity security holder of the Debtors might, among other things, challenge the balloting procedures and results as not being in compliance with the Bankruptcy Code or the Bankruptcy Rules. Even if the Bankruptcy Court determined that this Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for confirmation are not met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting holders of claims and interests within a particular class under the Plan will not be less than the value of distributions such holders would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code. While the Debtors cannot provide assurances that the Bankruptcy Court will conclude that these requirements have been met, the Debtors believe that the Plan will satisfy the statutory requirements for confirmation and will not be followed by a need for further financial reorganization and that non-accepting holders within each Class under the Plan will receive distributions at least as great as would be received following a liquidation under chapter 7 of the Bankruptcy Code when taking into consideration all administrative claims and the costs and uncertainty associated with any such chapter 7 case.
If the Plan is not confirmed, the Plan will need to be revised and it is unclear whether a restructuring of the Debtors could be implemented and what distribution Holders of Claims ultimately would receive with respect to their Claims, which may constitute less favorable treatment than they would receive under the Plan. If an alternative reorganization could not be agreed to, it is possible that the Debtors would have to liquidate their assets, in which case the Debtors believe that Holders of Claims would receive substantially less favorable treatment than they would receive under the Plan. There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to or as favorable to the Debtors’ creditors as those proposed in the Plan.
4.Prepetition Solicitation of acceptances

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In many instances, a plan of reorganization is filed and votes to accept or reject the plan are solicited after the filing of a petition commencing a chapter 11 case. Nevertheless, a

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debtor may solicit votes before the commencement of a chapter 11 case in accordance with section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) require that:
othe plan of reorganization be transmitted to substantially all creditors and interest holders entitled to vote;
othe time prescribed for voting is not unreasonably short; and
othe solicitation of votes is in compliance with any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information.
Section 1125(a)(1) of the Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment about the Plan. With regard to solicitation of votes before the commencement of a bankruptcy case, if the Bankruptcy Court concludes that the requirements of section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) have not been met, then the Bankruptcy Court could deem such votes invalid, whereupon the Plan could not be confirmed without a resolicitation of votes to accept or reject the Plan. While the Debtors believe that the requirements of section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018 will be met, there can be no assurance that the Bankruptcy Court will reach the same conclusion.
5.Failure to receive Bankruptcy Court approval of the compromises and settlements contemplated by the Plan
The Plan constitutes a settlement, compromise and release of all rights arising from or relating to the allowance, classification and treatment of all Allowed Claims and Interests and their respective distributions and treatments under the Plan, taking into account and conforming to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination or section 510(b) and (c) of the Bankruptcy Code. This settlement, compromise and release require approval by the Bankruptcy Court. The Debtors cannot ensure that the Bankruptcy Court will approve of the settlement contemplated in the Plan.
The Plan also provides for certain releases, injunctions and exculpations that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties. The releases, injunctions, and exculpations may not be approved, in which case certain Released Parties may withdraw their support from the Plan.
6.Alternative Plans of Reorganization may be proposed
If the Chapter 11 Cases are commenced, other parties-in-interest could seek authority from the Bankruptcy Court to propose an alternative plan of reorganization. Under the

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Bankruptcy Code, a debtor-in-possession initially has the exclusive right to propose and solicit acceptances of a plan of reorganization. However, such exclusivity period can be reduced or

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terminated upon a showing of cause and an order of the Bankruptcy Court. Were such an order to be entered, other parties-in-interest would then have the opportunity to propose alternative plans of reorganization.
If other parties-in-interest were to propose an alternative plan following expiration or termination of the Debtors’ exclusivity period, such a plan may be less favorable to holders of Claims or Interests. If there are competing plans of reorganization, the Chapter 11 Cases are likely to become longer and more complicated.
7.Failure to consummate the Plan
Article VII of the Plan contains various conditions to consummation of the Plan, including the Combined Order having become final and non-appealable, the Debtors having entered into the documents relating to the implementation of the Plan, and all conditions precedent to effectiveness of such agreements having been satisfied or waived in accordance with the terms thereof. As of the date of this Disclosure Statement, there can be no assurance that these or the other conditions to consummation will be satisfied or waived. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed. If the Plan is not consummated and the restructuring completed, the Chapter 11 Cases will be prolonged and the Debtors may lack sufficient liquidity to effect a successful restructuring under chapter 11 of the Bankruptcy Code.
8.Extended stay in the Chapter 11 Cases
While the Debtors expects that a chapter 11 bankruptcy filing solely for the purpose of implementing the Plan would be of short duration and would not be unduly disruptive to the Debtors’ business, the Debtors cannot be certain that this will be the case. Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy, and the Debtors cannot be certain that the Plan would be confirmed. Even if the Plan is confirmed on a timely basis, the Chapter 11 Cases could themselves have an adverse effect on the Debtors’ business. There is a risk, due to uncertainty about the Debtors’ future, that:
•Pet Parents, Pet Caregivers, and other customers could seek alternative sources of services from the Debtors’ competitors, including competitors that are in little or no relative financial or operational distress;
•employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and
•vendors, suppliers, and other business partners could terminate their relationship with the Debtors or require financial assurances or trade terms which are materially different from what the Debtors have today.

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A lengthy bankruptcy proceeding would also involve significant expenses and divert the attention of management from operating the Debtors’ business, as well as creating concerns for employees, suppliers and customers.

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The disruption that the Chapter 11 Cases could inflict upon the Debtors’ business would increase with the length of time it takes to complete the Chapter 11 Cases and the severity of that disruption would depend upon the attractiveness and feasibility of the Plan from the perspective of the constituent parties on whom the Debtors depend, including vendors, employees, agents, and customers. If the Debtors are unable to obtain confirmation of the Plan on a timely basis, because of a challenge to the Plan or a failure to satisfy the conditions to the effectiveness of the Plan, the Debtors may be forced to operate in bankruptcy for an extended period while they try to develop a different reorganization plan that can be confirmed. A protracted bankruptcy case would increase both the probability and the magnitude of the adverse effects described above.
9.Failure to receive Bankruptcy Court approval of the DIP Facility and the use of Cash Collateral
Shortly after commencing Chapter 11 Cases, the Debtors will ask the Bankruptcy Court to authorize them to use Cash Collateral and to enter into the DIP Facility to fund the Chapter 11 Cases. Such access to Cash Collateral and DIP Financing will provide liquidity during the pendency of the Chapter 11 Cases. There can be no assurance that the Bankruptcy Court will approve the use of Cash Collateral and the Debtors’ entry into the DIP Facility on the terms requested. Moreover, if the Chapter 11 Cases take longer than expected to conclude, the Debtors may exhaust their available Cash Collateral and DIP Financing. In such case, there is no assurance that the Debtors will be able to obtain an extension of the right to use Cash Collateral from their Secured Lender or, in the alternative, obtain additional debtor-in-possession financing, and the liquidity necessary for the orderly functioning of the Debtors’ business may be materially impaired.
10.Distributions could be delayed
If the Plan is confirmed, the date of the distributions to be made pursuant to the Plan will not occur until the Effective Date. The Debtors estimate that the process of obtaining confirmation of the Plan will be no longer than forty-two (42) days from the date of the commencement of the Debtors’ Chapter 11 Cases and, if the Chapter 11 Cases are filed, intend to seek to confirm the Plan on an expedited timeframe. While the Debtors anticipate making Distributions shortly after entry of the Combined Order, they may be delayed if the conditions to consummation of the Plan have not yet been met.
11.Objections to classification of Claims and Interests
Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

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12.Failure to receive Bankruptcy Court approval of first day orders
The Debtors will seek to address potential concerns of their customers, vendors, employees, and other key parties-in-interest that might arise from the filing of the Plan by filing motions seeking appropriate court orders to permit the Debtors to pay accounts payable to key parties-in-interest in the ordinary course of business. There can be no guarantee that the Debtors will be successful in obtaining the necessary approvals of the Bankruptcy Court for such arrangements or for every party-in-interest the Debtors may seek to treat in this manner.
C.Certain Tax Consequences of the Plan Raise Unsettled and Complex Legal Issues and Involve Factual Determinations
The U.S. federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors currently do not intend to seek any ruling from the Internal Revenue Service (the “IRS”) on the tax consequences of the Plan. Even if the Debtors decide to request a ruling, there would be no assurance that the IRS would rule favorably or that any ruling would be issued before the Effective Date. In addition, in such case, there would still be issues with significant uncertainties, which would not be the subject of any ruling request. Thus, there can be no assurance that the IRS will not challenge the various positions the Debtors have taken, or intend to take, with respect to the tax treatment of the Plan, or that a court would not sustain such a challenge. The Holder of Financing Agreement Claims should carefully review Section X hereof, to determine how the tax implications of the Plan may adversely affect the Debtors, Reorganized Debtors, and the Holder of Financing Agreement Claims.
D.Risks Relating to the New Common Stock
1.There Is No Established Market for the New Common Stock
The New Common Stock will be a new issuance of securities, and there is no established trading market for those securities. In addition, there may be trading restrictions on shares of the New Common Stock following the Effective Date as described elsewhere in this Disclosure Statement. Accordingly, there can be no assurance that any market will exist or as to the liquidity of any market that may exist for any such New Common Stock. Holders of New Common Stock may be required to bear the financial risk of ownership indefinitely. Additionally, if a trading market were to develop, holders of New Common Stock may experience difficulty in reselling the New Common Stock and may not be able to sell the New Common Stock at a particular time or at favorable prices. If a trading market were to develop, any such future trading prices of the New Common Stock may be volatile and will depend on many factors, including:
(a) the Reorganized Debtors’ operating performance and financial condition; (b) the interest of securities dealers in making a market for them; and (c) the market for similar securities. Accordingly, holders of the New Common Stock may bear certain risks associated with holding securities for an indefinite period of time.

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2.Potential Dilution
The ownership percentage represented by the New Common Stock distributed on the Effective Date under the Plan to the Holder of Financing Agreement Claims may be subject

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to dilution from any other shares of New Common Stock that may be issued post-emergence, and the conversion into New Common Stock of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.
In the future, additional equity financings or other share issuances by any of the Reorganized Debtors could adversely affect the value of the New Common Stock. The amount and dilutive effect of any of the foregoing could be material.
3.Equity Interests Subordinated to Reorganized Debtors’ Indebtedness
In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Common Stock would rank below all debt claims against the Reorganized Debtors, including the New Notes. As a result, Holders of the New Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debt holders have been satisfied.
4.NASDAQ Listing
Shares of Wag!’s common stock are currently listed on NASDAQ under the symbol “PET.” Wag!’s shares may be suspended from trading and eventually delisted from NASDAQ and there can be no assurance that Wag! will maintain its listing on NASDAQ during the pendency of the Chapter 11 Cases.
E.Risks Relating to the New Notes
1.May Not Generate Sufficient Cash Flow to Meet Debt Obligations
The Reorganized Debtors’ ability to make scheduled payments on, or refinance their debt obligations, depends on the Reorganized Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit the Reorganized Debtors to pay the principal, premium, if any, and interest on their indebtedness, including, without limitation, principal and interest payments with respect to the New Notes.
2.Substantial Debt Upon Emergence
After the consummation of the Plan, the Reorganized Debtors will have substantial debt, which may adversely affect the Reorganized Debtors by limiting future sources of financing, interfering with their ability to pay interest and principal on the New Notes and subjecting the Reorganized Debtors to additional risks. The Reorganized Debtors will have a significant amount of indebtedness and debt service obligations upon emergence. If the Reorganized Debtors incur additional indebtedness to those anticipated indebtedness levels, the related risks that the Reorganized Debtors face could increase.

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The Reorganized Debtors’ substantial debt could have important consequences, including:

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•making it more difficult for the Reorganized Debtors to satisfy their obligations with respect to the New Notes and their other obligations;
•limiting the Reorganized Debtors’ ability to obtain additional financing on satisfactory terms and to otherwise fund working capital, capital expenditures, debt refinancing, acquisitions and other general corporate requirements;
•a significant portion of the Reorganized Debtors’ cash flow from operations must be dedicated to paying interest on, and the repayment of, the principal of the Reorganized Debtors’ indebtedness;
•the Reorganized Debtors’ ability to adjust to changing market conditions and to compete with other companies providing pet parent services may be hampered by the amount of debt they owe;
•increasing the Reorganized Debtors’ vulnerability to general adverse economic and industry conditions;
•placing the Reorganized Debtors at a competitive disadvantage compared to their competitors that have less debt or are less leveraged;
•limiting the Reorganized Debtors’ flexibility in planning for, or reacting to, changes in their business and the industry in which the Reorganized Debtors operate; and
•restricting the Reorganized Debtors from making strategic acquisitions or exploiting business opportunities.
3.Substantial Additional Leverage
Despite current indebtedness levels, the Reorganized Debtors may still be able to incur substantially more debt, which would increase the risks associated with the Reorganized Debtors’ substantial leverage. Even with the Reorganized Debtors’ debt levels, the Reorganized Debtors may be able to incur substantial additional indebtedness in the future. Although the Exit Facility will contain restrictions on the incurrence of additional indebtedness, these restrictions are likely to be subject to a number of significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial.

4.Collateral Securing the New Notes
The indebtedness under the New Notes will be secured by a valid and perfected first priority lien (subject to liens permitted under the Loan Documents) on substantially all assets of the Borrower and each Loan Party, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”).

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5.The New Notes Will Be Secured Only to the Extent of the Value of the Assets Granted as a Security Therefor; the Fair Market Value of the Reorganized Debtors Upon Any Foreclosure May not Be Sufficient to Repay the New Notes in Full
The fair market value of the Collateral securing the New Notes may be or become less than the total amount of debt secured by such Collateral; therefore, upon any foreclosure, the New Notes creditors may not be paid back in full, and the amounts such New Notes creditors would receive upon a sale of the applicable Collateral is inherently uncertain at this time.
If a subsequent bankruptcy or similar proceeding is commenced by or against the Reorganized Debtors, and if the indebtedness under the New Notes exceeds the value of the Collateral securing it, the New Notes creditors may be deemed to have unsecured claims to the same extent that such loans exceed the value of the Collateral, in which case, such unsecured claims would not be entitled to the benefits of any security in such Collateral. Additionally, some or all accrued but unpaid interest may be disallowed in any bankruptcy proceeding.
The security interests to be granted under the Exit Facility are subject to practical problems generally associated with the realization of security interests in collateral and, accordingly, such agent or trustee may be unable to foreclose upon the Collateral.
6.Rating of New Notes
There can be no assurances that a rating will be obtained for the New Notes. If one or more rating agencies rates the New Notes and assigns them a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the New Notes, as applicable, could be reduced.
7.There May Not be an Active Trading Market for the New Notes
There is not and there may not be a public market for the New Notes, and the Reorganized Debtors do not intend to seek any listing of the New Notes on any stock exchange or other trading market of any type whatsoever. Additionally, there will be transfer restrictions on the ability of holders to transfer their New Notes. Accordingly, there can be no assurance that an active trading market for the New Notes will ever develop or, if such a market does develop, that it will be maintained.
F.Other Risks
1.The Effective Date May Not Occur
Although the Debtors believe that the Effective Date may occur quickly after the Confirmation date, there can be no assurance as to such timing, or as to whether the Effective Date will, in fact, occur. Effectiveness of the Plan is also subject to certain conditions as described in Article VIII of the Plan. If these conditions have not occurred or have not been

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waived as set forth in the Plan, then the Combined Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to

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the status quo as of the day immediately preceding the Confirmation date, and the Debtors’ obligations with respect to the Claims and Interests would remain unchanged.
2.The Debtors May Seek Alternatives to the Confirmation of the Plan
If the Plan is not confirmed, the Debtors may be unable to satisfy their financial obligations and the Debtors’ ability to continue operating as a going concern could be severely jeopardized. The realistic alternatives likely will be: (i) the preparation and presentation of an alternative plan of reorganization; (ii) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code; or (iii) a liquidation under Chapter 7 of the Bankruptcy Code. The Debtors believe that seeking relief under the Bankruptcy Code other than in connection with the Plan could materially and adversely affect the relationships between the Debtors and their existing and potential customers, employees, vendors, suppliers, and other stakeholders, and subject the Debtors to other direct and indirect adverse consequences.
For example:
•reputational damage could cause customers to move to the Debtors’ competitors;
•such a bankruptcy filing could erode the Debtors’ customers’ confidence in the Debtors’ ability to produce and deliver competitive services and, as a result, there could be a significant and precipitous decline in the Debtors’ revenues, profitability and cash flow;
•it may become more difficult to retain, attract or replace key employees;
•the Debtors could be forced to operate in bankruptcy for an extended period of time while they try to develop a confirmable reorganization plan;
•the Debtors’ trade creditors, customers, and other partners could seek to terminate their relationships with the Debtors, require financial assurances or enhanced performance, or refuse to provide credit on the same terms as they provided prior to the reorganization case;
•the Debtors may not be able to obtain debtor-in-possession financing or use of cash collateral to sustain operations during the Chapter 11 Cases; and
•if the Debtors are not able to confirm and implement a plan of reorganization, or if sufficient postpetition financing is not available, the Debtors may be forced to liquidate under chapter 7 of the Bankruptcy Code.
3.The Debtors Have No Duty to Update
The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure

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Statement after that date does not imply that there has been no change in the information set forth herein

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since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.
4.The Debtors May Not Be Able to Achieve Their Projected Financial Results or Meet Their Post-Restructuring Debt Obligations

Certain of the information contained herein is, by nature, forward-looking, and contains estimates and assumptions, which might ultimately prove to be incorrect, and projections, which may be materially different from actual future experiences. Many of the assumptions underlying the projections are subject to significant uncertainties that are beyond the control of the Debtors or Reorganized Debtors, including the timing, Confirmation, and consummation of the Plan, the Reorganized Debtors’ future revenues, inflation, and other unanticipated market and economic conditions. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims that might be allowed. Some assumptions may not materialize, and unanticipated events and circumstances may affect the actual results.
The Financial Projections were prepared based upon certain assumptions that the Debtors believe to be reasonable under the circumstances. The Financial Projections have not been examined or compiled by independent accountants. The Financial Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic, regulatory and competitive risks, and the assumptions underlying the projections may be inaccurate in material respects. In addition, unanticipated events and circumstances occurring after the approval of this Disclosure Statement by the Bankruptcy Court including any natural disasters, terrorist attacks, or health epidemics and/or pandemics may affect the actual financial results achieved. There is no guarantee that the Financial Projections will be realized, and actual financial results may differ significantly from the Financial Projections.
5.Estimated Recoveries to Holders of Allowed Claims and Interests Are Not Intended to Represent Potential Market Values
There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which in turn, could cause the value of distributions to be reduced substantially. The Debtors’ estimated recoveries to Holders of Allowed Claims are not intended to represent the market value of the Debtors’ securities. The estimated recoveries are based on numerous assumptions (the realization of many of which will be beyond the control of the Debtors), including: (a) the successful reorganization of the Debtors;
(b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; (d) the Debtors’ ability to maintain adequate liquidity to fund operations; (e) the assumption that capital and equity markets remain consistent with current conditions; and (f) the Debtors’ ability to compete in the current pet care industry. Accordingly, the estimated recoveries do not necessarily reflect, and

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should not be construed as reflecting, values that may be attained for the Debtors’ securities in the public or private markets.

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6.No Representations Outside this Disclosure Statement Are Authorized
No representations concerning or related to the Debtors or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your vote to accept the Plan, that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.
7.No Legal or Tax Advice is Provided by this Disclosure Statement
The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each Holder of a Claim or Interest should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest.
This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to provide you with information regarding the Debtors and the proposed transactions to assist you in making a decision regarding whether or not to support the in-court restructuring and vote in favor of the Plan.
IX.DESCRIPTION OF NEW COMMON STOCK AND NEW NOTES TO BE ISSUED IN CONNECTION WITH THE PLAN
A.New Common Stock.
As part of their recovery, the Holder of Financing Agreement Claims will receive New Common Stock totaling 100% of the equity in Reorganized Wag! in exchange for its Claims.
B.New Notes.
As part of their recovery, the Holder of Financing Agreement Claims will receive
$5,000,000 in New Notes in exchange for its Claims.
X.CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of certain material U.S. federal income tax consequences of the implementation of the Plan to the Debtors. This Disclosure Statement does not address the U.S. federal income tax consequences to Holders of Claims or Interests.
The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated by the United States Department of the Treasury under the Code (the “Treasury Regulations”), judicial authorities, published positions of the IRS, and other applicable authorities, all as in effect on the date of this Disclosure Statement, and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. The Debtors

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have not requested an opinion of counsel or a ruling from the IRS or any other taxing authority with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or any court. Accordingly, there can be no assurance that the IRS would

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not assert, or that a court would not sustain, a contrary position as to the U.S. federal income tax consequences described herein.

The following summary of certain material U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon a Holder’s individual circumstances. Each Holder of a Claim is urged to consult its tax advisor for the U.S. federal, state, local, non-U.S., and other tax consequences applicable under the Plan.

A.Characterization of the Plan

For U.S. federal income tax purposes, Wag! is the common parent of an affiliated group of companies that file a consolidated U.S. federal income tax return (the “Wag! Group”), of which certain other Debtors are members or are disregarded entities, directly or indirectly, wholly-owned by a member of the Wag! Group.

The Debtors anticipate that the Plan will be effectuated pursuant to one structure, in which the New Common Stock will be issued by Reorganized Wag!, which will continue to own the other Reorganized Subsidiary Debtors. The New Common Stock will be issued only to the Holder of Financing Agreement Claims.

B.Tax Consequences of Payment of Allowed Claims
The United States federal income tax consequences of Plan implementation to the Holders of Allowed Claims will depend on, among other things, the consideration to be received by the Holder, whether the Holder reports income on the accrual or cash method, whether the Holder receives distributions under the Plan in more than one taxable year, whether the Holder’s claim is allowed or disputed at the Effective Date, and whether the Holder has taken a bad debt deduction or worthless security deduction with respect to such Holder’s Claim.

1.Recognition of Gain or Loss
a.In General: In general, a Holder of a Claim should recognize gain or loss equal to the amount realized under the Plan in respect of the Holder’s Claim less the Holder's basis in the Claim. Any gain or loss recognized in the exchange may be long-term or short-term capital gain or loss or ordinary income or loss, depending upon the nature of the Claim and the Holder, the length of time the Holder held the Claim and whether the Claim was acquired at a market discount. If the Holder realizes a capital loss, the Holder’s deduction of the loss may be subject to limitation. The Holder’s aggregate tax basis for any property received under the Plan generally will equal the amount realized. The Holder’s amount realized generally will equal the sum of the Cash and the fair market value of any other property received (or deemed received) by the Holder under the Plan on the Effective Date or subsequent distribution date, less the amount, if any, allocable to Claims for interest, as discussed below.

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b.Post-Effective Date Cash Distributions: Because certain Holders of Allowed Claims may receive Cash distributions subsequent to the Effective Date of the Plan, the imputed interest provisions of the Code may apply to treat a portion of the subsequent

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distributions as imputed interest. Additionally, because Holders may receive distributions with respect to an Allowed Claim in a taxable year or years following the year of the initial distribution, any loss and a portion of any gain realized by the Holder may be deferred. All Holders of Allowed Claims are urged to consult such Holders’ tax advisors regarding the possible application of (or ability to elect out of) the “installment method” of reporting with respect to such Holder’s claims.
c.Bad Debt and Worthless Securities Deduction: A Holder who, under the Plan, receives in respect of a Claim an amount less than the Holder’s tax basis in the Holder’s Claim may be entitled in the year of receipt (or in an earlier or later year) to a bad debt deduction to extent of all or a portion of the amount by which the Holder’s tax basis is greater than the amount received in respect of the Holder’s Claim under section 166(a) of the Code or a worthless securities deduction under section 165(g) of the Code. The rules governing the character, timing, and amount of bad debt or worthless securities deductions place considerable emphasis on the facts and circumstances of the Holder, the obligor, and the instrument with respect to which a deduction is claimed. Holders of Claims, therefore, are urged to consult their tax advisors with respect to their ability to take such a deduction.
2.Payments.
If any payment is to be made under the Plan, such payment will not be deemed to have been made to any recipient until, and to the extent that, the amount to which the payee is entitled has been determined and distributed. Any income realized by Reorganized Debtors prior to such time will be reported as income of and taxable to Reorganized Debtors.
3.Certain Other Tax Consequences for Holders of Claims
a.Receipt of Pre-Effective Date Interest. In general, a Holder of a Claim that was not previously required to include in such Holder’s taxable income any accrued but unpaid pre-Effective Date interest on the Claim may be required to take such amount into income as taxable interest. A Holder of a Claim that was previously required to include in such Holder’s taxable income any accrued but unpaid pre-Effective Date interest on the Claim may be entitled to recognize a deductible loss to the extent that such interest is not satisfied under the Plan. The Plan provides that all distributions to a Holder of an Allowed Claim will be deemed to apply first to the principal amount of such Claim until such principal amount is paid in full, and then the remaining portion of such distributions, if any, will be deemed to apply to any prepetition accrued interest included in such Claim. There is no assurance, however, that the IRS will respect this treatment and will not determine that all or a portion of amounts distributed to Holders of Allowed Claims is properly allocable to prepetition interest. Each such Holder is urged to consult such Holder’s tax advisor regarding the tax treatment of such Holder’s distributions under the Plan and the deductibility of any accrued but unpaid interest for federal income tax purposes.
b.Installment Method. A Holder of a Claim constituting an installment obligation for tax purposes may be required to recognize currently any gain

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remaining with respect to the obligation if, pursuant to the Plan, the obligation is considered to be satisfied at other than such Claim’s face value, distributed, transmitted, sold, or otherwise disposed of

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within the meaning of § 453B of the Code.
c.Market Discount. A Holder of a Claim that acquires a Claim at a market discount generally is required to treat any gain realized on the disposition of the Claim as ordinary income to the extent of the market discount that accrued during the period the Claim was held by the Holder and that was not previously included in income by the Holder.
d.Information Reporting and Withholding. Under the Code’s backup withholding rules, the holder of an Allowed Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan unless the holder comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact, or provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax. Holders of Allowed Claims may be required to establish exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.
e.Certain Disclosure Requirements. Treasury regulations require tax return disclosure of certain types of transactions that result in the taxpayer claiming a loss in excess of specified thresholds. Holders are urged to consult their own tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and would require such disclosure.
C.Cancellation of Debt

In general, absent an exception, a debtor will realize and recognize cancellation of debt (“COD”) income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied over (b) the sum of (i) the amount of cash paid and (ii) the fair market value of any consideration (including equity of a debtor or a party related to such debtor) given in satisfaction, or as part of the discharge, of such indebtedness at the time of the exchange. The Plan provides that the Holder of Financing Agreement Claims will receive New Common Stock and New Notes in exchange for their Financing Agreement Claims, so the amount of COD income for the Wag! Group will depend in part on, among other things, fair market value of the New Common Stock. Accordingly, the estimated amount of COD income is uncertain at this time.
Under section 108 of the Code, a taxpayer is not required to include COD income in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. While COD income is not required to be recognized by a debtor that has realized COD income must reduce its tax attributes by the amount of COD income that it excluded from gross income. In general, such tax attributes are reduced in the following order: (a) NOLs; (b) general business credit

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carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the taxpayer remains subject immediately after

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the cancellation of indebtedness); (f) passive activity loss and credit carryovers; and (g) foreign tax credit carryovers. Alternatively, a taxpayer with excluded COD may elect first to reduce the basis of its depreciable assets (a “Section 108(b)(5) Election”), in which case the limitation described in (e) does not apply to the reduction in basis of depreciable property and, following such reduction, any remaining COD income that is excluded from gross income reduces any remaining tax attributes in the order specified in the prior sentence. The reduction of the taxpayer’s tax attributes occurs at the end of the tax year for which the excluded COD income is realized, but only after the taxpayer’s taxable income for the taxable year of the debt discharge has been determined. As a result, the attribute reduction is generally effective for taxable years following the taxable year in which the discharge occurs. If the amount of excluded COD income exceeds available tax attributes, the excess generally is not subject to U.S. federal income tax. Where a taxpayer joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury Regulations require, in certain circumstances, that certain tax attributes of other members of the group also be reduced.

In connection with the implementation of the Plan, the Debtors expect to realize a substantial amount of COD income. As an alternative to reduction of other tax attributes, a debtor that realizes COD income that is excluded from taxation under section 108 of the Code may make an election to reduce the tax basis of that debtor’s assets. The Debtors currently do not intend to make an election under Section 108(b)(5) of the Code and expect that substantially all of their available NOLs, if any, as well as a portion of their asset tax basis, will be reduced as a result of the exclusion COD income arising in connection with the Plan.

D.Limitation on NOLs and Other Tax Attributes

As of the year ended December 31, 2024, the Debtors have approximately $230 million in estimated federal NOLs, $190 million in estimated state NOLs, and available business interest deduction carryforwards under section 163(j) of the Code.

Following the Effective Date, any NOLs, carryforwards of disallowed business interest expense and certain other tax attributes, if any, allocable to tax periods or portions thereof ending on or prior to the Effective Date (collectively, “Pre-Change Losses”) may be subject to certain limitations under sections 382 and 383 of the Code. Any such limitations apply in addition to, and not in lieu of, the attribute reduction that results from the exclusion of COD income arising in connection with the Plan.

If a corporation or consolidated group undergoes an “ownership change” as defined under section 382 of the Code, the amount of its “pre-change losses” that may be utilized to offset future taxable income generally is subject to an annual limitation. In general, an “ownership change” occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect “5-percent shareholders” increases by more than fifty percentage points over the lowest percentage of value owned by the 5-percent shareholders at any time during the applicable testing period. The testing period generally is the shorter of (a) the three-year period preceding the testing date and (b) the period of time since the most recent

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ownership change of the corporation. The Debtors anticipate that the distribution of the New Common Stock pursuant to the Plan will result in an ownership change of the Reorganized Debtors for these purposes, and

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that the Reorganized Debtors’ use of their Pre-Change Losses will be subject to limitation unless an exception to the general rules of sections 382 and 383 of the Code applies.

In general, the amount of the annual limitation to which a corporation or consolidated group that undergoes an ownership change would be subject is equal to the product of (a) the fair market value of the stock of the corporation (or parent of the consolidated group) immediately before the ownership change (with certain adjustments) and (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long- term rates in effect for any month in the three-calendar-month period ending with the calendar month in which the ownership change occurs). For a corporation or consolidated group in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, unless the special exception described below applies, the annual limitation is generally determined by reference to the fair market value of the stock of the corporation (or the parent of the consolidated group) immediately after (rather than before) the ownership change and after giving effect to the discharge of creditors’ Financing Agreement Claims, subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the assets of the corporation. Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.

Under section 382(l)(5) of the Code, an exception to the foregoing annual limitation rules generally applies when, among other requirements, “qualified creditors” within the meaning of section 382 of the Code and stockholders of a debtor corporation in chapter 11 receive, in respect of their claims or equity interests, respectively, at least fifty percent of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan. The Debtors currently expect they will either not qualify for or will elect not to apply this exception in connection with the Plan and, accordingly, the annual limitation is expected to apply as described above.

ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

XI.IMPLEMENTATION OF THE PLAN
A.Plan Distributions and Transactions
As soon as reasonably practicable after the Effective Date, the distributions provided for under the Plan will be effectuated pursuant to the following restructuring transactions:
1.the Debtors will implement the transactions as set forth in Article V of the Plan, including entering into the Exit Facility;
2.the Debtors will issue the New Notes;

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3.organizational documents of the Reorganized Debtors shall be amended and restated as necessary to effectuate the terms of the Plan;

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4.Reorganized Wag! shall issue the New Common Stock pursuant to the terms of the Plan and enter into its applicable New Organizational Documents;
5.the Debtors shall consummate the Plan by making Distributions of the New Common Stock to the Holder of Financing Agreement Claims; and
6.the releases provided for in the Plan, which are an essential element of the implementation of the Plan, shall become effective.
B.General Settlement of Claims and Interests
In consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a set of integrated, good-faith compromises and settlements of all Claims, Interests, Causes of Action, and controversies resolved pursuant to the Plan. Entry of the Combined Order shall constitute the Bankruptcy Court’s approval of such compromises and settlements as well as a finding by the Bankruptcy Court that such integrated compromises or settlements are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests, and are fair, equitable, and within the range of reasonableness. Distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final and indefeasible and shall not be subject to avoidance, turnover, or recovery by any other Person. Notwithstanding the foregoing or similar provisions of the Plan with respect to settlements, such settlements are approved as among the parties to such settlement or similar agreements thereto, and the treatment of all Claims and Interests is approved pursuant to Confirmation by satisfying the requirement of section 1129 of the Bankruptcy Code.
C.Corporate and Organizational Existence and Revesting of Assets
The Debtors or Reorganized Debtors, as applicable, are authorized, but not required, to take any actions they determine to be necessary or advisable to effectuate the dissolution of any of the Debtors under applicable law, including, without limitation, the filing of any certificate of dissolution or certificate of cancellation, as applicable, in the office of the Secretary of State of any applicable state. The Debtors and the Reorganized Debtors, as applicable, shall be authorized to dissolve Debtor Furmacy, Inc. and to take any and all actions necessary or appropriate in connection with such dissolution without further order of the Bankruptcy Court.
Subject to the preceding paragraph, except as otherwise provided in the Plan or any agreement, instrument or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, each Reorganized Debtor shall continue to exist, pursuant to its organizational documents in effect prior to the Effective Date, except as otherwise set forth herein or in the Plan Supplement, without any prejudice to any right to terminate such existence (whether by merger or otherwise) in accordance with applicable law after the Effective Date. To the extent such documents are amended on or prior to the Effective Date, such documents are

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deemed to be amended pursuant to the Plan without any further notice to or action, order or approval of the Bankruptcy Court.

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Except as provided elsewhere in the Plan, the Plan Supplement, or in the Combined Order, on or after the Effective Date, all property and assets of the Debtors’ Estates (including Causes of Action and Avoidance Actions, but only to the extent such Causes of Action and Avoidance Actions have not been waived or released pursuant to the terms of the Plan, pursuant to an order of the Bankruptcy Court, or otherwise) and any property and assets acquired by the Debtors pursuant to the Plan, will vest in the Reorganized Debtors, free and clear of all Liens or Claims. Except as may be otherwise provided in the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan, the Combined Order or the New Organizational Documents.
D.Sources of Cash for Distribution
All Cash necessary for the Reorganized Debtors to make payments required by the Plan shall be obtained from (i) existing Cash balances, (ii) the operations of the Debtors or Reorganized Debtors, (iii) proceeds from the sale of Additional Notes under the Exit Facility; or
(iv) the DIP Facility.
E.Investment Agreement; Issuance of New Common Stock
Under Section 3.3(c) of the Plan, Holders of Financing Agreement Claims will be issued 100% of the New Common Stock issued and outstanding on the Effective Date. All shares of New Common Stock issued under the Plan shall be, upon issuance, fully paid and non-assessable, and the holders thereof shall have no preemptive or other rights to subscribe for additional shares. No New Common Stock or securities convertible into, exchangeable for, or exercisable for shares of common stock or other equity of Reorganized Wag! shall be issued or outstanding as of the Effective Date.
F.Exit Facility; Issuance of New Notes
Under Section 3.3(c) of the Plan, Holders of Financing Agreement Claims will be issued $5,000,000 principal amount of New Notes pursuant to the Exit Facility, which provides for up to $18,300,000.00 of senior secured credit facilities, consisting of a term facility in an aggregate principal amount of $18,300,000.00 (inclusive of the $5,000,000.00 principal amount of New Notes issued to the Holder of Financing Agreement Claims, approximately $6,800,000.00 of DIP Claims, and $6,500,000.00 in new financing).
G.Section 1145 Exemption
Pursuant to section 1145 of the Bankruptcy Code, the issuance and allocation of shares of the New Common Stock to Holders of Financing Agreement Claims pursuant to the Plan shall be exempt from registration under the Securities Act and any state or local law requiring registration for offer or sale of a security. To the extent that the offering, issuance, and

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distributions of any shares of New Common Stock or New Notes pursuant to the Plan is in reliance upon section 1145 of the Bankruptcy Code, it is exempt from, among other things, the registration

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requirements of Section 5 of the Securities Act and any other applicable U.S state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities. All shares of New Common stock, New Notes, or other securities issued pursuant to the Plan that are not issued in reliance on section 1145 of the Bankruptcy Code will be issued without registration under the Securities Act or any similar, federal, state, or local law.
H.Corporate Action; Restructuring Transactions
Each of the matters provided for under the Plan or the Transaction Documents involving the corporate structure of any Debtor or Reorganized Debtor or any corporate action to be taken by, or required of, any Debtor or Reorganized Debtor shall be deemed to have occurred and be effective as provided herein, and shall be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, members, creditors, directors, or managers of the Debtors or the Reorganized Debtors. The authorizations and approvals contemplated by the Plan shall be effective notwithstanding any requirements under non-bankruptcy law. All matters provided for pursuant to the Plan that would otherwise require approval of the equity holders, managing members, members, directors, or officers of any Debtor (as of or prior to the Effective Date) will be deemed to have been so approved and will be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to applicable law.
The Combined Order shall and shall be deemed to, pursuant to sections 105(a), 363, and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan. The Combined Order shall and shall be deemed to, pursuant to sections 105(a), 363, and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.
I.Preservation of Causes of Action
In accordance with section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions. After the Effective Date, the Reorganized Debtors, in their sole and absolute discretion, shall have the right to bring, settle, release, compromise, or enforce such Retained Actions (or decline to do any of the foregoing), without further approval of the Bankruptcy Court. The Reorganized Debtors or any successors, in the exercise of their sole discretion, may pursue such Retained Actions so long as it is in the best interests of the Reorganized Debtors or any successors holding such rights of action. The failure of the Debtors to specifically list any claim, right of action, suit, proceeding, or other Retained Action in the Plan or the Disclosure Statement does not, and will not be deemed to, constitute a waiver or release by the Debtors or the Reorganized Debtors of such claim, right of action, suit, proceeding or other Retained Action, and the Reorganized Debtors will retain the right to pursue such claims, rights of action, suits, proceedings, and other Retained Actions in their sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or

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otherwise), or laches will apply to such claim, right of action, suit, proceeding, or other Retained Action upon or after the confirmation or consummation of the Plan.

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J.Effectuating Documents and Further Transactions
Each of the Debtors and Reorganized Debtors, and their respective officers and designees, is authorized to execute, deliver, file, or record the Transaction Documents and such other contracts, instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, or to otherwise comply with applicable law.
K.Exemption from Certain Transfer Taxes and Recording Fees
Pursuant to section 1146(a) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to the Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors' real or personal property, will not be subject to any document recording tax, stamp tax, conveyance fee, sales tax, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Combined Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
L.Further Authorizations
The Reorganized Debtors shall be entitled to seek such orders, judgments, injunctions, and rulings as they deem necessary to carry out the intentions and purposes, and to give full effect to the provisions, of the Plan.
M.Dissolution of Creditors’ Committee
The Debtors do not anticipate a Creditors' Committee will be formed in the Chapter 11 Cases because all go-forward general unsecured creditors are Unimpaired under the Plan. If a Creditors' Committee is appointed, it shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code. On the Effective Date, the Creditors' Committee, if appointed, shall be dissolved and the Creditors' Committee's members shall be deemed released of all their duties, responsibilities, and obligations in connection with the Chapter 11 Cases or this Plan and its implementation, and the retention or employment of the Creditors' Committee's attorneys, accountants, professionals, and other agents shall terminate, except with respect to (i) all Professional Fee Claims and (ii) any appeals of the Combined Order.
N.Cancellation of Certain Existing Security Interests
Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the Holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors (as applicable) any termination statements, instruments of satisfaction or releases of all security interests with respect to its Allowed Other Secured Claim that may reasonably be required in order to terminate any related financing statements,

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mortgages, mechanic’s liens or lis pendens and take any and all other steps reasonably requested by the

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Debtors or the Reorganized Debtors that are necessary to cancel and/or extinguish any Liens or security interests securing such Holder’s Other Secured Claim.
O.Deregistration
As promptly as reasonably practicable following the Effective Date, Reorganized Wag! expects to take all necessary steps to terminate the registration of all Securities under the Exchange Act and Securities Act, including to de-register its Existing Equity Interests, and to terminate its reporting obligations under sections 12, 13, and 15(d) of the Exchange Act, including by (1) filing, or causing any applicable national securities exchange to file, a Form 25 with the SEC under the Exchange Act, and (2) filing a Form 15 with the SEC under the Exchange Act.
P.Release of Liens, Claims and Interests in Wag!
Except as otherwise provided for in the Plan, or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, concurrently with the applicable distributions made pursuant to the Plan, all Liens, Claims, and Interests in or against the property of the Estates will be fully released, terminated, extinguished, and discharged, in each case without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any entity.
Any entity holding such Liens, Claims, or Interests will if necessary, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction, and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors and shall incur no liability to any entity in connection with its execution and delivery of any such instruments. On the Effective Date, in exchange for the treatment described and as set forth in Article III of the Plan, the Financing Agreement Claims shall be discharged, the Liens on the prepetition collateral securing the Financing Agreement Obligations shall be released, and the Financing Agreement shall be cancelled and be of no further force or effect.
Q.Cancellation of Stock, Certificates, Instruments and Agreements
On the Effective Date, except as provided below, all stock, units, instruments, certificates, agreements and other documents evidencing the Interests in Wag will be canceled, and the obligations of the Debtors thereunder or in any way related thereto will be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or any requirement of further action, vote or other approval or authorization by any Person.
R.Officers and Directors of Reorganized Debtors
On the Effective Date, the new board of directors shall be appointed automatically without any requirement of further action by stockholders, members, creditors,

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directors, or managers of the Debtors or the Reorganized Debtors. To the extent not previously disclosed, the Debtors will disclose prior to or at the Combined Hearing, the affiliations of each Person proposed to serve on the new board of directors or as an officer of the Reorganized Debtors, and, to the

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extent such Person is an insider other than by virtue of being a manager, director or officer, the nature of any compensation for such Person.
On the Effective Date, Reorganized Wag! shall enter into the New Organizational Documents in substantially the forms included in the Plan Supplement and each Holder of New Common Stock shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Wag!. On the Effective Date, each of the directors, managers and officers of each of the Reorganized Debtors shall be appointed in accordance with the Plan and the New Organizational Documents and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.
Except to the extent that a member of the board of directors, a manager or an officer, as applicable, of a Debtor continues to serve as a director or manager of such Debtor on and after the Effective Date, on the Effective Date, each of the Debtors’ directors and officers shall be discharged from their duties and terminated automatically without the need for any corporate action or approval and without the need for any corporate filings, and, unless subject to a separate agreement with the Reorganized Debtors, shall have no continuing obligations to the Debtors following the occurrence of the Effective Date.
XII.EFFECT OF CONFIRMATION OF THE PLAN ON CLAIMS AND INTERESTS
A.Binding Effect
ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THE PLAN WILL BIND, AND WILL BE DEEMED BINDING UPON, ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, AND EACH HOLDER’S RESPECTIVE SUCCESSORS AND ASSIGNS, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT ANY SUCH HOLDER (I) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THESE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR AFFIRMATIVELY VOTED TO REJECT THE PLAN.
B.Discharge
Other than Claims arising from or related to the Transaction Documents and except as otherwise provided herein or in the Combined Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties and, regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, retained, or distributed pursuant to the Plan on account of such Claims, upon the Effective Date, the Debtors, and each of them, shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind

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specified in section 502 of the Bankruptcy Code, whether or not (i) a proof of claim based upon such debt

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is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, (iii) a Claim based upon such debt is or has been disallowed by order of the Bankruptcy Court, or (iv) the holder of a Claim based upon such debt accepted the Plan.
As of the Effective Date, other than Claims arising from or related to the Transaction Documents and except as provided in the Plan or the Combined Order, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors, any other or further Claims, debts, rights, causes of action, claims for relief, or liabilities relating to the Debtors or any Interest in the Debtors based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, other than with respect to Claims arising from or related to the Transaction Documents and except as provided in the Plan or the Combined Order, the Combined Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors, and the termination of all such Interests, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or a terminated Interest.
C.Exculpation and Limitation of Liability
To the fullest extent permitted by law, and without affecting or limiting the releases set forth in Article IX of the Plan, none of the Exculpated Parties shall have or incur any liability to any Person or any of their respective agents, employees, representatives, advisors, attorneys, affiliates, shareholders, or members, or any of their successors or assigns, for any act or omission from the Petition Date through the Effective Date in connection with, relating to, or arising out of, the Chapter 11 Cases, this Disclosure Statement, the transactions contemplated by or described in the Transaction Documents, the formulation, negotiation, or implementation of the Plan or the Transaction Documents, including related prepetition transactions, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan or the Transaction Documents, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of gross negligence, fraud or willful misconduct, including the willful misappropriation of confidential information; provided, however, that the foregoing exculpation and limitation of liability shall not apply to and shall not operate to waive, release, or exculpate any Claims or causes of action arising from or related to the rights and obligations under the Plan, the Transaction Documents, and the contracts, instruments, releases, and other agreements or documents delivered hereunder or contemplated hereby and thereby. Without limiting the generality of the foregoing, the Debtors, the Reorganized Debtors, the Administrative Agent, the Secured Lender, the New Lenders, the Creditors' Committee (if any), or any other Exculpated Party and any of such parties' directors, managers, officers, or members, shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

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Notwithstanding any other provision of the Plan, no Person, no Person's agents, directors, managers, officers, employees, representatives, advisors, attorneys, affiliates, shareholders, or members and no Person's successors or assigns shall have any right of action against any of the Exculpated Parties for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, this Disclosure Statement, the transactions contemplated by

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or described in the Transaction Documents, the formulation, negotiation, or implementation of the Plan or the Transaction Documents, including related prepetition transactions, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan or the Transaction Documents, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of fraud or willful misconduct, including the willful misappropriation of confidential information; provided, however, that the foregoing prohibition shall not apply to and shall not operate to waive, release, or exculpate any Claims or causes of action arising from or related to any unperformed contractual obligation owed by any party under the Transaction Documents.
D.Release of Claims
(a)Satisfaction of Claims and Interests. The treatment to be provided for respective Allowed Claims or Interests pursuant to the Plan shall be in full and final satisfaction, settlement, release and discharge of such respective Claims or Interests:
(b)Debtor Releases
Notwithstanding anything contained in this Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Claims and Causes of Action, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, as applicable, whether known or unknown, foreseen or unforeseen, matured or unmatured, liquidated or unliquidated, fixed or contingent, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor, a Reorganized Debtor, their Estates, or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, business, management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between or among any Debtor and any Released Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, Financing Agreement Claims, cash management arrangements, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in-or out-of-court restructuring efforts, any avoidance actions, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, these Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of this Disclosure Statement, the Financing Agreement and any facility

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thereunder, the New Notes, Exit Facility, the Plan (including, for the avoidance of doubt, the Plan Supplement), any other Transaction Document, or any restructuring transaction, contract, instrument, release, or other agreement or

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document (including any legal opinion requested by any entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Combined Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with this Disclosure Statement, the Financing Agreement, the New Common Stock, the Organizational Documents, the New Notes, the Exit Facility, the Plan, the Plan Supplement, any other Transaction Document before or during these Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of these Chapter 11 Cases, the solicitation of votes on the Plan, the pursuit of Confirmation of the Plan, the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of debt, equity and/or other securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before Plan Effective Date, other than claims or liabilities primarily arising out of any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post Effective Date obligations of any party or Entity under the Plan, the Combined Order, any restructuring transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement this Plan, including the New Notes (including any amendments thereto), the Exit Facility, and the Organizational Documents or any Claim or obligation arising under the Plan.
Entry of the Combined Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for good and valuable consideration provided by each of the Released Parties, including the Released Parties’ substantial contributions to facilitating the Transaction Documents and implementing the Plan; (2) a good- faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable;
(5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.
(c)Injunction
Except as provided in the Plan or the Combined Order, from and after the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim, Interest, obligation, suit, judgment, damage, demand, debt, right, cause of action, or liability that is released, terminated, exculpated, or discharged under Article IX of the Plan, along with their respective current and former employees, agents, officers, directors, managers, principals, affiliates, shareholders, and members are permanently enjoined from taking any of

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the following actions against the Debtors, the Reorganized Debtors and the Exculpated Parties, and their respective agents, officers, directors, managers, employees, representatives, advisors, attorneys, affiliates, shareholders, or members, or any of their successors or assigns or any of their respective property on account of any such released, terminated or discharged Claim, obligation, suit,

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judgment, damage, demand, debt, right, cause of action, liability or Interest: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order;
(iii) creating, perfecting, or enforcing any Lien or encumbrance of any kind; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to any released Person; and (v) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan or the Combined Order. Upon entry of the Combined Order, all Holders of Claims and Interests shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan. Except as otherwise set forth in the Combined Order, each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth herein.
E.Protection Against Discriminatory Treatment
Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including governmental units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors has been associated, solely because such Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.
XIII.EXECUTORY CONTRACTS UNDER THE PLAN
A.Assumption of Executory Contracts and Unexpired Leases
Each Executory Contract and Unexpired Lease shall be deemed automatically assumed by the applicable Debtor counterparty in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Executory Contract or Unexpired Lease:

(a)has been previously rejected by the Debtors by Final Order of the Bankruptcy Court;
(b)has been rejected by the Debtors by order of the Bankruptcy Court in effect as of the Effective Date (which order may be the Combined Order);
(c)expired or terminated pursuant to its own terms prior to the Effective Date;

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(d)is the subject of a motion to reject filed by the Debtors under section 365 of the Bankruptcy Code pending as of the Effective Date; or
(e)is rejected under Section 7.6 of the Plan.

Entry of the Combined Order by the Bankruptcy Court shall constitute findings by the Bankruptcy Court that (i) the Reorganized Debtors have properly provided for adequate assurance of payment of the cure of any defaults that might have existed consistent with the requirements of section 365(b)(1) of the Bankruptcy Code, (ii) each assumption (or rejection, as the case may be) is in the best interest of the Debtors and their Estates and that each Assumed Contract is assumed as of the Effective Date, and (iii) the requirements for assumption (or rejection, as the case may be) of any Executory Contract or Unexpired Lease to be assumed have been satisfied. No provision of any agreement or other document that permits a person to terminate or modify an agreement or to otherwise modify the rights of the Debtors based on the filing of the Chapter 11 Cases or the financial condition of the Debtors shall be enforceable. Moreover, to the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed, or amended and assumed, and in either case, potentially assigned, restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption, or amendment and assumption, and, in either case, the potential assignment of such Executory Contract or Unexpired Lease, then such provision shall be deemed modified such that then transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease to exercise any other default-related rights with respect thereto. Except as otherwise provided for herein, as of the Effective Date, Assumed Contracts will be cured by being Reinstated and all Cure Costs will be made by the Reorganized Debtors upon assumption thereof in the ordinary course of business. Any disputes concerning the amount of the payments required by section 365(b)(1)(A) of the Bankruptcy Code shall be adjudicated in accordance with Section 3.7 of the Plan. For the avoidance of doubt, all Cure Costs shall be Unimpaired by the Plan and any Cure Costs outstanding as of the Effective Date shall remain continuing obligations of the Reorganized Debtors following the Effective Date, to be addressed in the ordinary course of business, subject to all parties’ rights and defenses with respect thereto. If a counterparty to an Executory Contract or Unexpired Lease believes any amounts are due as a result of such Debtor’s monetary default thereunder, it shall assert a Cure Claim against the Debtors or Reorganized Debtors, as applicable, in the ordinary course of business, subject to all defenses the Debtors or the Reorganized Debtors may have with respect to such Cure Claim.

On the Effective Date, the Reorganized Debtors and the Executives shall enter into the Executive Bonus Agreements. Other than the Stone Employment Agreement, which will be assumed as of the Effective Date, the employment agreements of each of the Executives shall be deemed rejected as of the Effective Date. Any Claims arising from the rejection of any employment agreements shall be governed by the deadlines set forth in Section 7.1 of the Plan.

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Any such Claims will be classified as Class 4 General Unsecured Claims and will likewise be Unimpaired and will be capped in accordance with section 502(b)(7) of the Bankruptcy Code.

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B.Cure of Defaults for Assumed Executory Contracts or Unexpired Leases
In the event of a dispute regarding (i) the amount of any Cure Claim, (ii) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (iii) any other matter pertaining to assumption or the payment of Cure Claims required by section 365(b)(1) of the Bankruptcy Code, payment of a Cure Claim, if any, shall occur as soon as reasonably practicable after entry of a Final Order or Final Orders resolving such dispute and approving such assumption. The Debtors, or Reorganized Debtors, as applicable, reserve the right at any time to move to reject any Executory Contract or Unexpired Lease based upon the existence of any unresolved dispute or upon a resolution of such dispute that is unfavorable to the Debtors or Reorganized Debtors.
Unless otherwise provided by an order of the Bankruptcy Court, any asserted Claims arising from the rejection of an Executory Contract or Unexpired Lease must be filed by Holders of such Claims with the Bankruptcy Court and served on the parties entitled to notice under the Plan no later than thirty (30) days after the later of (1) the Effective Date or (2) the effective date of such rejection, subject to the Debtors' and Reorganized Debtors' right to object thereto. In the event of such objection, the Debtors shall not be obligated to make any distribution in respect of such Claim until such dispute is resolved by Final Order of the Bankruptcy Court or the agreement of the parties.
Any alleged defaults required to be cured under section 365(b)(1)(A) of the Bankruptcy Code may be asserted, in accordance with the terms of the underlying Assumed Contract, before or after the Effective Date of the Plan, and the determination of the cure, if any, required with respect to such alleged default shall not be prejudiced or precluded notwithstanding the approval of assumption of the Assumed Contract or the occurrence of the Effective Date and shall be adjudicated in accordance with Section 3.7 of the Plan. The Debtors shall pay any Allowed Cure Claim in the ordinary course of business or such other date as mutually agreed to between the Debtors or the Reorganized Debtors and the Holder of such Allowed Cure Claim or, in the event there is a dispute concerning a Cure Claim, the date on which such claim for cure becomes Allowed. For the avoidance of doubt, following the entry of the Combined Order, no party to an Assumed Contract may (i) challenge the assumption of the Assumed Contract,
(ii) challenge the determination that the Debtors have provided adequate assurance that they will promptly cure any default under an Assumed Contract, or (iii) assert an entitlement to relief under 365(b)(1)(B) or (C).
Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise, and full payment of any applicable Cure Claims pursuant to the Plan, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or non-monetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the date that the Reorganized Debtors assume such Executory Contract or Unexpired Lease. Any proofs of claim filed with respect to an

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Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

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C.Assumption of Insurance Policies and Benefit Plans
On the Effective Date, each of the Debtors’ Insurance Contracts in existence as of the Effective Date shall be Reinstated and continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Article VII of the Plan. Nothing in the Plan shall affect, impair, or prejudice the rights of the insurance carriers, the insureds, or the Reorganized Debtors under the Insurance Contracts in any manner, and such insurance carriers, the insureds, and Reorganized Debtors shall retain all rights and defenses under such Insurance Contracts. The Insurance Contracts shall apply to and be enforceable by and against the insureds and the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors, as existed before the Effective Date.
On the Effective Date, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Insurance Policies (including any “tail coverage” and all agreements, documents, or instruments related thereto) in effect before the Effective Date pursuant to sections 105 and 365(a) of the Bankruptcy Code, without the need for any further notice to or action, order, or approval of the Bankruptcy Court. Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Insurance Policies, and each such indemnity obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed. The Debtors and, after the Effective Date, the Reorganized Debtors shall retain the ability to supplement such D&O Insurance Policies as the Debtors or Reorganized Debtors, as applicable, may deem necessary. For the avoidance of doubt, entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Insurance Policies.
In addition, on or after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto) in effect on or before the Effective Date, with respect to conduct occurring prior thereto, and all current and former directors, officers, and managers of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policies for the full term of such policies regardless of whether such current and former directors, officers, and managers remain in such positions after the Effective Date, all in accordance with and subject in all respects to the terms and conditions of the D&O Insurance Policies, which shall not be altered.
D.Indemnification
On and as of the Effective Date, and except as prohibited by applicable law and subject to the limitations set forth in the Plan, the Indemnification Provisions shall be assumed and irrevocable and shall survive the effectiveness of the Plan.

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XIV.CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN
A.Conditions to Effective Date
The Debtors shall request that the Combined Order include a finding by the Bankruptcy Court that, notwithstanding Bankruptcy Rule 3020(e), the Combined Order shall take effect immediately upon its entry. The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived by the Debtors and the Secured Lender in accordance with the terms hereof:
(a)The Combined Order, in form and substance satisfactory to the Debtors and the Secured Lender, shall be entered by the Bankruptcy Court and shall be in full force and effect and not subject to any stay and shall, among other things, provide that the Debtors and Reorganized Debtors are authorized without further board or shareholder approval or consent to take all actions necessary to enter into the Transaction Documents and other agreements or documents created in connection with this Plan. Without limiting the foregoing, the chairman of the board of directors, president, chief executive officer, chief financial officer or any other appropriate officer of the Debtors shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and the Transaction Documents. The secretary or assistant secretary of the Debtors shall be authorized to certify or attest to any of the foregoing actions.
(b)All Transaction Documents shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied (other than the occurrence of the Effective Date).
(c)All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained.
(d)All other actions, documents, and agreements necessary to implement the Plan shall have been effected or executed.
(e)The Debtors shall have sufficient Cash, whether on hand or from funds advanced under the DIP Facility or the New Credit Facility to make all required payments to be made on the Effective Date.
(f)The Effective Date shall have occurred on or prior to September 1, 2025.
B.Waiver of Conditions

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The conditions to occurrence of the Effective Date of the Plan set forth in Article VIII of the Plan may be jointly waived by the Debtors and the Secured Lender in whole or in part,

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without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date shall preclude the occurrence of the Effective Date, regardless of the circumstances giving rise to the failure of such condition to be satisfied, including any action or inaction by the Debtors and the Secured Lender. The waiver of a condition to the occurrence of the Effective Date shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.
C.Substantial Consummation
“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, with respect to any of the Debtors, shall be deemed to occur on the Effective Date with respect to such Debtor.
D.Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur with respect to any of the Debtors, the Plan shall be null and void in all respects with respect to such Debtor, and nothing contained in the Plan or the Disclosure Statement shall: (i) constitute a waiver or release of any Claims by or Claims against or Interests in such Debtors; (ii) prejudice in any manner the rights of such Debtors, any Holders of a Claim or Interest, or any other Entity; or (iii) constitute an admission, acknowledgment, offer, or undertaking by such Debtors, any Holders, or any other Entity in any respect.
XV.CONFIRMATION OF THE PLAN
A.Confirmation Generally
The Bankruptcy Code requires the Bankruptcy Court to determine whether a plan of reorganization complies with the technical requirements of chapter 11 of the Bankruptcy Code. It requires further that a debtor’s disclosures concerning its plan of reorganization are adequate.
If the Plan is confirmed, the Debtors expect the Effective Date to occur no later than one (1) Business Day after the Confirmation Date.
To confirm the Plan, the Bankruptcy Court must find that all of the requirements of section 1129 of the Bankruptcy Code have been met. Thus, even if the statutorily required majority vote in number and dollar amount is achieved for Class 3 (the only Class entitled to vote under the Plan), the Bankruptcy Court must make independent findings respecting the Plan’s satisfaction of the requirements of the Bankruptcy Code before it may confirm the Plan. Some of these statutory requirements are discussed below.
B.Voting Procedures and Standards
Holders of Claims and Interests in Class 3 (the only Class entitled to vote under the Plan) as of the Voting Record Date will receive prior to the commencement of the Chapter

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11 Cases, this Disclosure Statement, the Plan, a Ballot for accepting or rejecting the Plan, and related

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credit and investment documents. Class 3 is the only Class that is Impaired and entitled to vote under the Plan.
A class is “Impaired” under a plan unless, with respect to each claim or interest of such class, the Plan:
•leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the holder of such claim or interest; or
•notwithstanding any contractual provision or applicable law that entitles the holder of such claim or interest to demand or receive accelerated payment on account of a default, cures any default, reinstates the original maturity of the obligation, compensates the holder for any damages incurred as a result of reasonable reliance on such provision or law and does not otherwise alter the legal, equitable or contractual rights of such holder based on such claim or interest.
Solicitation of acceptances is not required and will not occur with respect to a class that is not Impaired under a plan of reorganization and is deemed to have accepted the Plan or is Impaired and deemed to have rejected the Plan.
Among other things, the following are the Voting Procedures in connection with voting on the Plan:
•Any Ballot (as defined in the Disclosure Statement Motion) which is otherwise properly completed, executed, and timely returned to the Solicitation Agent that does not indicate an acceptance or rejection of the Plan and the Plan Supplement or indicates both an acceptance and rejection of the Plan and the Plan shall not be counted.
•Any Ballot which is returned to the Solicitation Agent indicating acceptance or rejection of the Plan and the Plan Supplement, but which is unsigned shall not be counted, except in the sole discretion of the Debtors.
•Any Ballot postmarked prior to the deadline for submission of Ballots but actually received by the Solicitation Agent afterward shall not be counted, unless agreed otherwise by the Debtors.
•Whenever a Holder of a Claim submits more than one Ballot voting the same Claim prior to the deadline for receipt of Ballots, the last such properly completed Ballot received by the Solicitation Agent prior to the Voting Deadline will be deemed to reflect the voter’s intent and thus to supersede any prior Ballots.

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•Only the votes of the Holders of Allowed Claims in one or more voting Classes as of the Voting Record Date will be counted for purposes of tabulating acceptances and rejections of the Plan and the Plan Supplement. The

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Solicitation Agent will use records as of July 20, 2025 for solicitation purposes.
•Any Holder of Claims in a voting Class must vote all of its Claims in each such Class either to accept or reject the Plan and the Plan Supplement and may not split its vote. A Ballot (or multiple Ballots with respect to separate Claims within the same voting Class) that partially rejects and partially accepts the Plan and the Plan Supplement, or that indicates both a vote for and against the Plan and the Plan Supplement, shall not be counted.
•If a creditor casts simultaneous Ballots with respect to the same Claim which are voted inconsistently, such Ballots shall not be counted.
•For the purposes of the numerosity requirement of section 1126(c) of the Bankruptcy Code, separate Claims held by a single creditor in a particular Class will be aggregated as if such creditor held one Claim against the Debtors in such Class, and the votes related to such Claims shall be treated as a single vote to accept or reject the Plan and the Plan Supplement.
•Each creditor shall be deemed to have voted the full amount of its Claim.
•The authority of the signatory of each Ballot to complete and execute the Ballot shall be presumed, but each such signatory shall certify that he or she has such authority and is the holder of record of the applicable Claims as of the Voting Record Date.
•Any Ballot cast by a person or entity that does not hold a Claim in a Class that is entitled to vote to accept or reject the Plan and the Plan Supplement will not be counted.
•Ballots that are illegible, or contain insufficient information to permit the Debtors and the Solicitation Agent to determine in their sole discretion the identity of the creditor, shall not be counted.
•Except as otherwise ordered by the Bankruptcy Court in the event Chapter 11 Cases are commenced, questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation or withdrawal of Ballots will be determined by the Solicitation Agent and the Debtors, which determination will be final and binding.
•The Solicitation Agent is permitted, but not required, to make reasonable efforts to contact any Holder regarding any defect or irregularity in connection with their Ballot, and will not incur any liability for failure to do so.

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In connection with the Chapter 11 Cases, the Debtors will ask the Bankruptcy Court to approve the process by which Holders of Claims submit their votes (the “Voting Procedures”). In the event the Chapter 11 Cases are commenced, to the extent that the Bankruptcy

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Court does not or is unable to approve any portion of these Voting Procedures, the Debtors reserve the right to modify the Voting Procedures in accordance with such modified procedures.
A vote may be designated (i.e., disregarded) if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not made or solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.
Under the Bankruptcy Code, the Plan will be “accepted” by a voting Class if (excluding insiders) at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of Claims in such voting Class that cast Ballots to accept or reject the Plan vote in favor of the Plan.
C.Acceptance
The Bankruptcy Code provides that a class of claims will have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the allowed claims in such class that have voted on the Plan. There must be one Impaired accepting class excluding insiders. Here, acceptance of the Plan need only be solicited from the Holders of Claims in Class 3 as it is the only Class which is Impaired and entitled to vote under the Plan. Except in the context of a “cram down” (described below), as a condition to confirmation of the Plan, the Bankruptcy Code requires that, with certain exceptions, each Impaired Class accepts the Plan. If the Chapter 11 Cases are filed, the Debtors intend to request confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any voting Classes that vote to reject or are deemed to reject the Plan. This procedure is commonly referred to as a “cram down.” For a more detailed description of the requirements for acceptance of the Plan and of the criteria for confirmation of the Plan notwithstanding rejection by certain Impaired Classes, see “Cram Down,” below.
D.Confirmation and Consummation
At the Combined Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan. Confirmation of a plan under section 1129(a) of the Bankruptcy Code requires, among other things, that:
•the Plan complies with the applicable provisions of the Bankruptcy Code;
•the proponent of the Plan has complied with the applicable provisions of the Bankruptcy Code;
•the Plan has been proposed in good faith and not by any means forbidden by law;

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•any payment made or to be made by the proponent, by the debtor or by a person issuing securities under the Plan, for services or for costs and expenses in, or in connection with the Chapter 11 Cases, or in connection with the Plan and

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incident to the case, has been approved by, or is subject to the approval of, the bankruptcy court as reasonable;
•the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the Plan with the debtor, or a successor to the debtor under the Plan. The appointment to, or continuance in, such office of such individual, must be consistent with the interests of creditors and equity security holders and with public policy and the proponent must have disclosed the identity of any insider that the reorganized debtor will employ or retain, and the nature of any compensation for such insider;
•with respect to each impaired class of claims or interests, either each holder of a claim or interest of such class has accepted the Plan, or will receive or retain under the Plan on account of such claim or interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code;
•each class of claims or interests has either accepted the Plan or is not impaired under the Plan;
•except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that allowed administrative expenses and priority claims (other than priority tax claims) will be paid in full on the Effective Date (except that if a class of priority claims has voted to accept the Plan, holders of such claims may receive deferred cash payments of a value, as of the Effective Date of the Plan, equal to the allowed amounts of such claims) and that holders of priority tax claims may receive on account of such claims regular installment payments in cash of a total value, as of the Effective Date, equal to the allowed amount of such claims over a period that ends no later than 5 years from the Petition Date and in a manner not less favorable than the most favored nonpriority unsecured claim provided for by the Plan;
•if a class of claims is impaired, at least one impaired class of claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a claim in such class; and
•confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan.

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The Debtors believe that:
•the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code;
•the Debtors have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and
•the Plan has been proposed in good faith.
Set forth below is a more detailed summary of certain statutory confirmation requirements.
1.Best Interests of Holders of Claims and Interests
With respect to each Impaired Class of Claims and Interests, confirmation of the
Plan requires that each Holder of a Claim or Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.
In determining whether this test is satisfied, the first step is to determine the dollar amount that would be generated from the liquidation of each of the Debtors’ assets and properties in a chapter 7 liquidation case. The gross amount of cash available in such a liquidation would be the sum of the proceeds from the disposition of such Debtor’s assets and the cash held by such Debtor at the time of the commencement of the chapter 7 case. This gross amount would be reduced by the amount of any Allowed Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the applicable Debtor’s business and the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders of the applicable Debtor in strict accordance with the order of priority of claims contained in section 726 of the Bankruptcy Code.
The Debtors have determined, as discussed in the Liquidation Analysis attached as Exhibit B hereto, that if the Chapter 11 Cases are commenced, confirmation of the Plan will provide each creditor and Interest holder of each Debtor with a recovery that is not less than it would receive pursuant to a liquidation of the applicable Debtor under chapter 7 of the Bankruptcy Code. See the Liquidation Analysis annexed as Exhibit B hereto.
2.Financial Feasibility
The Bankruptcy Code permits a plan to be confirmed only if confirmation is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet its obligations under the Plan. As part of this analysis, the Debtors have prepared

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projections of the financial performance of the Reorganized Debtors for the fiscal years 2025 through 2029 (the “Financial Projections”). The Financial Projections, and certain of the

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assumptions on which they are based, are set forth in the projected financial information contained in Exhibit C hereto.
THE FINANCIAL PROJECTIONS SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, WERE REASONABLE WHEN PREPARED IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED. THE DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS. THE FINANCIAL PROJECTIONS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED ABOVE. IN THE LIGHT OF THESE RISKS AND UNCERTAINTIES, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FINANCIAL PROJECTIONS.
The Debtors prepared these financial projections based upon certain assumptions that they believe to be reasonable under the circumstances. The financial projections have not been examined or compiled by independent accountants. The Debtors makes no representation as to the accuracy of the projections or their ability to achieve the projected results. Many of the assumptions on which the projections are based are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the period of the Financial Projections may vary from the projected results and the variations may be material. Holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in connection with their evaluation of the Plan.
The Financial Projections indicate, on a pro forma basis, that the projected level of cash flow is sufficient to satisfy the Debtors’ future capital expenditures and other obligations during the applicable period. Accordingly, if the Chapter 11 Cases are commenced, the Debtors believe that confirmation of the Plan is not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors.
3.Cram Down
The Bankruptcy Code contains provisions for confirmation of a plan even if the Plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted the Plan. The “cram down” provisions of the Bankruptcy Code are set forth in section 1129(b) of the Bankruptcy Code.
Under the “cram down” provisions, on the request of a plan proponent the bankruptcy court will confirm a plan despite the lack of acceptance by an impaired class or classes if the bankruptcy court finds that:

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•the Plan does not discriminate unfairly with respect to each non-accepting impaired class;
•the Plan is fair and equitable with respect to each non-accepting impaired class; and
•at least one impaired class has accepted the Plan.
As used by the Bankruptcy Code, the phrases “discriminate unfairly” and “fair and equitable” have narrow and specific meanings unique to bankruptcy law. A plan does not discriminate unfairly if claims or interests in different classes but with similar priorities and characteristics receive or retain property of similar value under a plan. The Bankruptcy Code sets forth different standards for establishing that a plan is “fair and equitable” with respect to a dissenting class, depending on whether the class is comprised of secured or unsecured claims, or equity interests. In general, section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the “absolute priority” rule, which requires that the dissenting class be paid in full before a junior class may receive any value under the Plan on account of such junior claims or interests.
Specifically, with respect to equity interests, a plan is “fair and equitable” if either
(i) each holder of an equity interest will receive or retain under the Plan a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest; or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the Plan on account of such interest.
As demonstrated by the Debtors’ prepetition marketing process, and based on an application of the Bankruptcy Code’s priority scheme, the Non-Go Forward Claim and Interests in Wag!, which are junior in priority to over $16.3 million in funded indebtedness alone, are not entitled to any recovery in the Chapter 11 Cases. The Liquidation Analysis demonstrates that Holders the Non-Go Forward Claim and Holders of Interests in Wag! would not receive any recovery in a hypothetical liquidation scenario. The Debtors therefore believe that the Plan satisfies the “unfair discrimination” and “fair and equitable” tests with respect to any non-accepting impaired class.
4.Classification of Claims and Interests
The Debtors believe that the Plan meets the classification requirements of the Bankruptcy Code, which require that a plan of reorganization place each claim or interest into a class with other claims or interests that are “substantially similar.”
XVI.ADDITIONAL INFORMATION

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All of the exhibits to the Plan, the Plan Supplement and to this Disclosure Statement will be available for inspection by contacting the Solicitation Agent.

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XVII.CONCLUSION
For all of the reasons set forth in this Disclosure Statement, the Debtors believe that the Plan is preferable to all other alternatives. Consequently, the Debtors urge all Holders of Financing Agreement Claims to vote to ACCEPT the Plan, and to duly complete and return their Ballots so that they will be ACTUALLY RECEIVED on or before 11:59 p.m. (prevailing Eastern Time) on July 20, 2025.
[Remainder of Page Intentionally Left Blank]

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Dated:    July 20, 2025

WAG! GROUP CO., et al., on behalf of itself and its Debtor affiliates

By: /s/ Alec Davidian
Name: Alec Davidian
Title: Chief Financial Officer

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EXHIBIT A
Plan of Reorganization

SOLICITATION VERSION

IN THE UNITED STATES BANKRUPTCY COURTFOR THE DISTRICT OF DELAWARE

In re: WAG! GROUP CO., et al.,[1] Debtors.	Chapter 11 Case No. 25- ( ) IMPORTANT: No chapter 11 case has been commenced as of the distribution of this Plan (as defined below)
JOINT PREPACKAGED PLAN OF REORGANIZATION OF WAG! GROUP CO. AND CERTAIN OF ITS AFFILIATES

Dated: July 20, 2025

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Michael R. Nestor (No. 3526) Kara Hammond Coyle (No. 4410) Shella Borovinskaya (No. 6758) Kristin L. McElroy (No. 6871) Rodney Square
1000 North King Street Wilmington, DE 19801
Telephone:    (302) 571-6600 Email:    mnestor&ycst.com
kcoyle@ycst.com sborovinskaya@ycst.com kmcelroy@ycst.com
Proposed Counsel to the Debtors and Debtors in Possession
1 The Debtors in these Chapter 11 Cases, along with the last four digits of their federal tax identification numbers, to the extent applicable, are Wag! Group Co. (0180), Wag Labs, Inc. (4381), Wag Wellness, LLC (N/A), Pawsome, LLC (2404), Compare Pet Insurance Services, Inc. (4657), We Compare, Inc. (5054), and Furmacy, Inc. (9977). The Debtors’ headquarters is located at 2261 Market Street, Suite 86056, San Francisco, California 94114.

TABLE OF CONTENTS

Page

ARTICLE I

DEFINED TERMS AND RULES OF INTERPRETATION
1.1Additional Notes    1
1.2Administrative Agent    1
1.3Administrative Claim    2
1.4Allowed    2
1.5Avoidance Action    2
1.6Bankruptcy Code    2
1.7Bankruptcy Court    2
1.8Bankruptcy Rules    2
1.9Business Day    2
1.10Cash    2
1.11Cash Collateral    3
1.12Causes of Action    3
1.13Chapter 11 Case(s)    3
1.14Claim    3
1.15Class    3
1.16Combined Hearing    3
1.17Combined Order    3
1.18Compensation and Benefits Programs    3
1.19Confirmation    4
1.20Confirmation Date    4
1.21Creditors’ Committee    4
1.22Cure    4
1.23Cure Claim    4
1.24Cure Cost    4
1.25D&O Insurance Policies    4
1.26Debtors    4
1.27DIP Claims    5
1.28DIP Facility    5
1.29DIP Lenders    5
1.30DIP Motion    5
1.31DIP Orders    5
1.32Disclosure Statement    5
1.33Disclosure Statement Order    5
1.34Disputed Claim    5
1.35Distribution Record Date    5
1.36Effective Date    5

1.37Estate(s)    5
1.38Exculpated Parties    6
1.39Executive    6
1.40Executive Bonus Agreement    6
1.41Executory Contract    6
1.42Exhibit    6
1.43Exit Facility    6
1.44Final Order    6
1.45Financing Agreement    6
1.46Financing Agreement Claim    6
1.47General Unsecured Claim    6
1.48Holder    6
1.49Impaired    6
1.50Indemnification Provisions    7
1.51Insurance Contracts    7
1.52Intercompany Claim    7
1.53Interest    7
1.54Investment Agreement    7
1.55Lien    7
1.56Loan Document    7
1.57New Common Stock    8
1.59New Notes    8
1.60New Organizational Documents    8
1.61Non-Go Forward Claim    8
1.62Non-Tax Priority Claim    8
1.63Organizational Documents    8
1.64Other Secured Claim    8
1.65Person    8
1.66Petition Date    8
1.67Plan    8
1.68Plan Supplement    8
1.69Priority Tax Claim    9
1.70Professional    9
1.71Professional Fee Claim    9
1.72Professional Fee Escrow Account    9
1.73Professional Fee Reserve Amount    9
1.74Reinstated    9
1.75Related Parties    9
1.76Released Parties    10
1.77Reorganized    10
1.78Reorganized Wag!    10
1.79Restructuring Professionals    10
1.80Retained Actions    10
1.81Secured Claim    10
1.82Secured Lender    11
1.83Securities Act    11

2

3

1.84Solicitation Materials    11
1.85Stone Employment Agreement    11
1.86Subsidiary    11
1.87Subsidiary Debtors    11
1.88Transaction Documents    11
1.89U.S. Trustee Fees    11
1.90Unclassified Claims    11
1.91Unexpired Lease    11
1.92Unimpaired    12
1.93Voting Record Date    12
1.94Wag!    12
1.95Rules of Interpretation and Computation of Time    12
ARTICLE II
TREATMENT OF UNCLASSIFIED CLAIMS
1.1Administrative Claims    13
1.2Priority Tax Claim    13
1.3Professional Fees.    13
1.4U.S. Trustee Fees.    14
1.5DIP Claims    14
ARTICLE III
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS
1.1Introduction.    14
1.2Summary of Classes.    15
1.3Treatment of Classes.    15
1.4Intercompany Claims    19
1.5Alternative Treatment    19
1.6Special Provision Regarding Unimpaired Classes of Claims    19
1.7Procedures for Resolving Disputed, Contingent, and Unliquidated Claims    19
1.8Subordinated Claims    20
1.9No Filings of Proofs of Claim    20
1.10Allowance and Disallowance of Claims    20
ARTICLE IV ACCEPTANCE OF THIS PLAN
1.1Class Entitled to Vote    21
1.2Acceptance by Impaired Classes    21
1.3Elimination of Classes    21
1.4Intercompany Claims and Interests    21

4

1.5Cramdown    21

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1.6Plan Confirmation as to Some or All Debtors    21
ARTICLE V
MEANS FOR IMPLEMENTATION OF THIS PLAN
1.1General Settlement of Claims and Interests    22
1.2Continued Legal Existence and Revesting of Assets    22
1.3Sources of Cash for Distribution    22
1.4Investment Agreement; Issuance of New Common Stock    22
1.5Exit Facility; Issuance of New Notes    23
1.6Section 1145 Exemption    23
1.7Corporate Action    23
1.8Preservation of Causes of Action    23
1.9Effectuating Documents; Further Transactions    24
1.10Exemption From Certain Transfer Taxes and Recording Fees    24
1.11Further Authorization    24
1.12Dissolution of Creditors' Committee    24
1.13Cancellation of Existing Securities and Agreements    24
1.14Deregistration    25
1.15Release of Liens, Claims, and Interests    25
1.16Officers and Directors of Reorganized Debtors    25
ARTICLE VI
PROVISIONS GOVERNING DISTRIBUTIONS
1.1Allowed Claims and Interests    26
1.2Distributions for Claims Allowed as of the Distribution Record Date    26
1.3Fractional Shares    26
1.4Interest and Penalties on Claims    26
1.5Means of Cash Payment    26
1.6Withholding and Reporting Requirements    27
1.7Setoffs    27
ARTICLE VII
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
1.1Assumption/Rejection of Executory Contracts and Unexpired Leases    27
1.2Compensation and Benefit Programs    29
1.3Indemnification Provisions and Reimbursement Obligations    29
1.4Other Insurance Contracts    29
1.5Directors and Officers Insurance Policies    30
1.6Executives    30

6

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ARTICLE VIII
CONFIRMATION AND CONSUMMATION OF THIS PLAN
1.1Condition To Entry of the Combined Order    30
1.2Conditions To Effective Date    31
1.3Waiver Of Conditions    31
1.4Substantial Consummation    32
ARTICLE IX
EFFECT OF PLAN CONFIRMATION
1.1Binding Effect    32
1.2Revesting of Assets    32
1.3Releases and Related Matters    32
1.4Discharge of the Debtors    34
1.5Injunction.    35
1.6Exculpation and Limitation of Liability.    36
1.7U.S. Government.    37
1.8Term of Bankruptcy Injunction or Stays    37
1.9Post-Effective Date Retention of Professionals    37
1.10Effect of Release, Discharge and Injunction on Unimpaired Claims    38
ARTICLE X RETENTION OF JURISDICTION
1.1Retention of Jurisdiction    38
1.2Failure of Bankruptcy Court to Exercise Jurisdiction    40
ARTICLE XI MISCELLANEOUS PROVISIONS
1.1Effectuating Documents and Further Transactions    40
1.2Corporate Action    40
1.3Amendment or Modification of This Plan    40
1.4Severability of Plan Provisions    41
1.5Successors and Assigns    41
1.6Continuing Effectiveness of Final Orders    41
1.7Closing of Chapter 11 Cases    41
1.8Ipso Facto and Similar Provisions Ineffective    41
1.9Revocation, Withdrawal, or Non-Consummation    42
1.10Notice    42
1.11Governing Law    42
1.12Tax Reporting and Compliance    43

8

9

1.13Conflicts    43
1.14Entire Agreement    43

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EXHIBITS
EXHIBIT A - Exit Facility Term Sheet

INTRODUCTION2
Wag! Group Co. and its affiliated debtors and debtors in possession in the above-captioned cases propose the following joint prepackaged plan of reorganization for the resolution of the outstanding Claims against and Interests in the Debtors.
The Debtors intend to seek joint administration of the Chapter 11 Cases for procedural purposes only. Each Debtor is a proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code, and the Plan constitutes a separate plan of reorganization for each Debtor, including for purposes of distributions. Each Debtor reserves the right to seek confirmation of this Plan pursuant to the “cram down” provisions contained in section 1129(b) of the Bankruptcy Code with respect to any non-accepting Class.
Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of this Plan and certain related matters, including distributions to be made under this Plan. There are also other agreements and documents, which shall be filed with the Bankruptcy Court, that are referenced in this Plan, the Plan Supplement, or the Disclosure Statement as exhibit and schedules. All such exhibits and schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Fed. R. Bankr. P. 3019, and the terms and conditions set forth in this Plan, the Debtors reserve the right to alter, amend, modify, revoke, or withdraw this Plan before its substantial consummation.
ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THIS PLAN ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

ARTICLE I

DEFINED TERMS AND RULES OF INTERPRETATION
Defined Terms. As used herein, capitalized terms shall have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.
1.1Additional Notes means up to $13,300,000 principal amount of term notes to be issued in exchange for cash or DIP Claims on or after the Effective Date under the Exit Facility.
1.2Administrative Agent means Alter Domus (US) LLC, in its capacity as administrative agent and collateral agent under the Financing Agreement.
2    Unless otherwise noted, capitalized terms used in this Plan have the meanings set forth in Article I of this Plan.

1.3Administrative Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases under sections 503(b) or 507(b) of the Bankruptcy Code, including, but not limited to: (a) any actual and necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the businesses of the Debtors, as specified under sections 503(b) and 507 of the Bankruptcy Code; (b) all Allowed Professional Fee Claims;
(c) all fees and charges assessed against the Estates under Section 1930 of title 28 of the United States Code, (d) Claims under section 503(b)(9) of the Bankruptcy Code, and (e) Claims, if any, under any DIP Facility, DIP Orders, or any engagement or fee letter for post-Effective Date financing, as applicable.
1.4Allowed means, with respect to any Claim, such Claim or any portion thereof that the Debtors or the Reorganized Debtors have assented to the validity of or that has been (a) allowed by a Final Order of the Bankruptcy Court, (b) allowed pursuant to the terms of this Plan, (c) allowed by agreement between the Holder of such Claim and the Debtors or Reorganized Debtors, or (d) allowed by an order of a court in which such Claim could have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced; provided, however, that, notwithstanding anything herein to the contrary, by treating a Claim as an "Allowed Claim" the Debtors do not waive their rights to contest the amount and validity of such Claim to the extent it is disputed, contingent or unliquidated, in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced or in the Bankruptcy Court; and provided, further that the amount of any Allowed Claim shall be determined in accordance with the Bankruptcy Code, including sections 502(b), 503(b) and 506 of the Bankruptcy Code.
1.5Avoidance Action means any and all avoidance, recovery, subordination, or similar actions or remedies that may be brought by or on behalf of the Debtors or the Estates under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies arising under chapter 5 of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws, fraudulent conveyance laws, or other similar related laws.
1.6Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended to the extent such amendments apply to the Chapter 11 Cases.
1.7Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware, or any other court with jurisdiction over the Chapter 11 Cases.
1.8Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the Local Rules of the United States Bankruptcy Court for the District of Delaware, as now in effect or hereafter amended to the extent such amendments apply to the Chapter 11 Cases.
1.9Business Day means any day, other than a Saturday, Sunday, or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).
1.10Cash means legal tender of the United States of America, and equivalents thereof.

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1.11Cash Collateral has the meaning set forth in section 363(a) of the Bankruptcy Code.
1.12Causes of Action means any action, Claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, Lien, indemnity, contribution, interest, guaranty, suit, obligation, liability, lost, debt, fee or expense, damage, judgment, account, defense, offset, power, privilege, proceeding, franchise, remedy, and license of any kind or character whatsoever, whether known or unknown, contingent or non contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, as applicable, in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. Law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. Law. For the avoidance of doubt, “Causes of Action” include: (a) any right of setoff, counterclaim, or recoupment; (b) any Claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, actual or constructive fraudulent transfer or fraudulent conveyance or voidable transaction or similar Law, violation of local, state, or federal or non-U.S. Law or breach of any duty imposed by Law or in equity, including securities Laws, negligence, and gross negligence; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code or similar local, state, or federal U.S. or non-
U.S. Law; (d) any Claim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any Avoidance Actions relating to or arising from any state or foreign Law pertaining to any Avoidance Action, including preferential transfer, actual or constructive fraudulent transfer, fraudulent conveyance, or similar Claim; (f) the right to object to or otherwise contest Claims or Interests; and (g) any “lender liability” or equitable subordination Claims or defenses.
1.13Chapter 11 Case(s) means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court and (b) when used with reference to all Debtors, the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.
1.14Claim means a "claim" as defined in section 101(5) of the Bankruptcy Code.
1.15Class means a category of Claims or Interests, as described in Article III hereof.
1.16Combined Hearing means the hearing conducted by the Bankruptcy Court to consider approval of the Disclosure Statement and confirmation of this Plan, as such hearing may be adjourned or continued from time to time.
1.17Combined Order means the order of the Bankruptcy Court approving the Disclosure Statement pursuant to sections 1125, 1126(b), and 1145 of the Bankruptcy Code and confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

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1.18Compensation and Benefits Programs means all employment, confidentiality, and non-competition agreements, bonus, gainshare, and incentive programs (other than awards of equity interests, stock options, restricted stock, restricted stock units, warrants,

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rights, convertible, exercisable, or exchangeable securities, stock appreciation rights, phantom stock rights, redemption rights, profits interests, equity-based awards, or contractual rights to purchase or acquire equity interest at any time and all rights arising with respect thereto), vacation, holiday pay, severance, retirement, savings, supplemental retirement, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, employee expense reimbursement, and other compensation and benefit obligations of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees, and non- employee directors and the employees, former employees, and retirees of their subsidiaries.
1.19Confirmation means the entry by the Bankruptcy Court of the Combined Order on the docket of the Chapter 11 Cases confirming this Plan pursuant to section 1129 of the Bankruptcy Code.
1.20Confirmation Date means the date on which the Combined Order is entered on the docket of the Chapter 11 Cases by the Bankruptcy Court.
1.21Creditors’ Committee means the statutory committee of unsecured creditors, if any, appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.
1.22Cure means the payment of Cash, including an amount of $0.00, or the distribution of other property or other action (as the parties may agree or the Bankruptcy Court or other court of competent jurisdiction may order), as necessary to cure defaults under an Executory Contract or an Unexpired Lease assumed by the Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.
1.23Cure Claim means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s default under an Executory Contract or Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.
1.24Cure Cost means any and all amounts, including an amount of $0.00, required to cure any monetary default sunder any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.
1.25D&O Insurance Policies means, collectively, all insurance policies (including any “tail coverage” and all agreements, documents, or instruments related thereto) issued at any time to, or providing coverage to, any of the Debtors or any of the Debtors’ current or former directors, members, managers, or officers for alleged Wrongful Acts (as defined in the D&O Insurance Policies), or similarly defined triggering acts, in their capacity as such.

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1.26Debtors means Wag! Group Co., a Delaware corporation, Wag Labs, Inc., a Delaware corporation, Compare Pet Insurance Services, Inc., a Delaware corporation, We Compare, Inc., a Delaware corporation, Wag Wellness LLC, a Delaware limited liability company,

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Pawsome, LLC, a Delaware limited liability company, and Furmacy, Inc. a Delaware corporation, the debtors and debtors in possession in the Chapter 11 Cases.
1.27DIP Claims means any Allowed Claim held by the DIP Lenders arising under or related to the DIP Facility.
1.28DIP Facility means the $6,500,000 debtor in possession financing facility provided to the Debtors by the DIP Lenders.
1.29DIP Lenders means those lenders under the DIP Facility, from time to time.
1.30DIP Motion means the Debtors’ Motion for Entry of Interim and Final Orders (I) Granting Expedited Relief, (II) Approving Postpetition Financing, (III) Granting Liens and Providing Superpriority Administrative Expense Status, (IV) Authorizing Use of Cash Collateral, (V) Granting Adequate Protection, (VI) Modifying Automatic Stay, and (VII) Granting Related Relief, filed on the Petition Date.
1.31DIP Orders means the orders entered by the Bankruptcy Court approving the Debtors’ entry into the DIP Facility and use of Cash Collateral on an interim and final basis as set forth in the DIP Motion.
1.32Disclosure Statement means the Disclosure Statement with Respect to Joint Prepackaged Plan of Reorganization of WAG! Group Co. and Certain of Its Affiliates, dated as of the date hereof.
1.33Disclosure Statement Order means the order of the Bankruptcy Court approving the Disclosure Statement as a disclosure statement meeting the applicable requirements of the Bankruptcy Code and, to the extent necessary, approving the related Solicitation Materials, which order may be the Combined Order.
1.34Disputed Claim means (a) any Claim, or portion thereof, as to which the Debtors have interposed an objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, or any claim otherwise disputed by the Debtors, the Reorganized Debtors, or other party-in-interest in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order, (b) if there are schedules, any Claim scheduled by the Debtors as contingent, unliquidated, or disputed, (c) any Claim which amends a Claim scheduled by the Debtors as contingent, unliquidated, or disputed, or (d) any Claim prior to it having become an Allowed Claim.
1.35Distribution Record Date means the Effective Date, or such other date agreed to by the Debtors and the Secured Lender.
1.36Effective Date means the date after the Combined Order has been entered on which (i) no stay of the Combined Order is in effect and (b) the conditions to effectiveness set forth in Article VIII hereof have been satisfied or waived.

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1.37Estate(s) means, individually, the estate of any of the Debtors and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

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1.38Exculpated Parties means, each in its capacity as such, (a) the Debtors, and
(b) the Debtors’ Related Parties, solely to the extent they are Estate fiduciaries.
1.39Executive means each of (i) Garrett Smallwood, (ii) Maziar Arjomand,
(iii) Alec Davidian, (iv) Dylan Allread, (v) Nicolas Yu, and (vi) Alex Stone.
1.40Executive Bonus Agreement means the Executive Bonus Agreement with each Executive to be entered into by the Reorganized Debtors on the Effective Date.
1.41Executory Contract means a contract to which any of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
1.42Exhibit means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement, as amended, modified or supplemented from time to time.
1.43Exit Facility means that certain financing agreement to be entered into among the Reorganized Debtors and the lenders party thereto, substantially on the terms of Exhibit A, and all documents, agreements and instruments related thereto.
1.44Final Order means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (a) the time to appeal, seek certiorari, or request reargument or further review or rehearing has expired and no appeal, petition for certiorari, or request for reargument or further review or rehearing has been timely filed, or (b) any appeal, that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed, has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari or request for reargument or further review or rehearing has been or can be taken or granted.
1.45Financing Agreement means that certain Financing Agreement, dated as of August 9, 2022, by and among Wag! Group Co., as parent, Wag Labs Inc., as borrower, the guaranties party thereto, the lenders party thereto and the Administrative Agent (as successor to Blue Torch Finance LLC, as administrative and collateral agent, as amended, modified or supplemented from time to time.
1.46Financing Agreement Claim means a Claim under or arising from the Financing Agreement or the Loan Documents, including all amounts owed as "Obligations" (as defined in the Financing Agreement).
1.47General Unsecured Claim means a Claim against any of the Debtors that is not an Administrative Claim, Priority Tax Claim, DIP Claim, Cure Claim, Non-Tax Priority Claim, Financing Agreement Claim, Other Secured Claim, or Non-Go Forward Claim.
1.48Holder means a holder of a Claim or Interest, as applicable.

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1.49Impaired means, when used in reference to a Claim or Interest, a Claim that is in a class that is impaired within the meaning of section 1124 of the Bankruptcy Code.

10

1.50Indemnification Provisions means each of the Debtors’ indemnification provisions in effect as of the Petition Date, whether in the Debtors’ memoranda and articles of association, bylaws, certificates of incorporation, other formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise providing a basis for any obligation of a Debtor to indemnify, defend, reimburse, or limit the liability of, or to advance fees and expenses to, any of the Debtors’ current and former directors, managers, members or employees and each of the foregoing solely in their capacity as such.
1.51Insurance Contracts means (a) any and all insurance policies issued at any time to, or that otherwise may provide or may have provided coverage to, any of the Debtors, regardless of whether the insurance policies were issued to a Debtor or to a Debtor’s prior Affiliates, subsidiaries, or parents or otherwise, or to any of their predecessors, successors, or assigns, (b) any and all agreements, documents, surety bonds, or other instruments relating thereto, including any and all agreements with a third party administrator for claims handling, risk control or related services, any and all D&O Insurance Policies, and any and all workers’ compensation contracts, and (c) any and all collateral documents and security agreements securing the Debtor’s obligations under the insurance policies, including, without limitation, escrow accounts, deposit accounts, cash collateral, and letters of credit. For the avoidance of doubt, Insurance Contracts include any insurance policies issued at any time to the Debtors’ prior Affiliates, subsidiaries, and parents or otherwise, or to any of their predecessors, successors, or assigns, under which Debtors had, have, or may have any rights solely to the extent of the Debtors’ rights thereunder.
1.52Intercompany Claim means (a) any account reflecting intercompany book entries by one Debtor with respect to any other Debtor or any non-Debtor affiliate that is a direct or indirect wholly owned subsidiary of a Debtor or (b) any Claim that is not reflected in such book entries and is held by a Debtor against any other Debtor or any non-Debtor affiliate that is a direct or indirect wholly owned subsidiary of a Debtor.
1.53Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor, including all ordinary shares, common units, special common units, preferred units, common stock, preferred stock, membership interests, partnership interests, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable and whether fully vested or vesting in the future, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, that existed immediately before the Effective Date.
1.54Investment Agreement means the Investment Agreement in the form attached hereto as Exhibit B, and as may be amended by the parties thereto pursuant to the terms thereof.
1.55Lien means any lien, security interest, pledge, title retention agreement, encumbrance, charge, mortgage or hypothecation, other than, in the case of securities and any other equity ownership interests, any restrictions imposed by applicable United States or foreign securities laws.

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1.56Loan Document means the "Loan Document" as defined in the Financing
Agreement.

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1.57New Common Stock means the common stock, par value $0.01 per share of Reorganized Wag!.
1.59New Notes means the term notes to be issued on the Effective Date to the holders of Financing Agreement Claims under the Exit Facility substantially on the terms set forth in Exhibit A.
1.60New Organizational Documents means the new Organizational Documents of the Reorganized Debtors.
1.61Non-Go Forward Claim means the contingent, unliquidated and disputed general unsecured claim of Marketplace Operations, Inc., pursuant to the complaint pending against Compare Pet Insurance Services, Inc. in the Superior Court of the State of California, County of Los Angeles [Case No. 24STCV30249].
1.62Non-Tax Priority Claim means a Claim, other than an Administrative Claim or Priority Tax Claim, which is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code.
1.63Organizational Documents means, with respect to any Person other than a natural person, the documents by which such Person was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership, or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement, or an operating, limited liability company, shareholders, or members agreement).
1.64Other Secured Claim means a Secured Claim that is not a Financing Agreement Claim.
1.65Person means a "person" as defined in section 101(41) of the Bankruptcy Code and also includes any natural person, corporation, general or limited partnership, limited liability company, joint venture, joint stock company, firm, trust, estate, unincorporated organization, association, government, governmental agency, or other entity, in each case whether acting in an individual, fiduciary or other capacity.
1.66Petition Date means, with respect to a Debtor, the date on which such Debtor filed its petition for relief commencing its Chapter 11 Case, which is expected to occur on or about July 21, 2025.
1.67Plan means this Chapter 11 plan of reorganization, including the Exhibits and all supplements, appendices, and schedules hereto, either in its current form or as the same may be amended, modified or supplemented from time to time with the consent of the Administrative Agent (not to be unreasonably withheld).

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1.68Plan Supplement compilation of the Exhibits to this Plan to be filed with the Bankruptcy Court at least seven days prior to the deadline set by the Bankruptcy Court to object

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to Confirmation, which will include the Investment Agreement and the Amended Bylaws of Reorganized Wag!.
1.69Priority Tax Claim means a Claim of a governmental unit of the kind specified in sections 502(i), 507(a)(8), or 1129(a)(9)(D) of the Bankruptcy Code.
1.70Professional means (a) any professional employed in the Chapter 11 Cases pursuant to sections 327, 328, or 1103 of the Bankruptcy Code or otherwise and (b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.
1.71Professional Fee Claim means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges incurred on or after the Petition Date and prior to and including the Effective Date.
1.72Professional Fee Escrow Account means an interest-bearing account funded by the Debtors in Cash on the Effective Date in an amount equal to the Professional Fee Reserve Amount.
1.73Professional Fee Reserve Amount means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to the Effective Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II of this Plan.
1.74Reinstated means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim so as to leave the Class including such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) Curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, (ii) reinstating the maturity of such Claim as such maturity existed before such default, (iii) compensating the holder of a Claim for any damages incurred as a result of any reasonable reliance by such holder of a Claim on such contractual provision or such applicable law, and (iv) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence, prohibiting certain transactions, change of control or actions contemplated by this Plan, or conditioning such transactions or actions on certain factors, shall not be required to be cured to achieve reinstatement.
1.75Related Parties means, with respect to an entity, each of, and in each case in its capacity as such, such entity’s current and former affiliates, and such entity’s and such affiliates’ current and former members, directors, managers, officers, proxyholders, control persons, investment committee members, special committee members, members of any

15

governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated

16

investment funds or investment vehicles, managed accounts or funds (including any beneficial holders for the account of whom such funds are managed), predecessors, participants, successors, assigns, subsidiaries, affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an entity), accountants, investment bankers, consultants, representatives, investment managers, and other professionals and advisors, each in their capacity as such, and any such person’s or entity’s respective heirs, executors, estates, and nominees.
1.76Released Parties means (a) the Debtors, (b) the Administrative Agent (in its capacity as such), (c) the Creditors' Committee and its members, if any (in their capacity as such),
(d) the Secured Lender (in its capacity as such), (e) the Restructuring Professionals, and (f) the Related Parties of (a) through (e) (in their capacity as such).
1.77Reorganized means, with respect to a Debtor, the successor to such Debtor on and after the Effective Date.
1.78Reorganized Wag! means Wag! after the Effective Date.
1.79Restructuring Professionals means (a) Young Conway Stargatt & Taylor, LLP, (b) Latham & Watkins, LLP, (c) Honigman LLP, (d) The Tuhey Law Firm LLC, (e) Portage Point Partners, and (f) Epiq Corporate Restructuring, LLC.
1.80Retained Actions means all claims, causes of action, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which any Debtor, any Debtor's Estate, or any Reorganized Debtor may hold against any Person, including, without limitation, (a) claims and causes of action brought prior to the Effective Date, (b) claims and causes of action against any Persons for failure to pay for products or services provided or rendered by any of the Debtors or Reorganized Debtors, (c) claims and causes of action relating to strict enforcement of any of the Debtors' or Reorganized Debtors' intellectual property rights, including patents, copyrights and trademarks, (d) claims and causes of action seeking the recovery of any of the Debtors' or the Reorganized Debtors' accounts receivable or other receivables or rights to payment created or arising in the ordinary course of any of the Debtors' or the Reorganized Debtors' businesses, including, without limitation, claim overpayments and tax refunds, and (e) all Avoidance Actions; provided, however, that Retained Actions shall not include those claims, causes of action, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, released under Article IX herein.
1.81Secured Claim means a Claim that is secured by a Lien on property in which a Debtor's Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in the applicable Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

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18

Agreement.
1.82Secured Lender means Retriever LLC, as lender under the Financing

1.83Securities Act means the Securities Act of 1933, as now in effect or

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hereafter amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.
1.84Solicitation Materials means all documents, ballots, forms, and other materials provided in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code (including the Disclosure Statement).
1.85Stone Employment Agreement means the letter agreement dated July 13, 2021 by and between Wag Labs, Inc., Compare Pet Insurance Services, Inc. and Alex Stone as amended by that certain Employment Agreement Amendment dated as of July 7, 2022, and that certain Second Employment Agreement dated as of November 10, 2023.
1.86Subsidiary of any Person means (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof; (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and has the power to direct the policies management and affairs thereof. For the purposes of this definition, "voting power" shall mean the right to elect a majority of the board of directors of such corporation.
1.87Subsidiary Debtors means each of the Debtors other than Wag!.
1.88Transaction Documents means, collectively, the Exit Facility, the Investment Agreement, any other document included with the definition of "Transaction Document" in the Investment Agreement, and any option agreement, contract, instrument, and other agreement or document executed or delivered in connection with the foregoing.
1.89U.S. Trustee Fees means all fees due and payable pursuant to section 1930 of Title 28 of the United States Code, together with the statutory rate of interest set forth in section 3717 of Title 31 of the United States Code, to the extent applicable.
1.90Unclassified Claims means Administrative Claims, DIP Claims, Professional Fee Claims, and Priority Tax Claims.
1.91Unexpired Lease means a lease to which any of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

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1.92Unimpaired means a Claim or Interest that is not impaired within the meaning of section 1124 of the Bankruptcy Code.
1.93Voting Record Date means the date for determining which Holders are entitled to receive the Disclosure Statement and vote to accept or reject this Plan, as applicable.
1.94Wag! means Wag! Group Co., a Delaware corporation.
1.95Rules of Interpretation and Computation of Time. For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions with any modifications subject to the consent of the Debtors, and the Administrative Agent, (c) any reference in this Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified, or supplemented pursuant to this Plan; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity's successors and assigns; (e) all references in this Plan to Sections and Articles are references to Sections and Articles of or to this Plan; (f) the words "herein," "hereunder," and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) subject to the provisions of any contract, certificates of incorporation, by-laws, instrument, release, or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (j) in computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply; (k) "including" means "including without limitation;" and (l) with reference to any distribution under this Plan, "on" a date means on or as soon as reasonably practicable after that date.
Exhibits. All Exhibits are incorporated into and are a part of this Plan as if set forth in full herein, and, to the extent not annexed hereto, such Exhibits shall be filed with the Bankruptcy Court on or after the Petition Date, but in any event, no later than the Confirmation Date, and shall be in form and substance satisfactory to the Administrative Agent. Holders of Claims and Interests may obtain a copy of the Exhibits upon written request to the Debtors. Upon their filing, the Exhibits may be inspected (i) in the office of the clerk of the Bankruptcy Court or its designee during normal business hours; at the Debtors' claims and noticing agent's website at https://dm.epiq11.com/WagLabs at no charge. The documents contained in the Exhibits shall be approved by the Bankruptcy Court pursuant to the Combined Order.

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ARTICLE II

TREATMENT OF UNCLASSIFIED CLAIMS
In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on this Plan.
1.1Administrative Claims. On, or as soon as reasonably practicable after, the latest of (a) the Effective Date, (b) the date on which an Administrative Claim becomes an Allowed Administrative Claim, or (c) the date on which an Allowed Administrative Claim becomes payable under any agreement relating thereto, each Holder of such Allowed Administrative Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Administrative Claim, Cash equal to the unpaid portion of such Allowed Administrative Claim. Notwithstanding the foregoing, (i) any Allowed Administrative Claim based on a liability incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases may be paid in the ordinary course of business in accordance with the terms and conditions of any agreement relating thereto and (ii) any Allowed Administrative Claim may be paid on such other terms as may be agreed to between the Holder of such Claim and the Debtors or the Reorganized Debtors. Nothing in the foregoing or otherwise in this Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted Administrative Claim.
1.2Priority Tax Claim On, or as soon as reasonably practicable after, the later of (a) the Effective Date or (b) the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Priority Tax Claim, in the sole discretion of the Debtors, (i) Cash equal to the unpaid portion of such Holder's Allowed Priority Tax Claim, (ii) treatment in any other manner such that such Holder's Allowed Priority Tax Claim shall be paid in accordance with the provisions of section 1129(a)(9)(C) of the Bankruptcy Code over a period not ending later than five years from the Petition Date, or (iii) such other treatment as to which the Debtors or the Reorganized Debtors and such Holder shall have agreed upon in writing.
1.3Professional Fees. Professionals asserting a Professional Fee Claim shall deliver to the Debtors their estimates for purposes of computing the Professional Fee Reserve Amount no later than five (5) Business Days prior to the anticipated Effective Date; provided that, for the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are subject to a Professional’s final request for payment of Professional Fee Claims filed with the Bankruptcy Court; provided further, that if a Professional does not provide an estimate, the Debtors shall estimate the unpaid and unbilled fees and expenses of such Professional. Each Professional requesting compensation pursuant to sections 330, 331 or 503(b) of the Bankruptcy Code for services rendered in connection with the Chapter 11 Cases prior to the Effective Date shall file with the Bankruptcy Court an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before the 30th day following the Effective Date. Objections to any Professional Fee Claim must be filed and served

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on the Reorganized Debtors and the applicable Professional within twenty-one (21) days after the filing of the final fee application with respect to the Professional Fee Claim. Any such objections

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that are not consensually resolved may be set for a hearing on twenty-one (21) days’ notice. Without limiting the foregoing, the Reorganized Debtors may pay the charges incurred by the Reorganized Debtors on and after the Effective Date for any Professional's fees, disbursements, expenses or related support services, without application to or approval by the Bankruptcy Court. On the Effective Date, the Debtors shall establish the Professional Fee Escrow Account and fund such account with Cash equal to the Professional Fee Reserve Amount (less any amounts previously funded into the Carve Out Trigger Notice Reserve (as defined in the DIP Order)). The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Each Holder of an Allowed Professional Fee Claim will be paid by the Reorganized Debtors in Cash from the Professional Fee Escrow Account within five (5) Business Days of entry of the order approving such Allowed Professional Fee Claim. If the Professional Fee Escrow Account is depleted, each Holder of an Allowed Professional Fee Claim will be paid the full amount of such Allowed Professional Fee Claim by the Reorganized Debtors in Cash within five (5) Business Days of entry of the order approving such Allowed Professional Fee Claim without any further action of the Bankruptcy Court. All amounts remaining in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been paid shall revert to the Reorganized Debtors.
1.4U.S. Trustee Fees. Notwithstanding anything herein to the contrary, on the Effective Date or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, shall pay, in full, in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation pursuant to 28 U.S.C. § 1930(a)(6). On and after the Effective Date, to the extent these Chapter 11 Cases remain open, and for so long as the Reorganized Debtors remain obligated to pay U.S. Trustee Fees, the Reorganized Debtors shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. The Debtors or the Reorganized Debtors, as applicable, shall remain obligated to pay quarterly fees to the U.S. Trustee under the Chapter 11 Cases are closed.
1.5DIP Claims. On the Effective Date, at the election of the DIP Lender, DIP Claims shall be either (i) paid in full in Cash or (ii) the DIP Lender shall receive New Notes in a principal amount equal to the Allowed DIP Claims.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS
1.1Introduction.
This Plan is a single plan of reorganization for the jointly administered Chapter 11 Cases, but does not constitute a substantive consolidation of the Debtors' Estates. Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Interests in the Debtors. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, Professional Fee Claims, and DIP Claims have not

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been classified, and the respective treatment of such Unclassified Claims is set forth in Article II of this Plan.
A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.
1.2Summary of Classes.

Class	Impaired/Unimpaired; Entitlement to Vote
Class 1 - Non-Tax Priority Claims	Unimpaired - Deemed to have accepted this Plan and not entitled to vote
Class 2 – Other Secured Claims	Unimpaired - Deemed to have accepted this Plan and not entitled to vote
Class 3 – Financing Agreement Claims	Impaired – Entitled to vote
Class 4 - General Unsecured Claims	Unimpaired - Deemed to have accepted this Plan and not entitled to vote
Class 5 – Non-Go Forward Claim	Impaired - Deemed to have rejected this Plan and not entitled to vote
Class 6 - Interests in Subsidiary Debtors	Unimpaired - Deemed to have accepted this Plan and not entitled to vote
Class 7 – Interests in Wag!	Impaired – Deemed to have rejected this Plan and not entitled to vote

1.3Treatment of Classes.

(a)Class 1 – Non-Tax Priority Claims
Claims In Class: Class 1 consists of all Non-Tax Priority Claims against each of the Debtors.
Treatment: Except to the extent that the Holder of an Allowed Non-Tax Priority Claim has agreed to a less favorable treatment of such Claim, on, or as soon as reasonably practicable after the latest of (a) the Effective Date (b) the date on which such Non-Tax Priority Claim becomes an Allowed Non-Tax

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Priority Claim, (c) the date on which such Allowed Non-Tax Priority Claim is otherwise

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due and payable, and (d) such other date as mutually may be agreed to by and between the Debtors, the Reorganized Debtors, and the Holder of such Non-Tax Priority Claim, each Holder of an Allowed Non-Tax Priority Claim shall receive, in full and final satisfaction, release, and discharge of, and in exchange for, such Allowed Non-Tax Priority Claim, Cash equal to the unpaid portion of such Allowed Non-Tax Priority Claim.
Voting: Class 1 is an Unimpaired Class, and the Holders of Allowed Class 1 Non-Tax Priority Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 1 Non-Tax Priority Claims are not entitled to vote to accept or reject this Plan.
(b)Class 2 – Other Secured Claims
Claims In Class: Class 2 consists of all Other Secured Claims against each of the Debtors.
Treatment: On the Effective Date, or as soon thereafter as is reasonably practicable, each Holder of an Allowed Class 2 Other Secured Claim shall, at the option of the applicable Debtor or Reorganized Debtor, as applicable, be entitled to the treatment set forth below in option A, B, C, or D. The Debtors and the Reorganized Debtors specifically reserve the right to challenge the validity, nature and perfection of, and to avoid pursuant to the provisions of the Bankruptcy Code and other applicable law, any purported Liens relating to the Other Secured Claims.
Option A: Allowed Other Secured Claims with respect to which the applicable Debtor elects option A shall be Reinstated. The failure of the Debtors to file an objection, prior to the Effective Date, with respect to any Other Secured Claim that is Reinstated hereunder shall be without prejudice to the rights of the Reorganized Debtors to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court in accordance with Article X of this Plan) when and if such Claim is sought to be enforced. Any Cure Claim that the Debtors may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such Reinstated Other Secured Claim shall be paid on, or as soon as practicable after, the latest of (a) the Effective Date, (b) the date on which such Other Secured Claim becomes Allowed, or (c) such other date as mutually may be agreed to by and between such Holder and the Debtors or Reorganized Debtors.
Option B: Allowed Other Secured Claims with respect to which the applicable Debtor elects option B shall be paid in Cash, in full, including any amounts owed under section 506 of the Bankruptcy Code, on, or as soon as reasonably practicable after, the latest of (a) the Effective Date, (b) the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, (c)

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the date on which such Other Secured Claim is otherwise due and payable, and (d) such

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other date as mutually may be agreed to by and between such Holder and the Debtors or Reorganized Debtors.
Option C: Allowed Other Secured Claims with respect to which the applicable Debtor elects option C shall be satisfied by the surrender to the Holder of the Claim of the collateral securing the applicable Other Secured Claim.
Option D: Allowed Other Secured Claims with respect to which the applicable Debtor elects option D shall be satisfied in accordance with such other terms and conditions as may be agreed upon by the applicable Debtor or Reorganized Debtor and the Holder of such Allowed Secured Claim.
The applicable Debtor shall be deemed to have elected option A with respect to all Allowed Other Secured Claims except those with respect to which the applicable Debtor elects another option in writing prior to the Combined Hearing, which election shall be established in the Plan Supplement.
Voting: Class 2 is an Unimpaired Class, and the Holders of Allowed Class 2 Other Secured Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 2 Other Secured Claims are not entitled to vote to accept or reject this Plan.
(c)Class 3 – Financing Agreement Claims
Claims In Class: Class 3 consists of all Financing Agreement Claims against each of the Debtors.
Treatment: Each Holder of an Allowed Financing Agreement Claim shall receive, in full and final satisfaction, release, and discharge of, and in exchange for, such Allowed Financing Agreement Claim, its pro rata share of
(i) 100% of the New Common Stock to be issued and outstanding on the Effective Date, and (ii) $5,0000,000 principal amount of New Notes. Distributions on account of Financing Agreement Claims shall be made on the Effective Date to each Holder of an Allowed Financing Agreement Claim in accordance with Section
6.2 hereof. For the purpose of this Plan, all Class 3 Claims shall be deemed Allowed in an amount not less than $16,252,926.88 in accordance with the terms of the Financing Agreement and the Loan Document and shall not be subject to defense, offset, counterclaim or reduction.
All fees, costs and expenses of the Administrative Agent as well as reasonable professional fees and expenses for the Administrative Agent shall be paid in full and in Cash on the Effective Date or as soon thereafter as is practicable.

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Voting: Class 3 is Impaired. Pursuant to section 1126 of the Bankruptcy Code, each Holder of an Allowed Class 3 Financing Agreement Claim is entitled to vote to accept or reject this Plan.

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(d)Class 4 – General Unsecured Claims
Claims In Class: Class 4 consists of all General Unsecured Claims against each of the Debtors.
Treatment: On the latest of (a) the Effective Date, (b) the date on which such General Unsecured Claim becomes Allowed, and (c) such other date as mutually may be agreed to by and between the Debtors or Reorganized Debtors, as applicable, and the Holder of such General Unsecured Claim, or, in each case, as soon thereafter as practicable, each Holder of an Allowed General Unsecured Claim in Class 4 shall be paid in Cash the amount of such Allowed General Unsecured Claim, in full and final satisfaction of such Holder's Allowed General Unsecured Claim; provided, however, a General Unsecured Claim that is not due and payable on or before the Effective Date shall be paid thereafter (i) in the ordinary course of business in accordance with the terms of any agreement governing, or other documents relating to, such General Unsecured Claim or (ii) in accordance with the course of practice between the Debtors and such Holder with respect to such General Unsecured Claim.
Voting: Class 4 is an Unimpaired Class, and the Holders of Allowed Class 4 General Unsecured Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 5 General Unsecured Claims are not entitled to vote to accept or reject this Plan.
(e)Class 5 – Non-Go Forward Claim

Claim in Class: Class 5 consists of the Non-Go Forward Claim.

Treatment: Each Non-Go Forward Claim shall be cancelled, discharged, and extinguished without any distribution on account of such Non-Go Forward Claim.
Voting: Class 5 is Impaired, and the Holders of Allowed Class 5 Claims are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Class 5 Claims are not entitled to vote to accept or reject this Plan

(f)Class 6 – Interests in Subsidiary Debtors
Interests In Class: Class 6 consists of all Interests in Subsidiary
Debtors.
Treatment: Holders of Class 6 Interests in Subsidiary Debtors shall have such Interests Reinstated on the Effective Date.

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Voting: Class 6 is an Unimpaired Class, and the Holders of Allowed Class 6 Interests are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 6 Interests are not entitled to vote to accept or reject this Plan.
(g)Class 7 – Interests in Wag!
Claims In Class: Class 7 consists of all Interests in Wag! and all Claims arising from or related to Interests in Wag! that are subject to subordination under section 510(b) of the Bankruptcy Code.
Treatment: All Interests in Wag! shall be cancelled and the Holders thereof shall not receive or retain any property on account thereof.
Voting: Class 7 is Impaired, and the Holders of Allowed Class 7 Interests are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Class 7 Interests in Holdings are not entitled to vote to accept or reject this Plan.
1.4Intercompany Claims. On the Effective Date, all net Intercompany Claims (taking into account any setoffs of Intercompany Claims) held by the Debtors between and among the Debtors shall, at the election of Reorganized Wag!, be either (a) Reinstated, (b) released, waived, and discharged, or (c) contributed to, or dividended to, the capital of the obligor.
1.5Alternative Treatment. Notwithstanding any provision herein to the contrary, any Holder of an Allowed Claim or Interest may receive, instead of the distribution or treatment to which it is entitled hereunder, any other distribution or treatment to which it and the Debtors, with the consent of the Administrative Agent or, after the Effective Date, the Reorganized Debtors may agree in writing.
1.6Special Provision Regarding Unimpaired Classes of Claims. Except as otherwise provided in this Plan, nothing shall affect the Debtors' or the Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Claims in Unimpaired Classes, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs against or recoupments of Claims in Unimpaired Classes. Holders of Unimpaired Claims shall not be required to file proofs of claim with the Bankruptcy Court and shall retain all their rights under applicable non-bankruptcy law to pursue their Unimpaired Claims in any forum with jurisdiction over the parties.
1.7Procedures for Resolving Disputed, Contingent, and Unliquidated Claims. In the event a Claim is not an Allowed Claim as of the Effective Date, or to the extent a dispute arises as to a Claim, the Holder of such Claim or the Reorganized Debtors may commence an action or proceeding to determine the amount and validity of such Claim in (a) any venue in which such Claim could have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced, or (b) the Bankruptcy Court; provided, that the parties may

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agree that any dispute will be determined, resolved or adjudicated in the appropriate non-bankruptcy forum and not before the Bankruptcy Court. Without limiting this Section 3.7, unless the parties have agreed otherwise in accordance with this Section 3.7, the Bankruptcy Court shall retain jurisdiction

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over any dispute in respect of any pre-Effective Date default or alleged default under any Assumed or Rejected Contract and over the amount of any Cure Cost in respect of an Assumed Contract or of any rejection damage claim in respect of a Rejected Contract.
1.8Subordinated Claims. Pursuant to section 510 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right to re-classify any Claim or Interest.
1.9No Filings of Proofs of Claim. Except as otherwise provided for in this Plan, Holders of Claims shall not be required to File a proof of claim, and except as provided in this Plan, no parties should File a proof of claim. The Debtors do not intend to object in the Bankruptcy Court to the allowance of Claims Filed; provided, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan. Instead, the Debtors intend to make distributions, as required by this Plan, in accordance with the books and records of the Debtors. Unless disputed by a Holder of a Claim, the amount set forth in the Debtors’ books and records shall constitute the amount of the Allowed Claim of such Holder except that (unless expressly waived pursuant to this Plan) the Allowed Amount of such Claim shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. If any such Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtors in writing within thirty
(30) days of receipt of any distribution on account of such Holder’s Claim, in which event the Claim shall become a Disputed Claim to be handled in accordance with Section 3.7 hereof. The Debtors intend to resolve any such disputes consensually or through judicial means outside of the Bankruptcy Court. Nevertheless, the Debtors or the Reorganized Debtors, as applicable, may File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto. All such objections shall be litigated to Final Order; provided that the Debtors may compromise, settle, withdraw, or resolve by any other method approved by the Bankruptcy Court any objections to Claims. Upon the Effective Date, all proofs of claim filed in the Chapter 11 Cases shall be considered withdrawn and expunged. Except as otherwise provided herein, all proofs of claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.
1.10Allowance and Disallowance of Claims. After the Effective Date, and except as otherwise provided for in this Plan, the Reorganized Debtors shall have and retain any and all available rights and defenses that the Debtors had with respect to any Claim immediately before the Effective Date, including, without limitation, the right to assert any objection to Claim based on the limitations imposed by section 502 of the Bankruptcy Code.

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ARTICLE IV ACCEPTANCE OF THIS PLAN
1.1Class Entitled to Vote. Class 3 - Financing Agreement Claims are entitled to vote to accept or reject this Plan. By operation of law, each Unimpaired Class of Claims and Interests is deemed to have accepted this Plan and, therefore, is not entitled to vote. By operation of law, Class 6 – Interests in Wag! is deemed to have rejected this Plan and is not entitled to vote.
1.2Acceptance by Impaired Classes. An Impaired Class of Claims shall have accepted this Plan if, not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code, (i) the Holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept this Plan and (ii) the Holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept this Plan.
1.3Elimination of Classes. To the extent applicable, any Class that does not contain any Allowed Claims or Allowed Interests or any Claims or Interests temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Combined Hearing, shall be deemed to have been deleted from this Plan for purposes of (a) voting to accept or reject this Plan and (b) determining whether it has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code. Moreover, any Class of Claims that is occupied as of the commencement of the Combined Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, but as to which no vote is cast, shall be deemed to accept this Plan pursuant to section 1129(a)(8) of the Bankruptcy Code.
1.4Intercompany Claims and Interests. To the extent Intercompany Interests and Intercompany Claims are Reinstated under this Plan, distributions on account of such Intercompany Interests and Intercompany Claims are not being received by Holders of such Intercompany Interests or Intercompany Interests on account of their Intercompany Interests or Intercompany Claims, but for the purposes of administrative convenience and to maintain the Debtors’ (and their affiliates’) corporate structure, for the ultimate benefit of the Holders of New Common Stock, to preserve ordinary course intercompany operations, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under this Plan to make certain distributions to the Holders of Allowed Claims.
1.5Cramdown. To the extent necessary, except with respect to Class 3, the Debtors shall request confirmation of this Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify this Plan with the consent of the Administrative Agent to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.
1.6Plan Confirmation as to Some or All Debtors. If this Plan cannot be confirmed as to any Debtor, then the Debtors, with the consent of the Administrative Agent,
(i) may revoke this Plan as to any such Debtor or (ii) may revoke this Plan as to any Debtor and confirm this Plan as to the remaining Debtors to the extent required without the need to re-solicit as to any Holder of a Claim against or Interest in a Debtor for which this Plan is not so revoked.

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ARTICLE V

MEANS FOR IMPLEMENTATION OF THIS PLAN
1.1General Settlement of Claims and Interests In consideration for the classification, distributions, releases, and other benefits provided under this Plan, on the Effective Date, the provisions of this Plan shall constitute a set of integrated, good-faith compromises and settlements of all Claims, Interests, Causes of Action, and controversies resolved pursuant to this Plan. Entry of the Combined Order shall constitute the Bankruptcy Court’s approval of such compromises and settlements as well as a finding by the Bankruptcy Court that such integrated compromises or settlements are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests, and are fair, equitable, and within the range of reasonableness. Distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final and indefeasible and shall not be subject to avoidance, turnover, or recovery by any other Person. Notwithstanding the foregoing or similar provisions of this Plan with respect to settlements, such settlements are approved as among the parties to such settlement or similar agreements thereto, and the treatment of all Claims and Interests is approved pursuant to Confirmation by satisfying the requirement of section 1129 of the Bankruptcy Code.
1.2Continued Legal Existence and Revesting of Assets. Except as otherwise provided in this Plan, each of the Debtors will continue to exist after the Effective Date as a separate legal entity, with all the powers of such an entity (whether a limited liability company, corporation, or other entity, as appropriate) under applicable law in the jurisdiction in which each applicable Debtor is organized, incorporated or otherwise formed and pursuant to such Debtor's articles of organization or formation, operating agreement and other organizational documents in effect as of the Effective Date (provided that such organizational documents shall be amended to prohibit the Reorganized Debtor from issuing non-voting equity securities, to the extent necessary to comply with section 1123(a) of the Bankruptcy Code), without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date. In accordance with Section 9.2 hereof, and except as otherwise explicitly provided in this Plan, on the Effective Date, all property comprising each Estate (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in the applicable Reorganized Debtor. The Debtors and the Reorganized Debtors, as applicable, shall be authorized to dissolve Debtor Furmacy, Inc. and to take any and all actions necessary or appropriate in connection with such dissolution without further order of the Bankruptcy Court.
1.3Sources of Cash for Distribution. All Cash necessary for the Reorganized Debtors to make payments required by this Plan shall be obtained from (i) existing Cash balances,
(ii) the operations of the Debtors or Reorganized Debtors, (iii) proceeds from the sale of Additional Notes under the Exit Facility; or (iv) the DIP Facility.
1.4Investment Agreement; Issuance of New Common Stock. Under Section 3.3(c) hereof, Holders of Financing Agreement Claims will be issued 100% of the New Common

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Stock issued and outstanding on the Effective Date. All shares of New Common Stock issued under this Plan shall be, upon issuance, fully paid and non-assessable, and the holders thereof shall have no preemptive or other rights to subscribe for additional shares. No New

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Common Stock or securities convertible into, exchangeable for, or exercisable for shares of common stock or other equity of Reorganized Wag! shall be issued or outstanding as of the Effective Date.
1.5Exit Facility; Issuance of New Notes. Under Section 3.3(c) hereof, Holders of Financing Agreement Claims will be issued $5,000,000 principal amount of New Notes pursuant to the Exit Facility, which provides for up to $18,300,000.00 of senior secured credit facilities, consisting of a term facility in an aggregate principal amount of $18,300,000.00 (inclusive of the $5,000,000.00 principal amount of New Notes issued to the Holder of Financing Agreement Claims).
1.6Section 1145 Exemption. Pursuant to section 1145 of the Bankruptcy Code, the issuance and allocation of shares of the New Common Stock to Holders of Financing Agreement Claims pursuant to this Plan shall be exempt from registration under the Securities Act and any state or local law requiring registration for offer or sale of a security. To the extent that the offering, issuance, and distributions of any shares of New Common Stock or New Notes pursuant to this Plan is in reliance upon section 1145 of the Bankruptcy Code, it is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities. All shares of New Common stock, New Notes, or other securities issued pursuant to this Plan that are not issued in reliance on section 1145 of the Bankruptcy Code will be issued without registration under the Securities Act or any similar, federal, state, or local law.
1.7Corporate Action. Each of the matters provided for under this Plan or the Transaction Documents involving the corporate structure of any Debtor or Reorganized Debtor or any corporate action to be taken by, or required of, any Debtor or Reorganized Debtor shall be deemed to have occurred and be effective as provided herein, and shall be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, members, creditors, directors, or managers of the Debtors or the Reorganized Debtors. The authorizations and approvals contemplated by this Plan shall be effective notwithstanding any requirements under non-bankruptcy law. All matters provided for pursuant to this Plan that would otherwise require approval of the equity holders, managing members, members, directors, or officers of any Debtor (as of or prior to the Effective Date) will be deemed to have been so approved and will be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to applicable law. The Combined Order shall and shall be deemed to, pursuant to sections 105(a), 363, and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan.
1.8Preservation of Causes of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions. After the Effective Date, the Reorganized Debtors, in their sole and absolute discretion, shall have the right to bring, settle, release, compromise, or enforce such Retained Actions (or decline to do any of the foregoing), without further approval of the Bankruptcy Court. The Reorganized Debtors or any successors, in the exercise of their sole

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discretion, may pursue such Retained Actions so long as it is in the best interests of the Reorganized Debtors or any successors holding such rights of action. The failure of the Debtors

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to specifically list any claim, right of action, suit, proceeding, or other Retained Action in this Plan or the Disclosure Statement does not, and will not be deemed to, constitute a waiver or release by the Debtors or the Reorganized Debtors of such claim, right of action, suit, proceeding or other Retained Action, and the Reorganized Debtors will retain the right to pursue such claims, rights of action, suits, proceedings, and other Retained Actions in their sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches will apply to such claim, right of action, suit, proceeding, or other Retained Action upon or after the confirmation or consummation of this Plan.
1.9Effectuating Documents; Further Transactions. Each of the Debtors and Reorganized Debtors, and their respective officers and designees, is authorized to execute, deliver, file, or record the Transaction Documents and such other contracts, instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan, or to otherwise comply with applicable law.
1.10Exemption From Certain Transfer Taxes and Recording Fees. Pursuant to section 1146(a) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to this Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors' real or personal property, will not be subject to any document recording tax, stamp tax, conveyance fee, sales tax, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Combined Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
1.11Further Authorization. The Reorganized Debtors shall be entitled to seek such orders, judgments, injunctions, and rulings as they deem necessary to carry out the intentions and purposes, and to give full effect to the provisions, of this Plan.
1.12Dissolution of Creditors' Committee. The Debtors do not anticipate a Creditors' Committee will be formed in the Chapter 11 Cases because all go-forward general unsecured creditors are Unimpaired under this Plan. If a Creditors' Committee is appointed, it shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code. On the Effective Date, the Creditors' Committee, if appointed, shall be dissolved and the Creditors' Committee's members shall be deemed released of all their duties, responsibilities, and obligations in connection with the Chapter 11 Cases or this Plan and its implementation, and the retention or employment of the Creditors' Committee's attorneys, accountants, professionals, and other agents shall terminate, except with respect to (i) all Professional Fee Claims and (ii) any appeals of the Combined Order.
1.13Cancellation of Existing Securities and Agreements. Except as provided in this Plan or in the Combined Order or for the purpose of evidencing a right to distribution

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hereunder or a contractual right to indemnification or reimbursement of the Administrative Agent against the Secured Lenders under the terms of the Financing Agreement, on the Effective Date, all notes, stock, instruments, certificates, agreements, side letters, fee letters and other documents

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evidencing or giving rise to Financing Agreement Claims and Interests shall be canceled, and the obligations of the Debtors thereunder or in any way related thereto shall be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote, or other approval or authorization by any Person. The Holders of or parties to such notes, stock, instruments, certificates, agreements, side letters, fee letters, and other documents shall have no rights arising from or relating to such notes, stock, instruments, certificates, agreements, side letters, fee letters, and other documents or the cancellation thereof, except the rights provided pursuant to this Plan and the Combined Order.
1.14Deregistration. As promptly as reasonably practicable following the Effective Date, Reorganized Wag! expects to take all necessary steps to terminate the registration of all Securities under the Exchange Act and Securities Act, including to de-register its Existing Equity Interests, and to terminate its reporting obligations under sections 12, 13, and 15(d) of the Exchange Act, including by (1) filing, or causing any applicable national securities exchange to file, a Form 25 with the SEC under the Exchange Act, and (2) filing a Form 15 with the SEC under the Exchange Act.
1.15Release of Liens, Claims, and Interests. Except as otherwise provided for herein, or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan, concurrently with the applicable distributions made pursuant to this Plan, all Liens, Claims, and Interests in or against the property of the Estates will be fully released, terminated, extinguished, and discharged, in each case without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any entity. Any entity holding such Liens, Claims, or Interests will if necessary, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction, and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors and shall incur no liability to any entity in connection with its execution and delivery of any such instruments. On the Effective Date, in exchange for the treatment described herein and as set forth in Article III, the Financing Agreement Claims shall be discharged, the Liens on the prepetition collateral securing the Financing Agreement Obligations shall be released, and the Financing Agreement shall be cancelled and be of no further force or effect.
1.16Officers and Directors of Reorganized Debtors. On the Effective Date, each of the members of the existing board of directors or managers, as applicable, of the Debtors shall be deemed to have resigned in such capacity. Except as set forth in the Transaction Documents or in the Disclosure Statement, it is anticipated that the Debtors' businesses will continue to be managed, as of the Effective Date, by existing management. The Secured Lender will designate the Reorganized Debtors' new officers and members of the board of directors or managers, as applicable, of the Reorganized Debtors, in the Plan Supplement. On the Effective Date, the new officers, directors or managers, as applicable, of the Reorganized Debtors will be appointed automatically without any requirement of further action by stockholders, members, creditors, directors, or managers of the Debtors or the Reorganized Debtors.

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ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS
1.1Allowed Claims and Interests. Notwithstanding any provision herein to the contrary, the Debtors or the Reorganized Debtors shall make distributions only to Holders of Allowed Claims. A Holder of a Disputed Claim shall receive only a distribution on account thereof when and to the extent that such Holder's Disputed Claim becomes an Allowed Claim.
1.2Distributions for Claims Allowed as of the Distribution Record Date. The Distribution Record Date is the Effective Date unless otherwise agreed between the Debtors and the Secured Lender. Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Effective Date or as soon thereafter as is practicable. Any distribution to be made on the Effective Date pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions of New Common Stock shall be made by the Debtors or the Reorganized Debtors, as applicable, or a distribution agent designated by the Debtors or the Reorganized Debtors and shall be distributed directly to the Holders of Financing Agreement Claims listed on the Administrative Agent's register as of the Confirmation Date.
1.3Fractional Shares. No fractional shares of New Common Stock will be issued or distributed under this Plan. The actual distribution of shares of New Common Stock will be rounded to the next higher or lower whole number as follows: (a) fractions less than one-half (½) shall be rounded to the next lower whole number and (b) fractions equal to or greater than one-half (½) shall be rounded to the next higher whole number. The total number of shares of New Common Stock to be distributed herein will be adjusted as necessary to account for such rounding. No consideration will be provided to holders of Financing Agreement Claims in lieu of fractional shares that are rounded down.
1.4Interest and Penalties on Claims. Unless otherwise specifically provided for in this Plan or the Combined Order, required by applicable bankruptcy law, or necessary to render a Claim Unimpaired, postpetition interest and penalties shall not accrue or be paid on any Claims, including Priority Tax Claims, Non-Tax Priority Claims, General Unsecured Claims, and Disputed Claims, and no Holder of a Claim shall be entitled to interest and penalties accruing on or after the Petition Date through the date such Claim is satisfied in accordance with the terms of this Plan.
1.5Means of Cash Payment. Payments of Cash made pursuant to this Plan shall be made, at the option and in the sole discretion of the applicable Reorganized Debtor, by checks drawn on, or wire transfer from, a domestic bank selected by the Reorganized Debtor. Cash payments to foreign creditors may be made, at the option of the applicable Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

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1.6Withholding and Reporting Requirements. In connection with this Plan and all distributions hereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.
1.7Setoffs. The Reorganized Debtors may, pursuant to applicable law, but shall not be required to, set off against any Claim the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
1.1Assumption/Rejection of Executory Contracts and Unexpired Leases. Each Executory Contract and Unexpired Lease shall be deemed automatically assumed by the applicable Debtor counterparty in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Executory Contract or Unexpired Lease:

(a)has been previously rejected by the Debtors by Final Order of the Bankruptcy Court;
(b)has been rejected by the Debtors by order of the Bankruptcy Court in effect as of the Effective Date (which order may be the Combined Order);
(c)expired or terminated pursuant to its own terms prior to the Effective Date;
(d)is the subject of a motion to reject filed by the Debtors under section 365 of the Bankruptcy Code pending as of the Effective Date; or
(e)is rejected under Section 7.6 and Section 7.7 hereof.
An Executory Contract or Unexpired Lease that is deemed to be assumed pursuant to the foregoing sentence shall be referred to as an "Assumed Contract." An Executory Contract that is rejected or subject to a motion to reject as described above shall be referred to as a "Rejected Contract."

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Entry of the Combined Order by the Bankruptcy Court shall constitute findings by the Bankruptcy Court that (i) the Reorganized Debtors have properly provided for adequate assurance of payment of the cure of any defaults that might have existed consistent with the requirements of section 365(b)(1) of the Bankruptcy Code, (ii) each assumption (or rejection, as the case may be) is in the best interest of the Debtors and their Estates and that each Assumed Contract is assumed as of the Effective Date, and (iii) the requirements for assumption (or rejection, as the case may be) of any Executory Contract or Unexpired Lease to be assumed have been satisfied. No provision of any agreement or other document that permits a person to terminate or modify an agreement or to otherwise modify the rights of the Debtors based on the filing of the Chapter 11 Cases or the financial condition of the Debtors shall be enforceable. Moreover, to the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed, or amended and assumed, and in either case, potentially assigned, restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption, or amendment and assumption, and, in either case, the potential assignment of such Executory Contract or Unexpired Lease, then such provision shall be deemed modified such that then transactions contemplated by this Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease to exercise any other default-related rights with respect thereto. Except as otherwise provided for herein, as of the Effective Date, Assumed Contracts will be cured by being Reinstated and all Cure Costs will be made by the Reorganized Debtors upon assumption thereof in the ordinary course of business. Any disputes concerning the amount of the payments required by section 365(b)(1)(A) of the Bankruptcy Code shall be adjudicated in accordance with Section 3.7 of this Plan. For the avoidance of doubt, all Cure Costs shall be Unimpaired by this Plan and any Cure Costs outstanding as of the Effective Date shall remain continuing obligations of the Reorganized Debtors following the Effective Date, to be addressed in the ordinary course of business, subject to all parties’ rights and defenses with respect thereto. If a counterparty to an Executory Contract or Unexpired Lease believes any amounts are due as a result of such Debtor’s monetary default thereunder, it shall assert a Cure Claim against the Debtors or Reorganized Debtors, as applicable, in the ordinary course of business, subject to all defenses the Debtors or the Reorganized Debtors may have with respect to such Cure Claim.
In the event of a dispute regarding (i) the amount of any Cure Claim, (ii) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (iii) any other matter pertaining to assumption or the payment of Cure Claims required by section 365(b)(1) of the Bankruptcy Code, payment of a Cure Claim, if any, shall occur as soon as reasonably practicable after entry of a Final Order or Final Orders resolving such dispute and approving such assumption. The Debtors, or Reorganized Debtors, as applicable, reserve the right at any time to move to reject any Executory Contract or Unexpired Lease based upon the existence of any unresolved dispute or upon a resolution of such dispute that is unfavorable to the Debtors or Reorganized Debtors.
Unless otherwise provided by an order of the Bankruptcy Court, any asserted Claims arising from the rejection of an Executory Contract or Unexpired Lease must be filed by Holders of such Claims with the Bankruptcy Court and served on the parties entitled to notice

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under this Plan no later than thirty (30) days after the later of (1) the Effective Date or (2) the effective date of such rejection, subject to the Debtors' and Reorganized Debtors' right to object thereto. In the event of such objection, the Debtors shall not be obligated to make any distribution

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in respect of such Claim until such dispute is resolved by Final Order of the Bankruptcy Court or the agreement of the parties.
Any alleged defaults required to be cured under section 365(b)(1)(A) of the Bankruptcy Code may be asserted, in accordance with the terms of the underlying Assumed Contract, before or after the Effective Date of the Plan, and the determination of the cure, if any, required with respect to such alleged default shall not be prejudiced or precluded notwithstanding the approval of assumption of the Assumed Contract or the occurrence of the Effective Date and shall be adjudicated in accordance with Section 3.7. The Debtors shall pay any Allowed Cure Claim in the ordinary course of business or such other date as mutually agreed to between the Debtors or the Reorganized Debtors and the Holder of such Allowed Cure Claim or, in the event there is a dispute concerning a Cure Claim, the date on which such claim for cure becomes Allowed. For the avoidance of doubt, following the entry of the Combined Order, no party to an Assumed Contract may (i) challenge the assumption of the Assumed Contract, (ii) challenge the determination that the Debtors have provided adequate assurance that they will promptly cure any default under an Assumed Contract, or (iii) assert an entitlement to relief under 365(b)(1)(B) or (C).
Assumption of any Executory Contract or Unexpired Lease pursuant to this Plan or otherwise, and full payment of any applicable Cure Claims pursuant to this Plan, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or non-monetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the date that the Reorganized Debtors assume such Executory Contract or Unexpired Lease. Any proofs of claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.
1.2Compensation and Benefit Programs. Other than as set forth in Section 7.6, all of the Compensation and Benefits Programs will be deemed to be, and will be treated as though they are, Executory Contracts that are assumed under Section 7.1 of this Plan, and the Debtors' and Reorganized Debtors' obligations and rights under such programs, plans, agreements, and arrangements will survive confirmation of this Plan, subject to the terms and conditions of such Compensation and Benefits Programs. Nothing contained herein shall be deemed to modify the existing terms of the Compensation and Benefits Programs, including, without limitation, the Debtors' and the Reorganized Debtors' rights of termination and amendment thereunder.
1.3Indemnification Provisions and Reimbursement Obligations. On and as of the Effective Date, and except as prohibited by applicable law and subject to the limitations set forth herein, the Indemnification Provisions shall be assumed and irrevocable and shall survive the effectiveness of this Plan.
1.4Other Insurance Contracts. On the Effective Date, each of the Debtors’ Insurance Contracts in existence as of the Effective Date shall be Reinstated and continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by the

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applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Article VII. Nothing in this Plan shall affect, impair, or prejudice the rights of the insurance carriers, the

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insureds, or the Reorganized Debtors under the Insurance Contracts in any manner, and such insurance carriers, the insureds, and Reorganized Debtors shall retain all rights and defenses under such Insurance Contracts. The Insurance Contracts shall apply to and be enforceable by and against the insureds and the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors, as existed before the Effective Date.
1.5Directors and Officers Insurance Policies. On the Effective Date, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Insurance Policies (including any “tail coverage” and all agreements, documents, or instruments related thereto) in effect before the Effective Date pursuant to sections 105 and 365(a) of the Bankruptcy Code, without the need for any further notice to or action, order, or approval of the Bankruptcy Court. Confirmation of this Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Insurance Policies, and each such indemnity obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under this Plan as to which no Proof of Claim need be Filed. The Debtors and, after the Effective Date, the Reorganized Debtors shall retain the ability to supplement such D&O Insurance Policies as the Debtors or Reorganized Debtors, as applicable, may deem necessary. For the avoidance of doubt, entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Insurance Policies.
In addition, on or after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto) in effect on or before the Effective Date, with respect to conduct occurring prior thereto, and all current and former directors, officers, and managers of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policies for the full term of such policies regardless of whether such current and former directors, officers, and managers remain in such positions after the Effective Date, all in accordance with and subject in all respects to the terms and conditions of the D&O Insurance Policies, which shall not be altered.
1.6Executives On the Effective Date, the Reorganized Debtors and the Executives shall enter into the Executive Bonus Agreements. Other than the Stone Employment Agreement, which will be assumed as of the Effective Date, the employment agreements of each of the Executives shall be deemed rejected as of the Effective Date. Any Claims arising from the rejection of any employment agreements shall be governed by the deadlines set forth in Section
7.1. Any such Claims will be classified as Class 4 General Unsecured Claims and will likewise be Unimpaired and will be capped in accordance with section 502(b)(7) of the Bankruptcy Code.

ARTICLE VIII

CONFIRMATION AND CONSUMMATION OF THIS PLAN

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1.1Condition To Entry of the Combined Order. The following are conditions precedent to Confirmation, each of which must be satisfied or waived by the Debtors and the Secured Lender in accordance with the terms hereof:

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(a)This Plan and all schedules, documents, supplements and exhibits relating to this Plan shall have been filed in form and substance acceptable to the Debtors and the Secured Lender.
(b)The proposed Combined Order shall be filed in form and substance acceptable to the Debtors and the Secured Lender.
1.2Conditions To Effective Date. The Debtors shall request that the Combined Order include a finding by the Bankruptcy Court that, notwithstanding Bankruptcy Rule 3020(e), the Combined Order shall take effect immediately upon its entry. The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived by the Debtors and the Secured Lender in accordance with the terms hereof:
(a)The Combined Order, in form and substance satisfactory to the Debtors and the Secured Lender, shall be entered by the Bankruptcy Court and shall be in full force and effect and not subject to any stay and shall, among other things, provide that the Debtors and Reorganized Debtors are authorized without further board or shareholder approval or consent to take all actions necessary to enter into the Transaction Documents and other agreements or documents created in connection with this Plan. Without limiting the foregoing, the chairman of the board of directors, president, chief executive officer, chief financial officer or any other appropriate officer of the Debtors shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan and the Transaction Documents. The secretary or assistant secretary of the Debtors shall be authorized to certify or attest to any of the foregoing actions.
(b)All Transaction Documents shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied (other than the occurrence of the Effective Date).
(c)All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of this Plan shall have been obtained.
(d)All other actions, documents, and agreements necessary to implement this Plan shall have been effected or executed.
(e)The Debtors shall have sufficient Cash, whether on hand or from funds advanced under the DIP Facility or the New Credit Facility to make all required payments to be made on the Effective Date.
(f)The Effective Date shall have occurred on or prior to September 1, 2025.

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1.3Waiver Of Conditions. The Debtors and the Secured Lender may jointly waive, in whole or in part, the conditions to the occurrence of the Effective Date, without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy

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or waive any condition to the Effective Date shall preclude the occurrence of the Effective Date, regardless of the circumstances giving rise to the failure of such condition to be satisfied, including any action or inaction by the Debtors and the Secured Lender. The waiver of a condition to the occurrence of the Effective Date shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.
1.4Substantial Consummation. “Substantial Consummation” of this Plan, as defined in section 1101(2) of the Bankruptcy Code, with respect to any of the Debtors, shall be deemed to occur on the Effective Date with respect to such Debtor.

ARTICLE IX

EFFECT OF PLAN CONFIRMATION
1.1Binding Effect. To the maximum extent permitted by law, on the Effective Date, this Plan shall be binding upon and inure to the benefit of the Debtors, their Estates, all current and former Holders of Claims and Interests, and their respective successors and assigns, including, but not limited to, the Reorganized Debtors, notwithstanding whether or not any such Holder (i) will receive or retain any property or interest in property under this Plan; (ii) has filed a proof of claim or interest in these Chapter 11 Cases; or (iii) failed to vote to accept or reject this Plan or affirmatively voted to reject this Plan.
1.2Revesting of Assets. Except as otherwise explicitly provided in this Plan, on the Effective Date, all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in the Reorganized Debtors, free and clear of all Claims, Liens, charges, encumbrances, rights, and Interests of creditors and equity security holders. As of the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan or the Combined Order.
1.3Releases and Related Matters.
Releases by the Debtors, Their Estates and the Reorganized Debtors NOTWITHSTANDING ANYTHING CONTAINED IN THIS PLAN TO THE
CONTRARY, PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, IN
EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, ON AND AFTER THE EFFECTIVE DATE, EACH RELEASED PARTY IS, AND IS DEEMED TO BE, HEREBY CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER RELEASED AND DISCHARGED BY THE DEBTORS, THE REORGANIZED DEBTORS, AND THEIR ESTATES, IN EACH CASE ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE SUCCESSORS, ASSIGNS, AND REPRESENTATIVES, AND ANY AND

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ALL OTHER ENTITIES WHO MAY PURPORT TO ASSERT ANY CAUSE OF ACTION, DIRECTLY OR DERIVATIVELY, BY, THROUGH, FOR, OR BECAUSE OF THE

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FOREGOING ENTITIES, FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, THE REORGANIZED DEBTORS, OR THEIR ESTATES, AS APPLICABLE, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, MATURED OR UNMATURED, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY, CONTRACT, TORT, OR OTHERWISE, THAT THE DEBTORS, THE REORGANIZED DEBTORS, OR THEIR ESTATES WOULD HAVE BEEN ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM AGAINST, OR INTEREST IN, A DEBTOR, A REORGANIZED DEBTOR, THEIR ESTATES, OR OTHER ENTITY, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS (INCLUDING THE DEBTORS’ CAPITAL STRUCTURE, BUSINESS, MANAGEMENT, OWNERSHIP, OR OPERATION THEREOF), THE PURCHASE, SALE, OR RESCISSION OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THIS PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN OR AMONG ANY DEBTOR AND ANY RELEASED PARTY, THE OWNERSHIP AND/OR OPERATION OF THE DEBTORS BY ANY RELEASED PARTY OR THE DISTRIBUTION OF ANY CASH OR OTHER PROPERTY OF THE DEBTORS TO ANY RELEASED PARTY, FINANCING AGREEMENT CLAIMS, CASH MANAGEMENT ARRANGEMENTS, THE ASSERTION OR ENFORCEMENT OF RIGHTS AND REMEDIES AGAINST THE DEBTORS, THE DEBTORS’ IN-OR OUT-OF-COURT RESTRUCTURING EFFORTS, ANY AVOIDANCE ACTIONS, INTERCOMPANY TRANSACTIONS BETWEEN OR AMONG A DEBTOR OR AN AFFILIATE OF A DEBTOR AND ANOTHER DEBTOR OR AFFILIATE OF A DEBTOR, THESE CHAPTER 11 CASES, THE FORMULATION, PREPARATION, DISSEMINATION, NEGOTIATION, OR FILING OF THE DISCLOSURE STATEMENT, THE FINANCING AGREEMENT AND ANY FACILITY THEREUNDER, THE NEW NOTES, EXIT FACILITY , THIS PLAN (INCLUDING, FOR THE AVOIDANCE OF DOUBT, THE PLAN SUPPLEMENT), ANY OTHER TRANSACTION DOCUMENT, OR ANY RESTRUCTURING TRANSACTION, CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT (INCLUDING ANY LEGAL OPINION REQUESTED BY ANY ENTITY REGARDING ANY TRANSACTION, CONTRACT, INSTRUMENT, DOCUMENT, OR OTHER AGREEMENT CONTEMPLATED BY THIS PLAN OR THE RELIANCE BY ANY RELEASED PARTY ON THIS PLAN OR THE COMBINED ORDER IN LIEU OF SUCH LEGAL OPINION) RELATING TO ANY OF THE FOREGOING, CREATED OR ENTERED INTO IN CONNECTION WITH DISCLOSURE STATEMENT, THE FINANCING AGREEMENT, THE NEW COMMON STOCK, THE ORGANIZATIONAL DOCUMENTS, THE NEW NOTES, THE EXIT FACILITY , THIS PLAN, THE PLAN SUPPLEMENT, ANY OTHER TRANSACTION DOCUMENT BEFORE OR DURING THESE CHAPTER 11 CASES, ANY PREFERENCE, FRAUDULENT TRANSFER, OR OTHER AVOIDANCE CLAIM ARISING PURSUANT TO CHAPTER 5 OF THE

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BANKRUPTCY CODE OR OTHER APPLICABLE LAW, THE FILING OF THESE CHAPTER 11 CASES, THE

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SOLICITATION OF VOTES ON THIS PLAN, THE PURSUIT OF CONFIRMATION OF THIS PLAN, THE PURSUIT OF CONSUMMATION, THE ADMINISTRATION AND IMPLEMENTATION OF THIS PLAN, INCLUDING THE ISSUANCE OR DISTRIBUTION OF DEBT, EQUITY AND/OR OTHER SECURITIES PURSUANT TO THIS PLAN, OR THE DISTRIBUTION OF PROPERTY UNDER THIS PLAN OR ANY OTHER RELATED AGREEMENT, OR UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE RELATED OR RELATING TO ANY OF THE FOREGOING TAKING PLACE ON OR BEFORE THE PLAN EFFECTIVE DATE, OTHER THAN CLAIMS OR LIABILITIES PRIMARILY ARISING OUT OF ANY ACT OR OMISSION OF A RELEASED PARTY THAT CONSTITUTES ACTUAL FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, EACH SOLELY TO THE EXTENT AS DETERMINED BY A FINAL ORDER OF A COURT OF COMPETENT JURISDICTION. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASES SET FORTH ABOVE DO NOT RELEASE ANY POST EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THIS PLAN, THE COMBINED ORDER, ANY RESTRUCTURING TRANSACTION, OR ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THIS PLAN, INCLUDING THE NEW NOTES (INCLUDING ANY AMENDMENTS THERETO), THE EXIT FACILITY, AND THE ORGANIZATIONAL DOCUMENTS OR ANY CLAIM OR OBLIGATION ARISING UNDER THIS PLAN.

ENTRY OF THE COMBINED ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THIS PLAN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, INCLUDING THE RELEASED PARTIES’ SUBSTANTIAL CONTRIBUTIONS TO FACILITATING THE TRANSACTION DOCUMENTS AND IMPLEMENTING THIS PLAN; (2) A GOOD-FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (4) FAIR, EQUITABLE, AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE DEBTORS, THE REORGANIZED DEBTORS, OR THE DEBTORS’ ESTATES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE.
1.4Discharge of the Debtors.
(a)Other than Claims arising from or related to the Transaction Documents and except as otherwise provided herein or

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in the Combined Order, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against

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the Debtors or any of their assets or properties and, regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, retained, or distributed pursuant to this Plan on account of such Claims, upon the Effective Date, the Debtors, and each of them, shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in section 502 of the Bankruptcy Code, whether or not (i) a proof of claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, (iii) a Claim based upon such debt is or has been disallowed by order of the Bankruptcy Court, or (iv) the holder of a Claim based upon such debt accepted this Plan.

(b)As of the Effective Date, other than Claims arising from or related to the Transaction Documents and except as provided in this Plan or the Combined Order, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors, any other or further Claims, debts, rights, causes of action, claims for relief, or liabilities relating to the Debtors or any Interest in the Debtors based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, other than with respect to Claims arising from or related to the Transaction Documents and except as provided in this Plan or the Combined Order, the Combined Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors, and the termination of all such Interests, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or a terminated Interest.
1.5Injunction.
Except as provided in this Plan or the Combined Order, from and after the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim, Interest, obligation, suit, judgment, damage, demand, debt, right, cause of action, or liability that is released, terminated, exculpated, or discharged under this Article IX, along with their respective current and former employees, agents, officers, directors, managers, principals, affiliates, shareholders, and members are permanently enjoined from taking any of the following actions against the Debtors, the Reorganized Debtors and the Exculpated Parties, and their respective agents, officers, directors, managers, employees, representatives, advisors, attorneys, affiliates, shareholders, or members, or any of their successors or assigns or any of their

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respective property on account of any such released, terminated or discharged Claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, liability or Interest: (i) commencing or continuing,

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in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance of any kind; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to any released Person; and
(v) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of this Plan or the Combined Order. Upon entry of the Combined Order, all Holders of Claims and Interests shall be enjoined from taking any actions to interfere with the implementation or consummation of this Plan. Except as otherwise set forth in the Combined Order, each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to this Plan, shall be deemed to have consented to the injunction provisions set forth herein.
1.6Exculpation and Limitation of Liability.
(a)To the fullest extent permitted by law, and without affecting or limiting the releases set forth in Article IX of this Plan, none of the Exculpated Parties shall have or incur any liability to any Person or any of their respective agents, employees, representatives, advisors, attorneys, affiliates, shareholders, or members, or any of their successors or assigns, for any act or omission from the Petition Date through the Effective Date in connection with, relating to, or arising out of, the Chapter 11 Cases, the Disclosure Statement, the transactions contemplated by or described in the Transaction Documents, the formulation, negotiation, or implementation of this Plan or the Transaction Documents, including related prepetition transactions, the pursuit of Confirmation of this Plan, the Confirmation of this Plan, the consummation of this Plan or the Transaction Documents, or the administration of this Plan or the property to be distributed under this Plan, except for acts or omissions that are the result of gross negligence, fraud or willful misconduct, including the willful misappropriation of confidential information; provided, however, that the foregoing exculpation and limitation of liability shall not apply to and shall not operate to waive, release, or exculpate any Claims or causes of action arising from or related to the rights and obligations under this Plan, the Transaction Documents, and the contracts, instruments, releases, and other agreements or documents delivered hereunder or contemplated hereby and thereby. Without limiting the generality of the foregoing, the Debtors, the Reorganized Debtors, the Administrative Agent, the Secured Lenders, the New Lenders, the Creditors' Committee (if any), or any other Exculpated Party and any of such parties' directors, managers, officers, or members, shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.

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(b)Notwithstanding any other provision of this Plan, no Person, no Person's agents, directors, managers, officers, employees, representatives, advisors, attorneys, affiliates, shareholders, or members and no Person's successors or assigns shall have any right of action against any of the Exculpated Parties for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the Disclosure Statement, the transactions contemplated by or described in the Transaction Documents, the formulation, negotiation, or implementation of this Plan or the Transaction Documents, including related prepetition transactions, the pursuit of Confirmation of this Plan, the Confirmation of this Plan, the consummation of this Plan or the Transaction Documents, or the administration of this Plan or the property to be distributed under this Plan, except for acts or omissions that are the result of fraud or willful misconduct, including the willful misappropriation of confidential information; provided, however, that the foregoing prohibition shall not apply to and shall not operate to waive, release, or exculpate any Claims or causes of action arising from or related to any unperformed contractual obligation owed by any party under the Transaction Documents.
1.7U.S. Government. Notwithstanding anything contained in this Plan or the Combined Order to the contrary, as to the United States, its agencies, departments, or agents (collectively, the "U.S. Government"), nothing in this Plan or the Combined Order shall discharge, release, or otherwise preclude: (1) any liability of the Debtors or Reorganized Debtors arising on or after the Effective Date to the U.S. Government; (2) any liability to the U.S. Government that is not a "claim" within the meaning of section 101(5) of the Bankruptcy Code; (3) any valid right of setoff or recoupment of the U.S. Government against any of the Debtors; or (4) any liability of the Debtors or Reorganized Debtors under environmental law to the U.S. Government as the owner or operator of property that such entity owns or operates after the Effective Date. Moreover, nothing in this Plan or the Combined Order shall release or exculpate any non-Debtor, including any Released Party or Exculpated Party, from any liability to the U.S. Government, including but not limited to any liabilities arising under the Internal Revenue Code, the environmental laws, or the criminal laws against the Released Parties or the Exculpated Parties, nor shall anything in this Plan or the Combined Order enjoin the U.S. Government from bringing any claim, suit, action or other proceeding against the Released Parties or Exculpated Parties for any liability whatsoever; provided, however, that the foregoing sentence shall not limit the scope of discharge granted to the Debtors or Reorganized Debtors under sections 524 and 1141 of the Bankruptcy Code.
1.8Term of Bankruptcy Injunction or Stays. Unless otherwise provided herein or in the Combined Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Combined Order), shall remain in full force and effect until the Effective Date.

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1.9Post-Effective Date Retention of Professionals. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code

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in seeking retention or compensation for services rendered after such date will terminate and the Reorganized Debtors may employ and pay professionals in the ordinary course of business.
1.10Effect of Release, Discharge and Injunction on Unimpaired Claims. Nothing in this Article IX shall in any way modify the treatment of Class 4 Claims as provided in Article III. Without limitation, nothing in this Plan, including, without limitation, the release, discharge and injunction provisions set forth in this Article IX, shall prevent any Holder of an Unimpaired Claim from pursuing (i) the allowance of such Unimpaired Claim pursuant to Section
3.7 or (ii) payment of such Unimpaired Claim from the Reorganized Debtors.

ARTICLE X RETENTION OF JURISDICTION
1.1Retention of Jurisdiction. Pursuant to sections 105(c) and 1142 of the
Bankruptcy Code and notwithstanding entry of the Combined Order and the occurrence of the Effective Date, except as otherwise set forth in Section 3.7 herein or in the Transaction Documents, the Bankruptcy Court shall retain exclusive jurisdiction (unless otherwise indicated) over all matters arising out of, and related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:
(a)subject to the limitations on the Bankruptcy Court’s jurisdiction set forth in Sections 3.7 and 7.1, resolve any matters related to the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease with respect to which any Debtor or Reorganized Debtor may be liable, and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;
(b)decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications, involving the Debtors that may be pending on the Effective Date;
(c)enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan, the Disclosure Statement, or the Combined Order;
(d)resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of this Plan or any contract, instrument, release, or other agreement or document that is executed or created pursuant to this Plan, or any entity's rights arising from, or obligations

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incurred in connection with, this Plan or such documents (other than a dispute arising after the Effective Date under, or directly with respect

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to, the Transaction Documents, which such disputes shall be adjudicated in accordance with the terms of the Transaction Documents);
(e)modify this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Combined Order, or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement, or the Combined Order, or remedy any defect or omission, or reconcile any inconsistency, in any Bankruptcy Court order, this Plan, the Disclosure Statement, the Combined Order, or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement, or the Combined Order, in such manner as may be necessary or appropriate to consummate this Plan;
(f)hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under sections 330, 331, 503(b) and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date the payment of fees and expenses of the Reorganized Debtors, including professional fees, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;
(g)issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation, or enforcement of this Plan or the Combined Order;
(h)adjudicate controversies arising out of the administration of the Estates or the implementation of this Plan;
(i)recover all assets of the Debtors and property of the Estates, wherever located;
(j)hear and determine causes of action by or on behalf of the Debtors or the Reorganized Debtors;
(k)enter and implement such orders as are necessary or appropriate if the Combined Order is for any reason, or in any respect, modified, stayed, reversed, revoked, or vacated, or distributions pursuant to this Plan are enjoined or stayed;

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(l)hear and resolve all matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

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(m)determine any other matters that may arise in connection with, or relate to, this Plan, the Disclosure Statement, the Combined Order, or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement, or the Combined Order (other than a dispute arising after the Effective Date under, or directly with respect to, the Transaction Documents, which such disputes shall be adjudicated in accordance with the terms of the Transaction Documents);
(n)enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases;
(o)hear and determine such other matters related hereto that are not inconsistent with the Bankruptcy Code or title 28 of the United States Code; and
(p)enter an order closing the Chapter 11
Cases.
1.2Failure of Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including the matters set for in Section 10.1 of the Plan, the provisions of this Article X shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XI MISCELLANEOUS PROVISIONS
1.1Effectuating Documents and Further Transactions. Each of the Debtors
and the Reorganized Debtors shall be authorized to execute, deliver, file, or record the Transaction Documents and such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan.
1.2Corporate Action. Prior to, on, or after the Effective Date (as appropriate), all matters expressly provided for under this Plan or the Transaction Documents that would otherwise require approval of the stockholders, members or directors of one or more of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to the applicable general corporation or other applicable law of the states in which the Debtors or the Reorganized Debtors are organized without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

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1.3Amendment or Modification of This Plan. Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy

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Code and subject further to the consent of the Administrative Agent, the Debtors reserve the right to alter, amend, or modify this Plan at any time prior to or after the Confirmation Date, including, without limitation the right to withdraw the Plan as to any particular Debtor and seek to confirm and consummate the Plan with respect to the other Debtors. A Holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power, upon the request of the Debtors (having obtained consent of the Administrative Agent) to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Combined Order shall constitute a judicial determination that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
1.5Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits, and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such entity.
1.6Continuing Effectiveness of Final Orders. Payment authorization granted to the Debtors under any prior Final Order entered by the Bankruptcy Court shall continue in effect after the Effective Date. Accordingly, the Debtors or the Reorganized Debtors, as applicable, may pay or otherwise satisfy any Claim to the extent permitted by, and subject to, the applicable Final Order without regard to the treatment that would otherwise be applicable to such Claim under this Plan.
1.7Closing of Chapter 11 Cases. The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.
1.8Ipso Facto and Similar Provisions Ineffective. Any term of any prepetition policy, prepetition contract, or other prepetition obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of an entity based on (i) the insolvency or financial condition of a Debtor; (ii) the commencement of the Chapter 11 Cases; or (iii) the Confirmation or Consummation of this Plan, including any change of control that shall occur as a result of such Consummation.

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1.9Revocation, Withdrawal, or Non-Consummation.
The Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtors revoke or withdraw this Plan, or if Confirmation or consummation of this Plan does not occur, then (i) this Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Class of Claims or any release contemplated hereby), assumption of Executory Contracts or Unexpired Leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void, and
(iii) nothing contained in this Plan, and no acts taken in preparation for consummation of this Plan, shall (A) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (B) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (C) constitute an admission of any sort by the Debtors or any other Person.
1.10Notice. All notices, requests, and demands to or upon the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
If to the Debtors, to:
Young Conaway Stargatt & Taylor, LLP Rodney Square
1000 North King Street Wilmington, Delaware 19801 Attention: Michael R. Nestor, Esq.
If to the Secured Lender to:
Honigman, LLP
2290 First National Building 600 Woodward Avenue
Detroit, MI 48226
Attention: Glenn Walter, Esq.
- and -
The Tuhey Law Firm LLC 823 Linden Avenue
Oak Park, IL 60302
Attention: John M. Tuhey, Esq.
1.11Governing Law. Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or schedule to

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this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of law of such jurisdiction.

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1.12Tax Reporting and Compliance. The Reorganized Debtors are hereby authorized, but not directed, on behalf of each of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.
1.13Conflicts. In the event that provisions of the Disclosure Statement and provisions of this Plan conflict, the terms of this Plan shall govern.
1.14Entire Agreement. On the Effective Date, this Plan and the Combined Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

Remainder of Page Left Intentionally Blank

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Dated: July 20, 2025

WAG! GROUP CO., et al., on behalf of itself and its Debtor affiliates

By:    /s/ Alec Davidian
Name: Alec Davidian
Title:    Chief Financial Officer

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EXHIBIT A

Exit Facility Term Sheet

Wag Labs, Inc.
SUMMARY OF PRINCIPAL TERMS AND CONDITIONS
Set forth below in this term sheet (the "Term Sheet") is a summary of the principal terms and conditions for the Facilities (defined below).
Borrower:    Wag Labs, Inc., a Delaware corporation (the "Borrower").
Guarantors: All obligations under the Facilities (defined below) shall be fully and unconditionally guaranteed by Wag! Group Co., a Delaware corporation ("Holdco") and each of the Borrower's and Holdco’s existing and subsequently acquired or formed direct and indirect wholly-owned domestic subsidiaries (collectively, the "Guarantors"; and together with the Borrower, the "Loan Parties").
Agent:    Retriever LLC as Administrative Agent (in such capacity, the "Administrative Agent") and Collateral Agent (in such capacity, the "Collateral Agent").
Lenders:    One or more lenders, including Retriever LLC arranged by Retriever LLC (collectively, the "Lenders").
Closing Date: The date on which all conditions precedent are satisfied (the "Closing Date").
Facilities:    Up to $18,300,000.00 of senior secured credit facilities (the "Facilities"), consisting of a Term Facility (the "Term Facility") in an aggregate principal amount of $18,300,000.00 (inclusive of $5,000,000.00 principal amount of New Notes issued to the Holder of Financing Agreement Claims, approximately $6,800,000.00 of DIP Claims, and $6,500,000.00 in new financing).

Maturity and Amortization:

Purpose and Availability:

Term Facility: The Term Facility shall mature on the seventh anniversary of the Closing Date (the "Term Facility Maturity Date").
The balance of the Term Facility will be payable on the Term Facility Maturity Date.
The Term Facility may also be referred to as a "Loan" and collectively, the "Loans".
Term Facility: The Term Facility shall be available on the Closing Date and shall be used to (a) refinance certain obligations of the Borrower to the Lender and (b) pay fees and expenses incurred in connection with the Loans (the "Transaction Costs"). Once repaid, the Term Facility may not be reborrowed.
Interest:    The Loans will bear interest based on a fixed rate of Fifteen and no/100 Percent (15%). Interest shall be paid-in-kind until the Maturity Date.
Default Rate:    After the occurrence of an event of default, amounts due shall bear interest at 2% above the otherwise applicable rate.
Voluntary Prepayments and

Loans may be prepaid and commitments may be reduced, in whole or in part subject to the premium specified below, in minimum amounts to be

Commitment Reductions:
agreed, at the option of the Borrower at any time upon one day's prior notice.
The Borrower shall pay a "prepayment premium" with respect to all or any portion of the Loans, in an amount equal to 25% of the principal amount of the Facility being repaid.

Mandatory Prepayments:	The Loan Documents (defined below) shall have provisions regarding amounts applied to prepay the Loans
Collateral:
The Facilities will be secured by a valid and perfected first priority lien (subject to liens permitted under the Loan Documents referred to below) on substantially all assets of the Borrower and each Loan Party, whether owned on the Closing Date or thereafter acquired (collectively, the "Collateral").

Loan Documentation:
The definitive loan documentation for the Facilities (the "Loan Documents") shall be negotiated in good faith and shall contain the terms and conditions set forth herein and such other terms and conditions based on the definitive documentation for the existing credit facility extended by the Lender to Loan Parties ("Documentation Precedent"). Without limiting the foregoing, the Loan Documents shall contain

Warrant:
Lender shall receive an assignable, transferable, detachable warrant (collectively, the “Warrant”), to acquire shares of Holdco. The Warrant shall expire on the Term Loan Maturity Date. The strike price, number of shares issuable upon exercise of the Warrant will be adjusted upon certain events in a manner customary and typical for warrants of this nature.

Events of Default:	Events of default applicable to the Borrower, Holdco and their subsidiaries customary and usual for financings of this type.
Assignments and Participations:
Each Lender may assign all or part (subject to minimum amounts to be agreed) of its Loans and commitments with the consent of the Administrative Agent.
Each Lender may sell participations in all or part of its Loans and commitments under one or more of the Facilities; provided that no participant shall have direct or indirect voting rights under the Facilities except for certain unanimous issues. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions.

Expenses and Indemnification:
The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent incurred in connection with the syndication of the Facilities and the preparation, execution, delivery, administration, amendment or waiver of the Loan Documents (including the reasonable fees, disbursements and other charges of counsel to the Administrative Agent); and (b) all reasonable out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel to the Administrative Agent and the

2

3

Lenders) in connection with the enforcement of the Loan Documents, including in connection with workouts or restructurings.
The Administrative Agent and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will be indemnified and held harmless against any loss, liability, cost or expense (including the reasonable fees, disbursements and other charges of counsel to the indemnified parties incurred in connection with the financing contemplated hereby or the use of proceeds of the Facilities or any environmental liabilities related to any Loan Party or any of their properties, or any litigation or proceeding related to any of the foregoing, except (a) to the extent it is determined by a court of competent jurisdiction by final and non-appealable judgment that they result from
(i) such person's gross negligence or willful misconduct, or (ii) a material breach by the indemnified party of the Loan Documents, or (b) a claim not involving a Loan Party brought by an Indemnitee against another Indemnitee (other than against the Administrative Agent, or (c) taxes other than taxes that represent losses, claims or damages arising from any non-tax claim, or (d) settlements effected without the Borrower’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Governing Law and Forum:	State of New York.

THE ABOVE TERMS DO NOT CONSTITUTE OR IMPLY A COMMITMENT TO PROVIDE FUNDING BY ANY LENDER, NOR A REPRESENTATION THAT SUCH FUNDING WILL BE MADE AVAILABLE. ANY SUCH COMMITMENT WILL BE SUBJECT TO CONTRACT, CREDIT APPROVAL AND SATISFACTORY DUE DILIGENCE AND DOCUMENTATION.

4

EXHIBIT B
Liquidation Analysis

LIQUIDATION ANALYSIS

Section 1129(a)(7)(A)(i)–(ii) of the Bankruptcy Code, often called the “best interests” test, requires that a bankruptcy court find, as a condition of confirmation, “[w]ith respect to each impaired class of claims or interests each holder of a claim or interest of such class (i) has accepted the plan; or (ii) will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7 of this title on such date.”

To demonstrate that the Joint Prepackaged Plan of Reorganization of Wag! Group Co. and Certain of Its Affiliates (the “Plan”)1 satisfies the “best interests” test, the Debtors, with the assistance of their restructuring, legal, and financial advisors, have prepared the following hypothetical liquidation analysis (this “Liquidation Analysis”) presenting recoveries available assuming a hypothetical chapter 7 liquidation (a “Chapter 7 Liquidation”).

This Liquidation Analysis is based upon certain assumptions discussed in the notes accompanying this Liquidation Analysis and in the Disclosure Statement. This Liquidation Analysis sets forth an estimated range of recovery values for each Class of Claims and Interests that may be realizable upon the disposition of assets pursuant to a Chapter 7 Liquidation. As illustrated by this Liquidation Analysis, a Chapter 7 Liquidation would provide the same or lower net liquidation proceeds available for distribution, compared to the Distributable Proceeds provided under the Plan, and Holders of an Impaired Claim or Interest will receive no less recovery under the Plan than they would under such Chapter 7 Liquidation. Accordingly, the Plan satisfies the “best interests” test as set forth in section 1129(a)(7)(A) of the Bankruptcy Code.

I.Statement of Limitations

THIS ILLUSTRATIVE LIQUIDATION ANALYSIS PRESENTED HEREIN HAS BEEN PREPARED SOLELY FOR THE PURPOSES DESCRIBED ABOVE AND MAY NOT BE USED FOR ANY OTHER PURPOSE. NOTHING CONTAINED IN THIS LIQUIDATION ANALYSIS IS INTENDED TO BE, OR CONSTITUTES, A CONCESSION, ADMISSION, OR ALLOWNACE OF ANY CLAIM BY THE DEBTORS.

This Liquidation Analysis contains numerous estimates and assumptions, including, without limitation,
(a) the amount of certain liabilities and the aggregate amount of Allowed Claims based on a review of the Debtors’ books and records, (b) the amount of Claims asserted in connection with the Chapter 11 Cases that will be Allowed after these Chapter 11 Cases have been converted to cases under chapter 7 of the Bankruptcy Code, including Allowed Administrative Claims in connection with the Chapter 11 Cases, and
(c) the amount of certain administrative expenses to be incurred in connection with cases under chapter 7 of the Bankruptcy Code, such as wind-down costs, fees of a chapter 7 trustee, and professional fees incurred by such chapter 7 trustee. To date, the Court has not estimated or otherwise fixed the total amount of Allowed Claims used for purposes of preparing this Liquidation Analysis. Therefore, the Debtors’ estimate of Allowed Claims set forth in this Liquidation Analysis should not be relied on for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims and Interests under the Plan. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THIS LIQUIDATION ANALYSIS.

1    Capitalized terms used but not defined herein are as defined in the Plan.

This Liquidation Analysis is premised upon a number of estimates and assumptions that are inherently subject to significant business, economic, and competitive uncertainties beyond the Debtors’ control, and, as discussed below, may be subject to change. Thus, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Debtors were, in fact, to undergo a liquidation. In addition, any liquidation ultimately undertaken would take place under future circumstances that cannot be predicted with certainty. Accordingly, although this Liquidation Analysis that follows is necessarily presented with numerical specificity, if the Debtors’ Estates were in fact liquidated as described herein, the actual proceeds from such a liquidation could vary significantly from the amounts set forth in this Liquidation Analysis. The actual liquidation proceeds could be materially higher or lower than the amounts set forth in this Liquidation Analysis, and no representation or warranty can be or is being made with respect to the actual proceeds that would be generated from a Chapter 7 Liquidation. Additionally, the Debtors recognize that there are other potential alternatives that could occur in a hypothetical Chapter 7 Liquidation that are not presented in this Liquidation Analysis, including alternatives that would give rise to reduced and delayed creditor recoveries.

This Liquidation Analysis has been prepared solely for the purposes of estimating the proceeds that would be available if the Debtors liquidated under chapter 7 of the Bankruptcy Code and does not represent values that may be appropriate for any other purpose, including the values applicable in the context of the Restructuring Transactions. The underlying financial information in the Liquidation Analysis was not compiled or examined by independent accountants in accordance with standards promulgated by the American Institute of Certified Public Accountants. Nothing contained in this Liquidation Analysis is intended as or constitutes concession or admission for any purpose other than the presentation of a hypothetical liquidation analysis to illustrate the substantial loss in value the Debtors’ stakeholders will suffer if the Restructuring Transactions are not consummated, and the Debtors are forced to convert their Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code.

THE DEBTORS RESERVE THE RIGHT TO SUPPLEMENT, MODIFY, OR ADJUST ANY PART OF THE ILLUSTRATIVE LIQUIDATION ANALYSIS, INCLUDING A CHANGE OF THE UNDERLYING ASSUMPTIONS AND ANALYSIS SET FORTH HEREIN.

II.Key Assumptions Underlying the Hypothetical Chapter 7 Liquidation

A.Chapter 7 Liquidation

In a Chapter 7 Liquidation, a chapter 7 trustee would be appointed to manage the bankruptcy estate. The chapter 7 trustee would be responsible for liquidating the Debtors’ assets in a manner intended to maximize recovery for creditors. Proceeds generated by any asset sale(s) during a Chapter 7 Liquidation would be used to pay the expenses of such Chapter 7 Liquidation before distribution to any holders of allowed Claims. The three major components of the liquidation process would be as follows:

-Generating cash proceeds from the sale of assets and equity interests, if any;
-Administering and managing costs and post-conversion operational cash flow arising from the liquidation process, including costs related to retaining current employees, reconciling claims, winding down the estates, and the fees and expenses paid to the chapter 7 trustee and the professionals it retains; and
-Distributing net proceeds generated from asset sales to claimants in accordance with the priority scheme under chapter 7 of the Bankruptcy Code.

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B.Administrative Procedures and Conversion of Cases

This Liquidation Analysis assumes that each of the Chapter 11 Cases is converted to a case under chapter 7 of the Bankruptcy and consolidated during the chapter 7 cases for procedural purposes only. In the event that the Debtors were to be liquidated in separately administered chapter 7 cases, the administrative costs to the Debtors in each of the cases, including fees of the chapter 7 trustee(s), professional fees incurred by such chapter 7 trustee(s), and operational costs would likely be higher than if such chapter 7 cases were consolidated.

C.Professionals Involved in the Chapter 7 Cases

This Liquidation Analysis assumes that as part of the chapter 7 cases, the chapter 7 trustee would choose to retain certain professionals, including counsel, financial advisors, and investment bankers, among others, pursuant to section 327 of the Bankruptcy Code to provide expertise and assistance in the liquidation of the Debtors, in lieu of the professionals and advisors retained by the Debtors in the Chapter 11 Cases.

D.Timing Considerations of Chapter 7 Cases

This Liquidation Analysis assumes an expedited liquidation of substantially all of the Debtors’ assets over a 90-to-120-day period, commencing on or around August 29, 2025 (the “Conversion Date”), which is the anticipated date of the Combined Hearing.

This Liquidation Analysis assumes that, after the Conversion Date, the Debtors would be in default under the DIP Facility and would not have access to the proceeds thereof or the consensual use of cash collateral. Accordingly, this Liquidation Analysis assumes that the Debtors would not have funds to support any process other than an expedited wind-down of the Debtors’ businesses and liquidation of the Debtors’ assets to limit the amount of administrative expenses. There can be no assurance, however, that a liquidation would be completed in a limited timeframe, nor is there any assurance that the recovery estimates set forth in this Liquidation Analysis would in fact be realized. If the Debtors are denied access to cash collateral after the Conversion Date, actual recoveries are likely to be materially less than the recovery estimates set forth in this Liquidation Analysis.

An actual Chapter 7 Liquidation could take significantly longer and cost significantly more than the time and costs assumed in this Liquidation Analysis, thereby significantly reducing the actual recoveries compared to the recovery estimates set forth herein.

E.Trustee Fees for Chapter 7 Administration

Under section 326(a) of the Bankruptcy Code, for a case under chapter 7, the Bankruptcy Court may allow reasonable compensation for a chapter 7 trustee’s services not to exceed three percent of the moneys in excess of $1,000,000 that are disbursed or turned over in the case by the chapter 7 trustee to parties in interest, excluding the Debtors, but including holders of secured Claims. This Liquidation Analysis assumes that such fees would be approximately three percent of the “Gross Liquidation Proceeds” minus “Available Cash & Equivalents.”

F.Additional Claims

The cessation of the Debtors’ business in a Chapter 7 Liquidation is likely to trigger certain Claims that

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otherwise would not exist under the proposed Plan. Examples of such Claims include tax liabilities triggered

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upon liquidation or from the sale of assets, Claims related to rejection of executory contracts that would otherwise be assumed in connection with the Plan, and litigation Claims. While some of these Claims could be significant and may be entitled to priority in payment over General Unsecured Claims, no adjustment has been made for these potential Claims unless specified in the assumptions and notes to this Liquidation Analysis.

G.Basis of Presentation

This Liquidation Analysis is based on the Debtors’ anticipated available cash and cash equivalents as of the Conversion Date. This Liquidation Analysis is presented on a consolidated basis to show the recoveries of the Debtors’ creditors in accordance with the classification in the Plan.

III.Consummation of the Plan will Provide Greater Value for Holders of Claims and Interests than Under a Hypothetical Chapter 7 Liquidation

As demonstrated in this Liquidation Analysis, Confirmation of the Plan will provide creditors with a recovery on account of their Claims that is not less than what they would otherwise receive on account of their Claims in connection with a Chapter 7 Liquidation. Accordingly, the “best interests” test is satisfied.

IV.Liquidation Analysis Summary

        Orderly Liquidation Scenarios         Notes        Est. Value    Low %        Low $    High %    High $
Liquidation Proceeds ($ in Actuals)

Cash & Cash Equivalents	1	$ 1,000,934	100%	1,000,934	100%	1,000,934
Accounts Receivable	2	4,975,933	29%	1,447,621	59%	2,959,765
Inventory	3	722,515	20%	144,503	80%	578,012
Prepaid Expenses and Other Current Assets	4	1,986,899	5%	99,345	15%	298,035
Fixed Assets	5	2,528,251	0%	748	0%	1,496
Other Assets	6	10,960,934	2%	228,263	17%	1,822,395
Total Distributable Value Before Liquidation Costs		$ 22,175,467	13%	$ 2,921,414	30%	$ 6,660,637
Less: Liquidation Costs Wind Down Expenses	7			695,804		1,043,706
Chapter 7 Professional Fees	8			500,000		500,000
Trustee Fees	9			109,642		221,819

Total Liquidation Costs	$ 1,305,446	$ 1,765,525
Net Liquidation Proceeds Available for Distribution	$ 1,615,967	$ 4,895,112

        Claim Recovery Estimate         Claims        Claim Amount    Low %        Low $    High %    High $

DIP Loan Claims	10	$ 6,805,047	24%	1,615,967	72%	4,895,112
Remaining Liquidation Proceeds Available for Distribution				-		-
Non-Tax Priority Claims	11	-	N/A	-	N/A	-
Remaining Liquidation Proceeds Available for Distribution				-		-
Other Secured Claims	12	-	N/A	-	N/A	-
Remaining Liquidation Proceeds Available for Distribution				-		-
Financing Agreement Claims	13	16,252,927	0%	-	0%	-
Remaining Liquidation Proceeds Available for Distribution				-		-
General Unsecured Claims	14	6,955,043	0%	-	0%	-
Remaining Liquidation Proceeds Available for Distribution				-		-
Non-Go Forward Claim Remaining Liquidation Proceeds Available for Distribution	15	2,598,634	0%	- -	0%	- -

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V.Notes to This Liquidation Analysis

1.Cash & Cash Equivalents

Based on estimated cash and cash equivalents as of the Conversion Date. All projected cash is assumed to be fully recoverable.

2.Accounts Receivable

Receivable balances are based on the Debtors’ estimated balances as of June 30, 2025 as the Debtors expect value to be of in similar amount as of the Conversion Date. Accounts receivable balances have an estimated recovery between 30% - 60% of pro forma book value.

3.Inventory

Inventory balances reflect the Debtors’ estimated balances as of June 30, 2025 as the Debtors expect value to be of in similar amount as of the Conversion Date. Inventory balances are largely related to apparel and other products related to the Debtors’ Maxbone business. Inventories have an estimated recovery between 20% - 80% of pro forma book value.

4.Prepaid Expenses and Other Current Assets

Prepaid expenses and other current asset balances are based on the Debtors’ estimated balance as of the Conversion Date. Prepaid expenses and other current assets balances include rent, retainers, technology, and deposits. Prepaid expenses and other current assets have an estimated recovery between 5% - 15% of pro forma book value.

5.Fixed Assets

Fixed assets largely comprise of capitalized software, which the Debtors do not expect any recoverable value. There is a small amount of equipment, which the Debtors expect little to no recovery for.

6.Other Assets

Other assets primarily include value ascribed to security deposits, goodwill, right of use assets and intangible assets. The intangible assets include domain names, developed technology, customer relationships, media content, website contents, licenses, and trademarks. The Debtors do not assume to have recoverable value for goodwill, right of use assets, and all intangible assets except domains names, licenses, developed technology, subscriber lists, and trademarks.

The Debtors have an estimated aggregate recovery between 2% - 17% of pro forma book value for other assets.

7.Wind Down Expenses

Represents costs associated with the wind-down of the Debtors’ assets under a chapter 7 liquidation, including, but not limited to, limited people and operational resources required to collect outstanding

6

receivables and support value realization for inventory, prepaid and other current assets, fixed assets, and other assets.

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8.Chapter 7 Professional Fees

Includes an estimate for certain professionals, such as financial advisors and legal counsel, that would be retained by a chapter 7 trustee during the Chapter 7 Liquidation.

9.Trustee Fees

Represents compensation payable to the chapter 7 trustee in accordance with section 326(a) of the Bankruptcy Code. These fees are assumed to be used for marketing and administrative costs of the chapter 7 trustee during the period following the Conversion Date.

10.DIP Loan Claims

Represents the principal amount and all interest accrued and outstanding as of the Conversion Date. Estimated recovery on the DIP Loan Claims are 24% to 72% in a chapter 7 liquidation.

11.Non-Tax Priority Claims

The Liquidation Analysis assumes all Chapter 11 Administrative & Priority Claims are satisfied.

12.Other Secured Claims

Reflects secured claims that are not a Financing Agreement Claim. No recovery has been estimated in a chapter 7 liquidation for the Other Secured Claims.

13.Financing Agreement Claims

Financing Agreement Claims reflects expected amounts outstanding related to Financing Agreement with the Secured Lender, which includes estimated unpaid interest as of the Conversion Date. No recovery has been estimated in a chapter 7 liquidation for the Financing Agreement Claims.

14.General Unsecured Claims

General Unsecured Claims represent an estimate of pre-petition unsecured claims. No recovery has been estimated in a chapter 7 liquidation for the General Unsecured Claims.

15.Non-Go Forward Claim

Reflects estimated claim for contingent, unliquidated and disputed general unsecured claim of Marketplace Operations, Inc., pursuant to the complaint pending against Compare Pet Insurance Services, Inc. in the Superior Court of the State of California, County of Los Angeles. No recovery has been estimated in a chapter 7 liquidation for the Non-Go Forward Claim.

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EXHIBIT C
Financial Projections

Financial Projections
As a condition to Confirmation, the Bankruptcy Code requires, among other things, the Bankruptcy Court to find that Confirmation is not likely to be followed by either a liquidation or the need to further reorganize the Debtors (and together with their non-Debtor affiliates, the “Company”). In accordance with this condition and in order to assist each Holder of a Claim in determining whether to vote to accept or reject the Joint Prepackaged Plan of Reorganization of Wag! Group Co. and Certain of Its Affiliates (the “Plan”),1 the Company’s management team, with the assistance of their advisors, developed these financial projections (the “Financial Projections”) for the fiscal year ended December 31, 2025 and for fiscal years 2026 – 2029 (the “Financial Projections”), as informed by the current and projected conditions in each of the Debtors’ businesses to support the feasibility of the Plan.
The Financial Projections are based on assumptions developed by management, within the bounds of their knowledge of the Debtors’ business and operations, with respect to the future performance of the Debtors’ operations. Although management prepared the Financial Projections in good faith and believes the assumptions to be reasonable, there can be no assurances that such assumptions will be realized. As described in detail in the Disclosure Statement, a variety of risk factors could affect the Debtors’ financial results and must be considered. The inclusion of the Financial Projections herein should not be regarded as an indication that the Debtors considered or consider the Financial Projections to reliably predict future performance. Accordingly, the Financial Projections should be reviewed in conjunction with a review of the risk factors set forth in Section VIII of the Disclosure Statement and the assumptions described herein, including all relevant qualifications and footnotes, and the Financial Projections may not be relied upon as a guarantee or as any other form of assurance as to the actual results that will occur.
The Debtors believe that the Plan meets the feasibility requirements set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation of the Plan is not likely to be followed by a liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the planning and development of the Plan and for the purposes of determining whether the Plan would satisfy this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.
The Financial Projections were not prepared with a view toward compliance with published guidelines of the United States Securities and Exchange Commission or guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. An independent auditor has not examined, compiled, or performed any procedures with respect to the prospective financial information contained in this Exhibit and, accordingly, it does not express an opinion or any other form of assurance on such information or its attainability. The Debtors’ independent auditor assumes no responsibility for, and denies any association with, the prospective financial information.
Accordingly, neither the Debtors nor the reorganized company intend to and disclaim any obligation to:
(1) furnish updated Financial Projections to holders of Claims or Equity Interests prior to the Effective Date or to any other party after the Effective Date, except as required by the Plan; (2) include any such updated information in any documents that may be required to be filed with the Securities and Exchange Commission; or (3) otherwise make such updated information publicly available. The Debtors do not intend to update or otherwise revise the Financial Projections to reflect circumstances that may occur after their preparation, or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.
1    Capitalized terms used but not defined herein are as defined in the Plan.

Principal Assumptions for the Financial Projections
The future financial performance of the Reorganized Debtors is contingent on various factors, many of which are beyond the control or knowledge of the Debtors, and consequently, are inherently difficult to predict. The Reorganized Debtors’ actual future results may differ materially from the Financial Projections and, as a result, the actual total enterprise value of the Reorganized Debtors may be significantly higher or lower than the estimated range herein. See Section VIII of the Disclosure Statement entitled “Risk Factors”. In addition, the assumptions underlying the Financial Projections do not take into account the uncertainty and disruption of the business that may accompany a restructuring pursuant to the Bankruptcy Code.
In deciding whether to vote to accept or reject the Plan, Holders of Claims entitled to vote must make their own determinations as to the reasonableness of such assumptions and the reliability of the Financial Projections.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995
The Financial Projections contain statements that constitute “forward-looking statements” within the meaning of the Securities Act and the Securities Exchange Act. Forward-looking statements in the Financial Projections include the intent, belief, or current expectations of the Debtors and management with respect to the timing of, completion of, and scope of the current restructuring, the Plan, the Debtors’ business plan, market conditions and the Debtors’ future liquidity, as well as the assumptions upon which such statements are based.
While the Debtors believe that the expectations are based on reasonable assumptions within the bounds of their knowledge of their business and operations, parties-in-interest are cautioned that any such forward- looking statements are not guarantees of future performance, involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.
The Financial Projections were prepared using an approach that incorporated multiple detailed information sources. In preparation of the Financial Projections, the Debtors considered the current competitive environment, historical operating/production performance and operating costs. The Financial Projections should be read in conjunction with the significant assumptions, qualifications, and notes set forth herein.
The Financial Projections may not be comparable to historical financials found in the Debtor’s public disclosures and may contain financial metrics which do not conform to GAAP. The Financial Projections do not reflect all of the adjustments necessary to implement fresh-start accounting pursuant to Accounting Standards Certification 852-10, as issued by the Financial Accounting Standards Board.
The Financial Projections assume that the Plan will be consummated in accordance with its terms and that all transactions contemplated by the Plan will be consummated by September 1, 2025 (the “Effective Date”).
General Assumptions and Methodology
The Debtors’ Financial Projections, which are presented on a consolidated basis, were developed by forecasting the performance of each of the Debtors’ main revenue streams: pet care services, pet insurance comparison, wellness benefits, pet food and treat services and pet apparel. Performance for the remainder of fiscal year 2025 is based on management’s latest review of the Debtors’ annual operating plan and reflects recent performance trends and assumptions through the remainder of the year. For fiscal years 2026 through 2029, management projects annual revenue by assessing its build of the customer and

2

services pipeline, especially factoring in opportunities with specific key customers and opportunities with enhanced

3

partnerships and affiliates. Growth in specific offerings has also been contemplated in the Financial Projections.
These Financial Projections reflect receipt of the full quantum of the proposed DIP Facility, and the Term Facility available in a single borrowing on the Closing Date and shall be used to refinance certain obligations of the Reorganized Debtors to the Lender.
The Financial Projections do not assume any material acquisitions or divestitures, or entry into adjacent market growth opportunities outside of those currently being implemented. The Financial Projections consist of the following unaudited, pro-forma financial statements: (i) projected consolidated income statement; (ii) projected consolidated balance sheet; and (iii) projected consolidated statement of cash flows.
Select Projected Consolidated Income Statement Assumptions
Revenue: The Debtors provide an online marketplace that enables Pet Parents to connect with Pet Caregivers for various pet services. Revenue is derived from contracts with customers, from the following distinct streams: (1) service fees charged to Pet Caregivers, (2) subscription fees for Wag! Premium and other fees paid by Pet Parents, (3) joining fees paid by Pet Caregivers to join and be listed on our platform,
(4) wellness revenue through affiliate fees, and (5) Pet Food & Treat revenue also through affiliate fees. Within each business segment, the Debtors’ management team developed revenue projections based on historical and anticipated customer, seasonal, and industry trends and the corresponding impacts to monthly revenue. The Company’s current market outlook was assessed, and the forecast contemplates management’s view of the future evolution of the existing business mix.
Cost of Goods Sold: Cost of goods sold consists of costs directly related to revenue-generating transactions, which primarily includes fees paid to payment processors, hosting and platform-related infrastructure costs, product costs, third-party costs for background checks for Pet Caregivers, and other costs arising as a result of revenue transactions that take place on Debtors’ platform.
Operating Expenses: Operating expenses consist of platform operations and support, including personnel- related compensation costs of technology and operations teams, and third-party operations support costs. Selling and marketing expenses are also included, consisting of personnel-related compensation costs of the marketing team and advertising expenses. Finally, general and administrative expenses include personnel-related compensation costs for employees on corporate functions, such as management, accounting, and legal as well as insurance and other expenses used to run the business, together with outside party service costs of related items such as auditors and lawyers.
Depreciation and Amortization: Depreciation and amortization primarily consists of expenses associated with the Debtors’ property and equipment. Amortization includes expenses associated with the Debtors’ capitalized software and website development.
Provision for Income Tax: The Debtors have approximately $230 million in estimated federal NOLs,
$190 million in estimated state NOLs, and $6.5 million in estimated business interest deduction carryforwards under section 163(j) of the tax code. The financial projections do not contemplate income tax expense.
“Fresh Start” Projections: The Financial Projections do not consider any potential impact of the application of “fresh start” accounting under Accounting Standards Codification 852,

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“Reorganizations” (“ASC 852”) that may potentially apply upon the Effective Date. If the Debtors determine the need to fully implement fresh start accounting, differences from the depiction presented are anticipated and those differences may

5

be material. If required to apply the provisions of ASC 852, upon emergence, the Debtors will be required to determine the amount by which their reorganization value as of the Effective Date exceeds, or is less than, the fair value at the time, which may be based on any event, such valuation, and the determination of the fair value of the Debtors’ assets and liabilities, will be made as of the Effective Date.
Select Projected Consolidated Cash Flow Statement and Balance Sheet Assumptions
Working Capital: The projection of current assets and liabilities reflects management’s estimates on the current and forecasted status of the business. Accounts receivable is based on days sales outstanding, accounts payable is based on days payable outstanding, and deferred revenue (which represents amounts invoiced to customers or payments received from customers in advance of satisfying the associated customer obligations) is based on a percentage of revenue.
Capital Expenditures: Management projects the amount of capital expenditures for both maintenance and growth activities to be minimal as much of the Company’s software is cloud-based.
Property and Equipment: Property and equipment is stated at cost less accumulated depreciation. Goodwill and Intangible Assets: Management’s forecast does not adjust goodwill as a result of these chapter
11 cases. Intangible assets continue to amortize based on the existing amortization schedule. Actual adjustments to reflect fresh-start accounting will result in a different balance and related expense for both goodwill and intangible assets.
Proceeds / (Repayment) on Debt: Management’s projection assumes the Debtors’ post Effective Date capital structure aligns with the financing terms outlined in the Plan, forecast assumes debt service paid post Effective Date.

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Exhibit 1 Financial Projections

Year Ending
Income Statement ($ in 000s)	2025	2026	2027	2028	2029
Revenue	$ 76,021	$ 85,780	$ 95,236	$ 105,907	$ 117,336
(-) Cost of Goods Sold	(5,201)	(3,806)	(4,296)	(4,842)	(5,410)
Gross Profit	$ 70,820	$ 81,974	$ 90,940	$ 101,064	$ 111,926
(-) Expenses	(78,184)	(82,631)	(90,464)	(99,021)	(108,271)
Operating Income	$ (7,363)	$ (657)	$ 476	$ 2,044	$ 3,654
(+) Depreciation & Amortization	1,883	1,289	1,354	1,421	1,492
(+) Adjustments	3,206	-	-	-	-
Adj. EBITDA	$ (2,274)	$ 633	$ 1,830	$ 3,465	$ 5,147

Year Ending
Balance Sheet ($ in 000s)	2025	2026	2027	2028	2029
Cash	$ 2,879	$ 5,035	$ 6,846	$ 10,283	$ 15,400
Accounts Receivable	4,864	4,874	5,414	6,006	6,646
Other Current Assets	2,453	2,835	3,108	3,404	3,724
Total Current Assets	$ 10,196	$ 12,744	$ 15,369	$ 19,694	$ 25,770
Total Assets	$ 20,473	$ 20,532	$ 20,867	$ 25,103	$ 31,179
Current Liabilities	$ 11,718	$ 13,145	$ 13,940	$ 14,800	$ 15,730
Secured Debt	16,612	22,148	25,709	29,854	34,653
Non-Current Liabilities	314	157	-	-	-
Total Liabilities	$ 28,645	$ 35,450	$ 39,649	$ 44,654	$ 50,383
Total Equity	$ (8,172)	$ (14,918)	$ (18,782)	$ (19,551)	$ (19,203)

Total Liabilities & Equity	$ 20,473	$ 20,532	$ 20,867	$ 25,103	$ 31,179

Year Ending
Cash Flow Statement ($ in 000s)	2025	2026	2027	2028	2029
Cash Flow from Operating Activities	$ (3,985)	$ 1,673	$ 1,811	$ 3,437	$ 5,117
Cash Flow from Investing Activities	(507)	-	-	-	-
Cash Flow from Financing Activities	9,763	2,500	-	-	-
One-Time & Restructuring Items	(8,022)	(2,017)	-	-	-
Beginning Cash	$ 5,630	$ 2,879	$ 5,035	$ 6,846	$ 10,283
Levered Free Cash Flow	(2,752)	2,156	1,811	3,437	5,117
Ending Cash	$ 2,879	$ 5,035	$ 6,846	$ 10,283	$ 15,400